Exhibit 2.1
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AGREEMENT AND PLAN OF MERGER
AMONG
YORK SPACE SYSTEMS, INC.,
PROJECT MORPHEUS MERGER SUB I, INC.,
PROJECT MORPHEUS MERGER SUB II, LLC,
ALL.SPACE HOLDINGS, INC.
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC
as Securityholders Representative
April 29, 2026
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TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is dated as of April 29, 2026, by and among York Space Systems, Inc., a Delaware corporation (“Parent”), Project Morpheus Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub One”), Project Morpheus Merger Sub II, LLC., a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub Two” and, collectively, with Merger Sub One and Parent, the “Buyer Parties”), All.Space Holdings, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as representative of the Participating Securityholders (the “Securityholders Representative”). Each of Parent, Merger Sub One, Merger Sub Two, the Company, and the Securityholders Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties”.
RECITALS
WHEREAS, the Company, Parent, Merger Sub One and Merger Sub Two intend that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), (i) Merger Sub One will merge with and into the Company, with the Company surviving (the “First Merger”), (ii) immediately following the First Merger, the surviving company in the First Merger will merge with and into Merger Sub Two, with Merger Sub Two surviving (as the surviving company as of such time, the “Surviving Company”), (and such merger, the “Second Merger” and, together with the First Merger, the “Mergers”) and (iii) immediately following the Second Merger, Parent shall contribute all of the equity interests of the Surviving Company (the “Surviving Company Interests”) to Yellowstone Midco Holdings, LLC, a Delaware limited liability company and indirect Subsidiary of Parent (“Midco Holdings”), who shall contribute the Surviving Company Interests to Yellowstone InterCo Holdings, LLC, a Delaware limited liability company and indirect Subsidiary of Parent (“InterCo Holdings”), who shall contribute the Surviving Company Interests to Yellowstone Borrower, LLC, a Delaware limited liability company and indirect Subsidiary of Parent (“Borrower” and the contributions referenced in this clause (iii), the “Contributions”).
WHEREAS, for United States federal income Tax purposes, it is intended that, to the extent permitted under the applicable Law at a “more likely than not” or higher level of comfort, the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitutes and be adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
WHEREAS, the Company was formed on November 17, 2025, in connection with the redomiciliation of All.Space Networks Limited, a company incorporated in England and Wales (registered number: 08706503) whose registered office is at Unit 1, Now Building, Thames Valley Park Drive, Reading, England, RG6 1RB (“ASNL”), to the United States (the “Redomiciliation”), pursuant to that certain Reorganization Agreement, among ASNL, the Company, All.Space Networks Inc., and the other parties thereto, dated as of February 4, 2026;

WHEREAS, during the course of 2025, ASNL’s board of directors established an M&A committee to manage merger and acquisition activity of ASNL (the “ASNL Committee”);
WHEREAS, on March 24, 2026, the Board of Directors of the Company (the “Company Board”), ratified the actions of the ASNL Committee and approved the formation of a special committee to, among other things, consider and evaluate certain matters, including ultimately the advisability of this Agreement and the transactions contemplated by this Agreement and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement and consummate such transactions;
WHEREAS, the Special Committee has unanimously (a) determined that this Agreement and the Mergers, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company’s shareholders and (b) recommended that the Company Board (i) approve this Agreement and the transactions contemplated by this Agreement, the Mergers, pursuant to the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and (ii) recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Mergers;
WHEREAS, the Company Board, acting on the recommendation of the Special Committee, has unanimously (excluding the members of the Company Board who are Affiliates of Parent) approved, adopted and declared advisable this Agreement and the Transactions, including the Mergers, and resolved to recommend the adoption of this Agreement and the Transactions to its stockholders, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;
WHEREAS, a special committee of the board of directors of Parent, and the respective board of directors or managers, as applicable, of Merger Sub One and Merger Sub Two have each approved, adopted and declared advisable this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and DLLCA, as applicable, and upon the terms and subject to the conditions set forth herein;
WHEREAS, the Mergers qualify as a Deemed Liquidation Event under the Company Charter;
WHEREAS, the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class on an as-converted to Class A Common Stock basis) (the “Requisite Holders”) must provide written consent or affirmatively vote to approve the Mergers;
WHEREAS, pursuant to the terms of the Company Charter, and based on the recommendation of the board of directors of the Company that this Agreement and the Transactions, including the Mergers, would be fair to, and in the best interests of the Stockholders, prior to or concurrently with the execution and delivery of this Agreement, (i) the Stockholders holding at least a majority of the then outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class and on an as-converted to Class A Common Stock basis) and (ii) the Stockholders holding at least 75% of the Company

Preferred Stock (voting together as a single class and on an as-converted to Class A Common Stock basis) which, collectively with the Stockholders referred to in clause (i) include the Requisite Holders, have approved the Mergers, pursuant to a written consent attached hereto as Exhibit A (each a “Written Consent” and collectively, the “Written Consents”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and essential inducement to Parent’s willingness to enter into this Agreement, certain Securityholders set forth on Schedule 1 have entered into restrictive covenant agreements (the “Restrictive Covenant Agreements”), the effectiveness of which is conditioned upon the Closing.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Article IDEFINITIONS
Section 1.1Definition of Certain Terms. The following terms shall have the following meanings in this Agreement:
“Accounting Principles” means the accounting principles, policies and practices set forth on Annex 1. For the avoidance of doubt, the Tax Liability Amount shall be determined as of the end of the day on the Closing Date.
“Accredited Investor” means an “accredited investor” as defined in Rule 501 promulgated under the rules and regulations of the Securities Act of 1933, as amended.
“Accredited Person” means the Persons set forth on Schedule 2 attached hereto.
“Acquisition Proposal” means any Contract, proposal, bona fide indication of interest or offer, whether orally or in writing, from any Person (other than a Buyer Party and its respective Representatives acting on their behalf) relating to, or involving, any (a) merger, combination, joint venture, consolidation or recapitalization involving any Group Company, (b) direct or indirect sale, mortgage, pledge, transfer or issuance of 5% or more of any class of the Equity Interests of the Company (including by tender offer or otherwise) or any of its Subsidiaries, (c) direct or indirect sale, transfer, lease or license of 5% or more of the assets of any Group Company (measured by the fair market value thereof) or (d) other similar transaction or series of related transactions involving any Group Company.
“Action” means any claim, suit, action or cause of action, litigation, arbitration, investigation, hearing, audit, complaint, proceeding, Order or other similar legal proceeding in any jurisdiction.
“Adjustment Escrow Amount” means $5,000,000.

“Adjustment Escrow Fund” means, as of any time following the Closing, the then-current amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof.
“Affiliate” means, with respect to any specific Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Affiliated Group” means any affiliated, combined, consolidated, unitary, or similar Tax group, including within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law.
“Aggregate Common Warrant Exercise Price” means the aggregate Common Warrant Exercise Price of all outstanding In-the-Money Common Warrants as of immediately prior to the First Merger Effective Time.
“Aggregate Equity Consideration” means five million eight hundred eighty-two thousand three hundred fifty-two (5,882,352) Parent Shares.
“Aggregate Option Consideration” means the aggregate Per Option Closing Consideration Value for all vested In-the-Money Options.
“Aggregate Option Exercise Price” means the aggregate Option Exercise Price of all outstanding, vested In-the-Money Options as of immediately prior to the First Merger Effective Time.
“Aggregate Preferred Warrant Exercise Price” means the aggregate Preferred Warrant Exercise Price of all outstanding Company Preferred Warrants other than Specified Warrants as of immediately prior to the First Merger Effective Time.
“Aggregate Restricted Stock Consideration” means the aggregate Per Share Closing Merger Consideration Value for all Company Restricted Stock.
“Agreement” means this Agreement and Plan of Merger, the Exhibits, the Annexes and Schedules hereto.
“AI Tools” means any software, model, algorithm, tool, platform, application, API, or service (including any machine-learning, deep-learning, neural-network, large language model, or generative artificial intelligence Technology) that is used to generate, summarize, transform, classify, extract, predict, or otherwise process content, data, or code in an automated or semi-automated manner, including any updates, enhancements, or replacements thereof.
“Anti-Corruption Laws” means any applicable Law concerning or related to commercial or official bribery or corruption, including the Bribery Act 2010, the Criminal Finances Act 2017 and the U.S. Foreign Corrupt Practices Act of 1977.
“Anti-Money Laundering Laws” means any applicable Law related to money laundering, terrorist financing or proliferation financing, including, the Proceeds of Crime Act 2002 and the U.S. Money Laundering Control Act of 1986 (as amended).
“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, all applicable state and foreign antitrust Laws, and all other applicable Laws promulgated or enforced by any Governmental Authority that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition, merger control or other similar effects.
“Business” means the business and operations of the Group Companies, as conducted as of the date of this Agreement.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or London, England are authorized or required by Law or Order to remain closed.
“Burdensome Condition” means a condition, limitation, requirement or restriction imposed in connection with obtaining FCC Consent that would reasonably be expected to have a Company Material Adverse Effect.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), “Division N – Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other law intended to address the consequences of COVID-19 (including the FFCRA).
“Cash” means the aggregate amount of cash, deposits in transit, cash equivalents, and marketable securities and instruments of the Group Companies (in each case, maturing less than 30 days after the Closing Date) as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts written or issued by the Group Companies, to the extent a corresponding payable has not been included for the purpose of measuring Net Working Capital, and (ii) include checks and drafts deposited for the account of the Group Companies, to the extent a corresponding receivable has not been included for the purpose of measuring Net Working Capital. Cash shall exclude any cash security deposits made or held by the Group Companies, cash in escrow accounts, custodial cash and cash subject to a dominion, control or similar agreement or otherwise not freely transferrable (other than those that will be terminated at Closing). Cash shall be reduced dollar for dollar for any cash used to reduce Transaction Expenses or Indebtedness between 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date and the Closing.
“Cash Consideration” means the cash payable in connection with the Closing in respect of any shares of Company Stock, vested In-the-Money Options, In-the-Money Common Warrants or Company Preferred Warrants in accordance with the terms of this Agreement.
“Cash Only Securities” means (i) the Unapproved Options, (ii) other than Unapproved Options, all Company Options held by Optionholders that are not Accredited Persons, and (iii) all Company Stock and Company Restricted Stock held by Stockholders that are not Accredited Persons.
“Cash Only Securities Value” means the total Cash Consideration payable in respect of all Cash Only Securities.
“Cash Percentage” means a fraction expressed as a percentage, the numerator of which equals the Estimated Closing Cash Consideration Value minus the Cash Only Securities Value, and the denominator of which equals the Estimated Closing Equity Consideration Value plus the Estimated Closing Cash Consideration Value minus the Cash Only Securities Value.
“Class A Common Stock” means the shares of Class A Common Stock of the Company, par value $0.00001.
“Class B Common Stock” means the shares of Class B Common Stock of the Company, par value $0.00001.
“Closing Indebtedness Amount” means any and all outstanding Indebtedness of the Group Companies as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Warrant Exercise Price” means the amount required to be paid by the holder of a Company Common Warrant to exercise such Company Common Warrant as of immediately prior to the First Merger Effective Time in full in an all-cash exercise (without giving effect to any “net” exercise or similar concept).
“Communications Act” means the Communications Act of 1934, as amended.
“Company Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), or other benefit plan, whether or not subject to ERISA and whether written or unwritten, and each pension, retirement, welfare benefit, stock purchase, stock option, severance, change-in-control, bonus, incentive, deferred compensation plan, profit sharing, retention, loans, phantom equity, stock appreciation right, profits interest, employment, offer letter, salary continuation, health, life, disability, group insurance, vacation, paid time off, sick leave, holiday and fringe benefit plan and other similar agreements, plans, programs, Contracts, policies, programs, and agreements, under which any current or former employee, director, or independent contractor of the Group Companies participates or has participated and which is maintained, contributed to, sponsored, or required to be maintained or contributed to by the Group Companies or their ERISA Affiliates, or with respect to which the Group Companies or any of their ERISA Affiliates has any Liability.
“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation, dated as of February 10, 2026, as amended on February 13, 2026.
“Company Common Stock” means the Company’s Class A Common Stock, Class B Common Stock, and Deferred Class B Common Stock.
“Company Common Warrants” means the warrants to purchase shares of Company Common Stock listed on Section 3.3.2 of the Disclosure Schedule.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organizational Matters), Section 3.2 (other than Section 3.2.4(b), (c) and (d)) (Authority; Noncontravention), Section 3.3 (Capitalization), and Section 3.22 (Brokers and Other Advisors).
“Company Material Adverse Effect” means an event, change, circumstance, development, occurrence, effect, or result that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise), property, or results of operations of the Group Companies taken as a whole or (ii) materially impairs the ability of the Group Companies to consummate, or prevents or materially delays, the Merger or any of the other Transactions or would reasonably be expected to do so; provided, however, that in the case of clause (i) and, solely with respect to following clauses (a), (b), (c) and (e), in the case of clause (ii), none of the following (either alone or in combination) shall be taken into account in determining whether there has been a Company Material Adverse Effect, except, in the case of the following clauses (a), (b), (c) and (e), solely to the extent that any of the events, changes, circumstances, developments, occurrences, effects or results disproportionately impacts the Group Companies, as compared to the other companies in the industries in which the Group Companies operate (a) the effect of any changes, events or occurrences in the United States or foreign economies or securities, debt or financial markets in general (including any decline in the price of any security or any market index); (b) the effect of any change that generally affects any industry or competitive landscape in which the Group Companies operate; (c) the effect of any change arising in connection with acts of God or other calamities, hostilities, acts of war, natural disasters, sabotage or terrorism, epidemics or pandemics or disease outbreaks or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism, or epidemics or pandemics or disease outbreaks or military actions or terrorism existing or underway as of the date hereof (including the hostilities and conflict between the Russian Federation and its allies and Ukraine and its allies, and the hostilities and conflict between Iran and its allies and the United Stated and Israel and their allies, and the related impacts thereof); (d) the effect of any action taken, or failed to be taken, as required by this Agreement and the other Transaction Agreements, including the completion of the transactions contemplated hereby and thereby; (e) the effect of any changes in Laws, GAAP or IFRS, or any other applicable accounting rules, or the interpretation or enforcement by any regulatory authority of any of the foregoing, occurring after the date hereof; (f) any effect resulting from the public announcement of this Agreement or the transactions contemplated hereby in compliance with this Agreement; (g) the failure by the Group Companies to obtain any waiver or consent from, or deliver any notice to, any Person under the Contracts or Permits set forth in Section 3.2.4 of the Disclosure Schedules unless otherwise required pursuant to the terms of this Agreement; or (h) the failure of the Group Companies to meet any of their internal or external projections, forecasts, estimate of earnings or revenues (provided, that this shall not prevent a determination that any change, event, development, circumstance or effect underlying such failure has resulted in a Company Material Adverse Effect).
“Company Options” means all outstanding options (whether vested or unvested) to purchase Company Stock granted under the Company Stock Plan.
“Company Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.
“Company Preferred Warrants” means the warrants to purchase shares of Company Preferred Stock listed on Section 3.3.2 of the Disclosure Schedule.
“Company Restricted Share Plan” means the All.Space Holdings, Inc. Restricted Share Plan, effective February 2, 2026.
“Company Restricted Stock” means all issued and outstanding Company Common Stock as of immediately prior to the First Merger Effective Time covered by restricted stock awards issued under the Company Restricted Share Plan or that are otherwise subject to vesting or forfeiture conditions.
“Company Specified Representations” means the representations and warranties of the Company set forth in Section 3.2 (Authority; Noncontravention) (but only with respect to Section 3.2.4(b), (c) and (d)), Section 3.9 (Taxes), Section 3.10 (Labor Matters; Employee Benefits), Section 3.14 (Government Contracts), Section 3.17 (Intellectual Property), and Section 3.21 (Related Party/Affiliate Transactions).
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Stock Plan” means the All.Space Holdings, Inc. Incentive Plan 2026, adopted as of February 2, 2026.
“Company Warrants” means the Company Common Warrants together with the Company Preferred Warrants.

“Company-Controlled Intellectual Property” means (i) Intellectual Property Rights owned or purported to be owned by the Group Companies and (ii) Intellectual Property Rights exclusively in-licensed to the Group Companies.
“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of January 11, 2026, by and between All.Space Networks Limited and AE Industrial Partners Fund III, L.P.
“Connected Person” has the meaning given to it in Schedule 6 of the UK Procurement Act 2023.
“Consent” means any consent, approval, authorization, order, filing, registration, waiting period expiration or termination, or qualification of or with any Governmental Authority or other Person.
“Continuing Employees” means those employees who are, as of immediately prior to the Closing, employed by the Group Companies (including employees on vacation, leave of absence, or short or long-term disability).
“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument, in each case that is legally binding.
“CTA 2010” means the UK Corporation Tax Act 2010.
“Deemed Employment Engagement” means an engagement to which Chapter 10 or Part 2 of the Income Tax (Earnings and Pensions) Act 2003 applies, upon the implementation of Section 7.1 and Schedule 1 to the Finance Act 2020.
“Deemed Liquidation Event” shall have the meaning ascribed to such term in the Company Charter.
“Deemed Outstanding Shares” means, collectively, (i) all shares of Company Common Stock and Company Preferred Stock that are issued and outstanding as of immediately prior to the First Merger Effective Time, including (without duplication) all shares of Company Restricted Stock, (ii) all shares of Company Common Stock issuable upon exercise of In-the-Money Options, to the extent vested, as of immediately prior to the First Merger Effective Time (assuming payment of the exercise price therefor), (iii) all shares of Company Common Stock issuable upon exercise of In-the-Money Common Warrants, to the extent vested, as of immediately prior to the First Merger Effective Time (assuming payment of the exercise price therefor), and (iv) all shares of Company Preferred Stock issuable upon exercise of Preferred Warrants other than Specified Warrants, to the extent vested, as of immediately prior to the First Merger Effective Time (assuming payment of the exercise price therefor).
“Deferred Class B Common Stock” means the shares of Deferred Class B Common Stock of the Company, par value $0.00001.

“Disclosure Schedules” means the disclosure schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.
“Electronic Transmission” means the mutual electronic exchange of documents and signatures (or their electronic counterparts).
“Environmental Law” means any Law relating to pollution, protection of the environment, or related to (i) the Release, disposal, management, storage, exposure to, use or transportation of Hazardous Materials, (ii) the creation or existence of any noise, vibration, odor, radiation, common law or statutory nuisance or other adverse impact on the environment, (iii) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the environment or any part of it, (iv) Producer Responsibility or (v) the generation, use, supply or consumption of energy.
“Equity Consideration” means the Parent Shares payable in connection with the Closing in respect of any shares of Company Stock, Company Warrants or In-the-Money Options in accordance with the terms of this Agreement. For the avoidance of doubt, and notwithstanding anything herein to the contrary, under no circumstances shall the Equity Consideration exceed the Aggregate Equity Consideration.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person, (b) any option, warrant, purchase right, conversion right, exchange right or other obligation which would entitle any other Person to acquire any such interest in such Person, (c) any stock appreciation right, phantom stock, profit share, interest in the ownership of any Person or other equity equivalent or equity-based award or right or (d) any bond, debenture or other similar debt having the right to vote or convertible into, exercisable for or exchangeable into, any of the foregoing.
“Equity Percentage” means 100% minus the Cash Percentage.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is, or at any applicable time was, treated as a single employer with the Group Companies for purposes of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Equiniti Trust Company, LLC.
“Escrow Pro Rata Share” for each Participating Securityholder shall be determined by dividing (a) the aggregate Per Share Escrow Amount of all Deemed Outstanding Shares held (or deemed held) by such Participating Securityholder immediately prior to the First Merger Effective Time by (b) the aggregate Per Share Escrow Amount of all Deemed Outstanding Shares immediately prior to the First Merger Effective Time.

“Estimated Closing Cash Consideration Value” means the Estimated Closing Merger Consideration less the product of (i) the Aggregate Equity Consideration multiplied by (ii) the Parent Share Stated Value.
“Estimated Closing Equity Consideration Value” means an amount equal to the Aggregate Equity Consideration multiplied by the Parent Share Market Value.
“Estimated Closing Consideration Value” means the Estimated Closing Cash Consideration Value plus the Estimated Closing Equity Consideration Value.
“Estimated Closing Date Net Working Capital” means the Company’s good faith estimate of Net Working Capital of the Company as of 11:59 p.m. Eastern U.S. Time on the day immediately preceding the Closing Date.
“Existing Use” means the actual use to which the properties under the Real Property Leases are being used as stated in Section 3.15.3 of the Disclosure Schedules.
“Facility Clearance” has the meaning set forth in 32 C.F.R. § 117.3 (the National Industrial Security Program Operating Manual).
“FCC” means the Federal Communications Commission.
“FCC Applications” means the applications, filings, notices, requests, submissions and other documents required to be made to the FCC to obtain FCC Consent.
“FCC Consent” means the requisite consent(s), approval(s) or grant(s) of authority of the FCC to permit the consummation of any transfer of control or assignment of the FCC Licenses as contemplated by this Agreement and the Transactions (including in connection with the Reorganization), each of which shall have been obtained by one or more FCC Orders, and (i) have become a Final Order and (ii) do not contain any Burdensome Condition.
“FCC Licenses” means the licenses, authorizations, permits, approvals, waivers and other grants of authority issued by the FCC, and any pending applications for any of the foregoing, and held by the Group Companies or otherwise used or held for use in connection with the Business, in each case as set forth on Section 3.8.3 of the Disclosure Schedules.
“FCC Order” means a written action or order by the FCC or any of its bureaus.
“FCC Rules” means the rules, regulations and orders of the FCC codified at 47 C.F.R. et seq.
“FFCRA” means the Families First Coronavirus Response Act.
“Final Order” means an action or decision that has been granted by the FCC, as to which (a) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (d) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980.
“Fraud” means actual, knowing and intentional fraud committed by a Party or a Participating Securityholder: (a)  (i) in the case of the Company, a false representation of material fact made by the Company in Article III or the certificates delivered pursuant to Section 6.1.3(c) or 6.1.3(r), (ii) in the case of Parent or Merger Sub One or Merger Sub Two, a false representation of material fact made by Parent or Merger Sub One or Merger Sub Two in Article IV or the certificates delivered pursuant to Section 6.2.3(a) or 6.2.3(e), and (iii) in the case of any Participating Securityholder, a false representation of a material fact made by such Participating Securityholder in any Restrictive Covenant Agreement, Required Equity Documentation or any other document delivered by such Participating Securityholder in connection with the Transactions; (ii) with knowledge that such representation is false; (iii) with an intention to induce any other Party or Participating Securityholder to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing such other Party or Participating Securityholder, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such other Party or Participating Securityholder to suffer material damage by reason of such justifiable reliance; provided, however, that an act of gross negligence or recklessness shall not constitute Fraud. It is acknowledged and agreed by the Parties that all of the representations and warranties set forth in Article III, Article IV, the certificates delivered pursuant to Sections 6.1.3(c), 6.1.3(p), 6.2.3(a) and 6.2.3(e) and the Required Equity Documentation and any other document delivered by any Participating Securityholder are intended to and are made to induce the other Parties and Participating Securityholders to enter into this Agreement and to consummate the Transactions. Notwithstanding anything to the contrary herein, no Participating Securityholder shall have any liability for the Fraud of any other Participating Securityholder, and Fraud by any Group Company shall be deemed to be Fraud of the Company.
“Further Distributions” means payments contemplated by this Agreement to be made to Participating Securityholders upon release to them of funds remaining in the Adjustment Escrow Account in accordance with Section 2.2.2(e) or Section 2.2.2(f), the Reorganization Escrow Account in accordance with Section 8.2.6, the Special Escrow Account in accordance with Section 8.2.6, and the Securityholders Representative Expense Reserve in accordance with Section 8.1.6, or payment of the amounts contemplated by Section 5.10.12(a).
“GAAP” means the generally accepted accounting principles in the United States, as in effect on the date hereof.

“Government Bid” means any outstanding bid, offer, proposal, or quote for goods or services made or issued by any of the Group Companies prior to the Closing Date that, if accepted or awarded by a Governmental Authority, could lead to a Government Contract.
“Government Contract” means any Contract (including any purchase order, grant, cooperative agreement, basic ordering agreement, letter contract, or other contractual arrangement) that is (i) between any of the Group Companies, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by any of the Group Companies to perform as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority. A task order, or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates. For the avoidance of doubt, “Government Contract” excludes any Lower-Tier Subcontract.
“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government and any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or Taxing Authority thereunder. For the avoidance of doubt, “Governmental Authority” includes the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (each, an “Antitrust Agency” and collectively, the “Antitrust Agencies”) and the UK government acting through the Secretary of State for the purposes of the NSIA.
“Group Companies” means the Company and the Company Subsidiaries, each being a “Group Company”.
“Hazardous Materials” means (i) any material, substance or organism listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law, and (ii) petroleum or any derivative or by-product thereof, chlorinated solvents, PCBs, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, PFAS chemicals, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls.
“Health and Safety Law” means any Law and any judgments, orders, notices, decisions or injunctions of any Governmental Authority, court or tribunal and any codes of practice, circulars, guidance notes, duties, undertakings or agreements with a statutory or regulatory authority, in each case concerning the health or safety of any person, including work and occupational health and safety. “Health and Safety Law” includes the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (and any state analogs).
“HMRC” means HM Revenue & Customs.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means the expiration or termination of the applicable waiting period associated with the notifications filed by the Parties under the HSR Act in connection with the Transactions.
“IFRS” means the International Financial Reporting Standards as adopted by the United Kingdom and the requirements of the Companies Act 2006.
“In-the-Money Option” means a Company Option solely if the inclusion of (i) such Company Option, and each other Company Option with a Per Share Exercise Price equal to or lower than the Per Share Exercise Price of such Company Option, as an In-the-Money Option hereunder and (ii) each Company Common Warrant with a Per Share Exercise Price equal to or lower than the Per Share Exercise Price of such Company Option as an In-the-Money Common Warrant hereunder, in each case (i) and (ii), for purposes of calculating the Per Share Closing Total Value would result in a Per Share Closing Total Value for a share of Company Common Stock that exceeds the Per Share Exercise Price of such Company Option.
“In-the-Money Common Warrant” means a Company Common Warrant solely if the inclusion of (i) such Company Common Warrant, and each other Company Common Warrant with a Per Share Exercise Price equal to or lower than the Per Share Exercise Price of such Company Common Warrant, as an In-the-Money Common Warrant hereunder and (ii) each Company Option with a Per Share Exercise Price equal to or lower than the Per Share Exercise Price of such Company Common Warrant as an In-the-Money Option hereunder, in each case (i) and (ii), for purposes of calculating the Per Share Closing Total Value would result in a Per Share Closing Total Value for a share of Company Common Stock that exceeds the Per Share Exercise Price of such Company Common Warrant.
“Income Tax” means any Tax imposed on or measured by or with reference to, gross or net income or profits.
“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any penalties, prepayment premiums, and any other fees, expenses and breakage costs) arising under any obligations of the Group Companies on a consolidated basis as of such time consisting of: (a) indebtedness for borrowed money, including the Rochefort Indebtedness; (b) any other indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument; (c) all obligations, contingent or otherwise, of the Group Companies as an account party in respect of letters of credit to the extent drawn; (d) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements, in each case, only to the extent the obligation is terminated or settled at the Closing (which amount may not be less than $0); (e) all liabilities and obligations for the deferred purchase price of goods and services(other than trade payables and accrued expenses arising in the Ordinary Course of Business), including the maximum potential amount payable with respect to seller notes, earn-outs, deferred purchase price or similar contingent payment arrangements relating to prior acquisitions of any business or material portion thereof, whether or not matured; (f) (i) all unpaid severance, settlement, separation, termination or similar liability owing to any Group Company’s current or former employee, service provider, consultant, independent contractor, off-payroll worker (including any individual engaged through a personal service company or other intermediary), officer or director, in each case, whose employment or engagement with a Group Company has been terminated on or prior to the Closing, and (ii) any obligation to pay fixed or determinable amounts of salary, wages, benefits or other compensation with respect to any employee who, as of the Closing, is on garden leave or serving a notice period and whose effective termination date falls after the Closing Date, (g) the excess of the Group Companies’ PAYE (“Pay As You Earn”) control account over $520,000, if any; (h) any unfunded liability arising from any tax‑qualified or nonqualified deferred compensation plan, pension plan or retiree benefit plan (whether or not accrued); (i) the amount of any accrued and unpaid dividends to any third party declared by any Group Company; (j) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Group Companies; (k) all indebtedness or liabilities secured by any security interest on any property or assets of the Group Companies; (l) all accounts payable aged in excess of ninety (90) calendar days past the invoice due date; (m) all liabilities related to or arising from Isotropic Systems, Inc; (n) the Tax Liability Amount; and (o) all obligations of the type referred to in clauses (a) through (n) of other Persons for the payment of which any of the Group Companies is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For purposes of this Agreement, Indebtedness shall exclude deferred revenue and amounts taken into account in calculating Cash, Net Working Capital or Transaction Expenses.
“Information Systems” means all operating systems, databases, software programs and applications developed by, or on behalf of, or owned by, the Group Companies or used in connection with the Ordinary Course of Business.
“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, that are recognized in any jurisdiction of the world, including (i) rights in inventions, patents, patent applications, continuations-in-part, divisions or reissues; (ii) trademarks, service marks, trade dress, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin, together with the goodwill symbolized thereby; (iii) any and all rights in works of authorship (whether or not copyrightable) including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship; (iv) trade secrets, including, confidential or proprietary business information, know-how, concepts, methods, processes, specifications, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other material proprietary information; (v) all registered domain names; (vi) all rights in Software, including without limitation, object code, source code, proprietary algorithms, and related databases and instruction manuals; and (vii) all similar intellectual property and proprietary rights.
“International Trade Laws” means: (i) the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401-2420), the Export Control Reform Act of 2018 (50 U.S.C. §4801(2)), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Foreign Assets Control Regulations (31 C.F.R. Parts 500-598), the Laws

administered by U.S. Customs and Border Protection (19 C.F.R. Parts 1-199), Uyghur Forced Labor Prevention Act, and any other statutory or regulatory requirements of the United States or other applicable country regulating exports, imports, re-exports or other transactions, including the export or re-export of goods, services, Technology or technical data from the United States, anti-boycott laws and regulations implemented by the Departments of Commerce and Treasury, as well as any economic sanctions, trade embargoes, boycotts and payment of customs duties; and (ii) any applicable Law of a non-U.S. Governmental Authority regulating economic sanctions or trade embargoes, or exports, imports or re-exports to or from such foreign country, including the export or re-export of any good, service or technical data.
“Inventory” means all inventory of the Group Companies, wherever located, including all finished goods, works-in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by the Group Companies in the production of finished goods.
“Investor Questionnaire” means an investor questionnaire in the form attached hereto as Exhibit H.
“IRS” means the United States Internal Revenue Service.
“Isotropic Systems” means an entity incorporated or qualified to do business in Maryland or Ohio under the name of “Isotropic Systems, Inc.” or “All.Space Networks, Inc.”
“ITEPA” means the United Kingdom legislation Income Tax (Earnings and Pensions) Act 2003.
“Knowledge of the Company” means the actual knowledge of Paul McCarter, Nigel Fox, Rod McCurdy, Charles Hannaford, Michael Lohnert, John-Paul Szczepanik, James Liddiard, or Eddie Mobley, and such knowledge as would be imputed to any such Persons upon due inquiry.
“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, subordinate legislation, bylaw or treaty of any Governmental Authority or Order issued by any Governmental Authority in any jurisdiction.
“Letter of Transmittal” means the Letter of Transmittal in the form attached hereto as Exhibit B, which shall, among other things, provide the signing Securityholder with instructions for receiving its portion of the Closing Merger Consideration.
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP or IFRS to be accrued on the financial statements of such Person.
“Lien” means all liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, restrictions, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind.
“Lower End Net Working Capital Target” means an amount equal to negative six million two hundred twenty-five thousand fifty-eight dollars (-$6,225,058).
“Lower-Tier Subcontract” means any Contract entered into by a subcontractor to a Group Company, acting in its capacity as a prime contractor or higher-tier subcontractor, to furnish supplies or services for performance of a Government Contract.
“Merger Sub One Common Stock” means the common stock, par value $0.0001 per share, of Merger Sub One.
“Net Common Warrant Exercise Value” means, for any In-the-Money Common Warrant, (a) the product of (i) the number of shares of Company Common Stock then issuable upon the exercise of such Company Common Warrant multiplied by (ii) the Per Share Closing Merger Consideration Value for a share of Company Common Stock, minus (b) the Common Warrant Exercise Price with respect to such Company Common Warrant.
“Net Preferred Warrant Exercise Value” means:
(a)for any Company Preferred Warrant set forth on Schedule 3 (each, a “Specified Warrant”), the amount set forth opposite such Company Preferred Warrant on Schedule 3 (each, a “Specified Warrant Value”); and
(b)for any other Company Preferred Warrant (if any), (i) the product of (A) the number of shares of Company Preferred Stock then issuable upon the exercise of such Company Preferred Warrant multiplied by (B) the Per Share Closing Merger Consideration Value for a share of such Company Preferred Stock, minus (ii) the Preferred Warrant Exercise Price with respect to such Company Preferred Warrant.
“Net Working Capital” means (a) all current assets (excluding Cash, any items specifically excluded from Cash, any non-operating assets that actually reduce the credit balance of an item of Indebtedness through the definition thereof, and deferred Tax assets) of the Group Companies as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (but before taking into account the consummation of the Transactions), minus (b) all current liabilities (excluding any items constituting Indebtedness, Transaction Expenses and deferred Tax Liabilities) of the Group Companies as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (but before taking into account the consummation of the Transactions), in each case, solely using the same line items set forth in the sample calculation of Net Working Capital set forth on Annex 1 (subject to any inclusions and exclusions in this definition of Net Working Capital and the Accounting Principles) and calculated in accordance with the Accounting Principles.
“Net Working Capital Adjustment” means, as applied to Net Working Capital or Estimated Closing Date Net Working Capital, as applicable, (a) if either such number exceeds the Upper End Net Working Capital Target, then the Net Working Capital Adjustment shall equal the amount of such excess, or (b) if the Lower End Net Working Capital Target exceeds either such number, then the Net Working Capital Adjustment shall equal the amount of such excess; provided, that any amount which is calculated pursuant to clause (b) above shall be deemed to be and expressed as a negative number; provided, further, that for the avoidance of doubt, if either Net Working Capital or Estimated Closing Date Net Working Capital is lower than the Upper End Net Working Capital Target but greater than the Lower End Net Working Capital Target, then the Net Working Capital Adjustment shall equal $0.
“NSIA Clearance” means either: (a) following the notification to the Investment Security Unit within the Cabinet Office of the UK government (“UK ISU”) of the Transaction in accordance with the requirements of the UK National Security and Investment Act 2021 (“NSIA”) and this Agreement, the Secretary of State notifying the Parent that no further action will be taken in relation to the Transaction; (b) in the event that a call-in notice is given in relation to the Transaction, the Secretary of State either (i) giving a final notification confirming that no further action will be taken in relation to the Transaction under NSIA; or making a final order permitting the Transaction to proceed subject only to such remedies or requirements as are reasonably acceptable to the Buyer Parties, and such order is not revoked or varied before Closing.
“Option Agreement” means, with respect to any particular Company Option, any agreement between the Company and the applicable Optionholder thereof pursuant to which such Company Option was awarded or granted (as amended from time to time).
“Option Exercise Price” means the amount required to be paid by the Optionholder holding an In-the-Money Option to exercise such In-the-Money Option in full in an all-cash exercise (without giving effect to any “net” exercise or similar concept).
“Option Termination Agreement” means an option termination agreement in the form mutually acceptable to Parent and the Company, which includes (a) a release of claims in favor of the Indemnified Parties, (b) the irrevocable cancellation of all Options and termination of the underlying option award agreements, (c) a representation and warranty by the Grantee that the options set forth therein constitute all options to purchase stock of the Company or any Group Company that are held by, or owed or otherwise due to, the Grantee or any of the Grantee's family members, (d) the Grantee's consent to the appointment of the Securityholders Representative and agreement to be bound by the applicable provisions of this Agreement, and (e) such other terms and conditions as are reasonably satisfactory to the Parties.
“Optionholder” means a holder of a Company Option.
“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or any arbitrator or arbitral panel that is legally binding.
“Ordinary Course of Business” means the ordinary course of business of the Group Companies consistent with past practice in nature and scope, magnitude or amount.

“Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of formation and operating or limited liability company agreement, and (c) with respect to a partnership, its certificate of limited partnership (if a limited partnership) and partnership agreement.
“Owned Software” means all Software owned or purported to be owned by any of the Group Companies or licensed on an exclusive basis to any Group Company.
“Parent Fundamental Representations” means the representations and warranties of the Parent, Merger Sub One and Merger Sub Two set forth in Section 4.1 (Authority; Noncontravention), Section 4.4 (Financial Ability), Section 4.8 (Issuance of Equity Consideration) and Section 4.9 (Brokers’ Commissions).
“Parent Share Market Value” means the price of a share of common stock of York Space Systems, Inc. on the New York Stock Exchange as of market close on the trading day prior to the Closing Date.
“Parent Share Stated Value” has the meaning set forth on Schedule 4.
“Parent Shares” means shares of unregistered common stock of York Space Systems, Inc.
“Participating Securityholder” means each Securityholder immediately prior to the First Merger Effective Time on an as-converted to Company Common Stock basis other than holders of Dissenting Shares.
“Paying Agent” means PNC Bank, National Association or such other Person appointed by Parent, with the consent of the Company and Securityholders Representative.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication of the same or similar subject matter, and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-65 and 2021-11).
“Pension Scheme” means the National Employment Savings Trust (NEST).
“Per Common Warrant Closing Merger Consideration” means, with respect to any In-the-Money Common Warrant, (a) an amount in cash, without interest, equal to the product of (i) the Net Common Warrant Exercise Value with respect to such In-the-Money Common Warrant, multiplied by (ii) the Cash Percentage, and (b) a number of Parent Shares equal to (i) the product of (A) the Net Common Warrant Exercise Value with respect to such In-the-Money Common Warrant, multiplied by (B) the Equity Percentage divided by (ii) the Parent Share Market Value. For the avoidance of doubt, the Per Common Warrant Closing Merger Consideration for each Company Common Warrant that is not an In-the-Money Common Warrant shall be zero.

“Per Option Closing Consideration Value” means, with respect to each Company Option, an amount equal to (a) the product of (i) the Per Share Closing Merger Consideration Value for a share of Company Common Stock multiplied by (ii) the number of shares of Company Common Stock into which such Company Option is vested and exercisable (assuming payment of the exercise price thereof) minus (b) the aggregate Option Exercise Price of such Company Option for the shares of Company Common Stock into which such Company Option is vested and exercisable.
“Per Option Closing Merger Consideration” means, with respect to any vested, In-the-Money Option:
(a)if such In-the-Money Option is an Unapproved Option, an amount in cash, without interest, equal to the Per Option Closing Consideration Value with respect to such In-the-Money Option;
(b)if such In-the-Money Option is not an Unapproved Option and is held by an Accredited Person, (i) an amount in cash, without interest, equal to the product of (A) the Per Option Closing Consideration Value with respect to such In-the-Money Option, multiplied by (B) the Cash Percentage, and (ii) a number of Parent Shares equal to (i) the product of (A) the Per Option Closing Consideration Value with respect to such In-the-Money Option, multiplied by (B) the Equity Percentage divided by (ii) the Parent Share Market Value; and
(c)if such In-the-Money Option is not an Unapproved Option and is held by anyone other than an Accredited Person, an amount in cash, without interest, equal to the Per Option Closing Consideration Value with respect to such In-the-Money Option.
For the avoidance of doubt, the Per Option Closing Merger Consideration for each Company Option that is not an In-the-Money Option or that is not vested and exercisable as of the date hereof, shall be zero.
“Per Preferred Warrant Closing Merger Consideration” means, with respect to any Company Preferred Warrant, (a) an amount in cash, without interest, equal to the product of (i) the Net Preferred Warrant Exercise Value with respect to such Company Preferred Warrant, multiplied by (ii) the Cash Percentage, and (b) a number of Parent Shares equal to (i) the product of (A) the Net Preferred Warrant Exercise Value with respect to such Company Preferred Warrant, multiplied by (B) the Equity Percentage divided by (ii) the Parent Share Market Value.
“Per Share Closing Merger Consideration” means, with respect to a share of Company Stock:
(a)if such share of Company Stock is held by an Accredited Person, (i) an amount in cash, without interest, equal to the product of (A) the Per Share Closing Merger Consideration Value for such share, multiplied by (B) the Cash Percentage, and (ii) a number of Parent Shares equal to (A) the product of (I) the Per Share Closing Merger Consideration Value for such share, multiplied by (II) the Equity Percentage divided by (B) the Parent Share Market Value; and
(b)if such share of Company Stock is not held by an Accredited Person, an amount in cash, without interest, equal to the Per Share Closing Merger Consideration Value for such share.

“Per Share Closing Merger Consideration Value” means, with respect to a share of any class or series of Company Stock, the amount payable in respect of each share of such class or series in a Deemed Liquidation Event pursuant to Article Fourth, Part B, Section 2.1 or Section 2.2 of the Company Charter, as applicable, assuming for this purposes that (a) the aggregate consideration payable to all stockholders of the Company in such Deemed Liquidation Event is an amount equal to the sum of (i) the Estimated Closing Consideration Value, plus (ii) the Aggregate Option Exercise Price, plus (iii) the Aggregate Common Warrant Exercise Price, plus (iv) the Aggregate Preferred Warrant Exercise Price, minus (v) the aggregate Specified Warrant Value for all Specified Warrants, and (b) the Company Stock outstanding as of such Deemed Liquidation Event solely consists of the Deemed Outstanding Shares, as set forth in the Spreadsheet.
“Per Share Closing Total Value” means, with respect to a share of any class or series of Company Stock, the amount payable in respect of each share of such class or series in a Deemed Liquidation Event pursuant to Article Fourth, Part B, Section 2.1 or Section 2.2 of the Company Charter, as applicable, assuming for this purposes that (a) the aggregate consideration payable to all stockholders of the Company in such Deemed Liquidation Event is an amount equal to the sum of (i) the Estimated Closing Consideration Value, plus (ii) the Aggregate Option Exercise Price, plus (iii) the Aggregate Common Warrant Exercise Price, plus (iv) the Aggregate Preferred Warrant Exercise Price, plus (v) the Securityholders Representative Expense Reserve, plus (vi) the Adjustment Escrow Amount, plus (vii) the Reorganization Escrow Amount, plus (viii) the Special Escrow Amount, minus (ix) the aggregate Specified Warrant Value for all Specified Warrants, and (b) the Company Stock outstanding as of such Deemed Liquidation Event solely consists of the Deemed Outstanding Shares, as set forth in the Spreadsheet.
“Per Share Exercise Price” means, with respect to any Company Option or Company Common Warrant, the amount required to be paid by the holder of such Company Option or Company Common Warrant to exercise such Company Option or Company Common Warrant with respect to a single share of Company Common Stock in an all-cash exercise (without giving effect to any “net” exercise or similar concept).
“Per Share Escrow Amount” means, with respect to a share of any class or series of Company Stock (on a Deemed Outstanding Shares basis), an amount equal to (a) the Per Share Closing Total Value for any share of such class or series of Company Stock, less (b) the Per Share Closing Merger Consideration Value for any share of such class or series of Company Stock.
“Per Share Further Distributions” means, in respect of any Company Stock, Company Restricted Stock, In-the-Money Option, In-the-Money Common Warrant or Company Preferred Warrant, the amount of Further Distributions payable to a holder thereof in accordance with this Agreement (if any).
“Permit” means all permits, authorizations, clearances, licenses, registrations, accreditations, certificates, franchises, consents and other approvals from any Governmental Authority.

“Permitted Liens” means: (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable and for which adequate reserves have been established in accordance with and to the extent required by IFRS; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business for obligations that are not overdue and for which adequate reserves have been established in accordance with and to the extent required by IFRS; (c) Liens on leased real or personal property arising from the provisions of the applicable leases which are not violated in any material respect by the current use or occupancy (as applicable) of such leased property or the operation of the business of the Group Companies conducted thereon or therewith (as applicable); (d) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (e) zoning regulations and land use restrictions that do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (f) statutory obligations incurred in the Ordinary Course of Business; and (g) non-exclusive licenses of Intellectual Property Rights owned by the Company granted in the Ordinary Course of Business.
“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.
“Personal Information” means any information processed by the Group Companies that (a) identifies or can be used to identify a natural person, or (b) is defined as “personal data,” “personally identifiable information,” “personal information,” or a similar term under any Privacy Law.
“Personnel Security Clearances” has the meaning set forth in 32 C.F.R. § 117.3 (the National Industrial Security Program Operating Manual).
“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, the Localism Act 2011, the Neighbourhood Planning Act 2017 and any other legislation from time to time regulating the use or development of land.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Preferred Warrant Exercise Price” means the amount required to be paid by the holder of a Company Preferred Warrant to exercise such Company Preferred Warrant in full in an all-cash exercise (without giving effect to any “net” exercise or similar concept).
“Privacy Laws” means all United States state and federal laws, rules, and regulations applicable to the Company’s receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information together with all other legislation relating to privacy or data protection, or the processing or protection of personal data or Personal Information and the privacy of electronic communications and any other legislation, regulatory requirements and guidance that is or has been applicable to the Group Companies, to the extent applicable and including without limitation:
(a)the EU General Data Protection Regulation 2016/679 (“GDPR”);
(b)the GDPR as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 and the Data Protection Act 2018; and
(c)the Privacy and Electronic Communications Regulations 2003.
“Pro Rata Share” for each Participating Securityholder shall be determined by dividing (a) the aggregate Closing Merger Consideration received by such Participating Securityholder hereunder by (b) the aggregate Closing Merger Consideration received by all Participating Securityholders hereunder.
“Process” or “Processed” shall mean, with respect to Personal Information, the access, use, collection, processing, storage, protection of, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, and including processing as defined in Privacy Laws.
“Producer Responsibility” means the legal and economic responsibility borne under Environmental Laws and Health and Safety Laws by manufacturers, importers, distributors, sellers, users or consumers of products, including in relation to the use or restriction of Hazardous Materials within the manufacture, use and reuse, disposal or recycling of products.
“R&D Expenditure Credit” means any R&D expenditure credit claimed (or to be claimed) by ASNL in respect of its accounting period ended 31 December 2025 under Chapter 1A of Part 13 UK Corporation Tax Act 2009, and any Relief claimed (or to be claimed) by ASNL in respect of its accounting period ended 31 December 2025 under Chapter 2 of Part 13 UK Corporation Tax Act 2009.
“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy attached hereto as Exhibit E.
“R&W Insurance Policy Costs” means the total premium, underwriting costs, brokerage commissions, and Taxes related to the R&W Insurance Policy, and any contingent fee due to the R&W Insurer or any broker thereof pursuant to the R&W Insurance Policy.
“R&W Insurer” means Beazley Excess and Surplus Insurance, Inc. and Ambridge Partners LLC, the insurers under the R&W Insurance Policy. If applicable, the R&W Insurer shall include any managing general agent or managing general underwriter that has underwritten the R&W Insurance Policy, along with its underlying insurer(s).
“Related Party”, with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding Equity Interests of such specified Person.
“Release” means any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, migration, or allowing to escape of a Hazardous Material into the environment.
“Relief” means any relief, loss, allowance, credit, deduction or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, and including any right to repayment of Tax.
“Reorganization” has the meaning given in the Reorganization Agreement.
“Reorganization Agreement” means that certain Reorganization Agreement, dated February 4, 2026 by and among, All.Space Networks Limited, the Company and All.Space Networks, Inc., and the other parties thereto.
“Reorganization Escrow Amount” means $1,500,000.
“Reorganization Escrow Fund” means, as of any time following the Closing, the then-current amounts held in the Reorganization Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof.
“Representative” means, with respect to any Person, such Person’s officers, directors, employees, financial advisors, legal counsel, accountants, consultants and other representatives and agents.
“Required Equity Documentation” means (a) with respect to any Stockholder (including any Restricted Stockholder), a Letter of Transmittal, together with instructions for the surrender of Company Stock in accordance with the terms of the Letter of Transmittal, and an Investor Questionnaire, (b) with respect to any Optionholder, an Option Termination Agreement and an Investor Questionnaire and (c) with respect to any Warrantholder, a Warrant Termination Agreement, Exercise Documents and an Investor Questionnaire.
“Requisite Regulatory Approvals” means the HSR Clearance, NSIA Clearance, the FCC Consent and all other approvals or consents from any Governmental Authorities (or the lapse of waiting periods (and any extensions thereof) applicable thereto) set forth on Schedule 5.3.1.
“Restricted Stockholder” means a holder of Company Restricted Stock.
“Rochefort Indebtedness” means the Indebtedness incurred pursuant to that certain Loan and Security Agreement, dated as of October 20, 2025, by and among the Company, as the Borrower, the Lenders party thereto, Petra Funds Group, LLC, as the Administrative Agent, and Acquiom Agency Services LLC, as the Collateral Agent, as amended from time to time.

“Rochefort Pay-Off Indebtedness Documentation” means payoff documentation, each in form and substance reasonably satisfactory to Parent, evidencing satisfaction of the obligations incurred by the Company in connection with the Rochefort Indebtedness, including (i) a pay-off letter with respect to the Rochefort Indebtedness, (ii) UCC-3 termination statements or authorization for the Company (or its designees) to prepare and file UCC-3 termination statements, in either case, terminating the security interests granted in connection with the Rochefort Indebtedness, (iii) forms of notices of termination for any account control agreements entered into in connection with the Rochefort Indebtedness and (iv) such other conveyances and assurances, discharges of security interests, pledges, guarantees, documents, instruments or other release documents (including lien releases, cancellations and other discharge or release documents) as deemed reasonably necessary by Parent to further evidence and/or record the termination and release of the Liens, pledges and security interests securing the Rochefort Indebtedness.
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including a Person (a) that is listed on any publicly-available Sanctions-related list of designated Persons maintained by a Sanctions Authority, (including (i) the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, (ii) the Consolidated List of Financial Sanctions Targets maintained by the Office of Financial Sanctions Implementation, His Majesty’s Treasury of the United Kingdom, the UK Sanctions List maintained by the Foreign, Commonwealth and Development Office, and (iii) the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” or any other sanctions list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) that is organized or resident in a Sanctioned Territory, (c) that is fifty percent (50%) or more owned, directly or indirectly, in the aggregate by one or more Persons described in clauses (a) or (b) above, (d) that is controlled by one or more Persons described in clauses (a), (b) or (c) above, or (e) with whom any Person is otherwise prohibited or restricted by Sanctions from engaging in trade, business or other activities.
“Sanctioned Territory” means, at any time, any country, region, or territory subject to comprehensive countrywide, region-wide, or territory-wide Sanctions broadly restricting or prohibiting dealings with such country, territory or nationals thereof (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea Regions of Ukraine).
“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by (a) the U.S. government, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC), the U.S. Department of Commerce or the U.S. Department of State, (b) the European Union or its Member States, (c) the Office of Financial Sanctions Implementation of His Majesty’s Treasury, (d) the United Nations Security Council, (e) the Office of Trade Sanctions Implementation of the Department for Business and Trade, and/or HMRC and (f) the government of any other country in which any Group Company regularly does business (each of which is a “Sanctions Authority”).

“SDLT” means stamp duty land tax as provided for in the UK Finance Act 2003, land and buildings transaction tax as provided for in the UK Land and Buildings Transaction Tax (Scotland) Act 2013 and/or land transaction tax provided for in the UK Land Transaction Tax and Anti-Avoidance of Devolved Taxes (Wales) Act 2017 and includes any real estate tax or real estate transaction tax in any jurisdiction outside the UK.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholder” means any Stockholder, Restricted Stockholder, Warrantholder or Optionholder.
“Securityholders Representative Expense Reserve” means an amount equal to $1,000,000.
“Series A Preferred Stock” means the Company’s Series A- Preferred Stock and Series A-1 Preferred Stock.
“Series A-1 Preferred Stock” means the shares of Series A-1 Preferred Stock of the Company, par value $0.00001 per share.
“Series B Preferred Stock” means the Company’s Series B-1 Preferred Stock, Series B-2 Preferred Stock, and Series B-3 Preferred Stock.
“Series B-1 Preferred Stock” means the shares of Series B-1 Preferred Stock of the Company, par value $0.00001 per share.
“Series B-2 Preferred Stock” means the shares of Series B-2 Preferred Stock of the Company, par value $0.00001 per share.
“Series B-3 Preferred Stock” means the shares of Series B-3 Preferred Stock of the Company, par value $0.00001 per share.
“Series C Preferred Stock” means the shares of Series C Preferred Stock of the Company, par value $0.00001 per share.
“Series D Preferred Stock” means the Company’s Series D-1 Preferred Stock, Series D-2 Preferred Stock, and Series D-3 Preferred Stock.
“Series D-1 Preferred Stock” means the shares of Series D-1 Preferred Stock of the Company, par value $0.00001 per share.
“Series D-2 Preferred Stock” means the shares of Series D-2 Preferred Stock of the Company, par value $0.00001 per share.
“Series D-3 Preferred Stock” means the shares of Series D-3 Preferred Stock of the Company, par value $0.00001 per share.

“Series Seed Preferred Stock” means the shares of Series Seed Preferred Stock of the Company, par value $0.00001 per share.
“Software” means all computer software and other software-based materials, in any form or medium, whether in source code, object code, executable code, script, firmware, microcode, API, library, module, driver, database, data file, or other code or documentation, including (a) all applications, operating systems, utilities, tools, and other programs; (b) all updates, upgrades, patches, releases, versions, revisions, fixes, and enhancements; (c) all documentation, specifications, designs, user manuals, technical manuals, and other written or electronic materials related to the foregoing; and (d) all derivatives, modifications, configurations, and customizations of any of the foregoing.
“Special Escrow Amount” means GBP 750,000.
“Special Escrow Fund” means, as of any time following the Closing, the then-current amounts held in the Special Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof.
“Spreadsheet” means a spreadsheet, which shall set forth,
(a)as of the Closing Date and immediately prior to the First Merger Effective Time, the following factual information relating to the Securityholders: (i) the names of all Securityholders; (ii) the number of shares of Company Stock held by, or subject to the Company Restricted Stock, the Company Options or the Company Warrants held by, as applicable, each Securityholder; (iii) the date of grant and the cost paid per share by the applicable Continuing Employee for each applicable Company Restricted Stock or the date of grant and exercise price per share for each applicable Company Option and Company Warrant; (iv) the calculation of the Per Share Closing Merger Consideration, the Aggregate Option Exercise Price, the Aggregate Common Warrant Exercise Price, the Aggregate Preferred Warrant Exercise Price, Aggregate Option Consideration, and the Estimated Closing Merger Consideration; (v) the amount of cash payable at Closing to each Securityholder with respect to the shares of Company Stock, Company Restricted Stock, In-the-Money Options, and Company Warrants held by such Securityholder in accordance with this Agreement; (vi) with respect to each Participating Securityholder, such Participating Securityholder’s Pro Rata Share; (vii) with respect to each Participating Securityholder, such Participating Securityholder’s Escrow Pro Rata Share, expressed as a percentage and rounded to four decimal places; (viii) the amount of the Adjustment Escrow Amount, Reorganization Escrow Amount, Special Escrow Amount and the Securityholders Representative Expense Reserve that will be allocated to each Participating Securityholder pursuant to each such Securityholder’s respective Escrow Pro Rata Share and (ix) the Aggregate Equity Consideration, provided that each of the foregoing amounts in the Spreadsheet shall be determined before any applicable Tax withholding;
(b)a worksheet setting forth all unpaid Transaction Expenses as of as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, the recipients of such unpaid Transaction Expenses, the amounts to be paid by Parent in accordance with Section 2.2.1(d) to each such recipient (before any applicable Tax withholding), and wire transfer instructions or a mailing address for payment to be made; and
(c)a worksheet setting forth the Closing Indebtedness Amount, and, to the extent applicable, the amount to be paid by Parent in accordance with Section 2.2.2(a), the recipients of such unpaid Closing Indebtedness Amount, the amounts to be paid to each such recipient (before any applicable Tax withholding), and wire transfer instructions or a mailing address for payment to be made.
Notwithstanding anything to the contrary in this Agreement, the Company, each Securityholder and the Securityholders Representative agree and acknowledge that Parent may conclusively rely on the Spreadsheet (and the allocations of the Equity Consideration, the Cash Consideration, and the allocations of the Adjustment Escrow Amount, Reorganization Escrow Amount, Special Escrow Amount and the Securityholders Representative Expense Reserve) and the Escrow Pro Rata Share and the Pro Rata Shares set forth therein for purposes of calculating all payments to be made under Article II with respect to any Securityholder on and after the Closing Date, regardless of any conflict between the calculations set forth in the Spreadsheet and the information set forth in the Disclosure Schedules. In the event that the Escrow Pro Rata Share, Pro Rata Share or any other allocations of the payments to Securityholder provided in the Spreadsheet is incorrect or inconsistent with the Organizational Documents of the Company, none of the Equity Consideration, the Cash Consideration, the Further Distributions or any other payments due from Parent hereunder shall be increased on the basis of such error and Parent shall have no liability to any Securityholder or any other Person for any errors or inaccuracies in the Spreadsheet.
“Stockholders” means all holders of issued and outstanding shares of Company Stock.
“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body of which (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such Person.
“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, including income, gross receipts, franchise, capital gains, value-added, sales, use, real property, personal property, profits, alternative minimum, add-on minimum, registration, excise, severance, stamp (including United Kingdom stamp duty and stamp duty reserve tax), documentary, occupation, windfall profits, transfer, payroll, social security (including United Kingdom National Insurance contributions) or withholding, environmental, customs, capital stock, unemployment, employment, disability, license, estimated, capital, or other similar tax, fee, duty, charge, levy or assessment of any kind whatsoever (however denominated) in the nature of a tax, and any penalty, interest, or addition to tax with respect thereto, whether disputed or not.
“Tax Credit Payment Period” means the period beginning immediately after the Closing Date through the second anniversary of the Closing Date.
“Tax Liability Amount” means, without duplication, and which amount may not be reduced below zero (0) in the aggregate, with respect to any type of Tax, Tax period, or with respect to any entity or jurisdiction, an amount equal to the unpaid Income Taxes of the Group Companies for the portion of any Straddle Period ending on or prior to the Closing Date or an immediately preceding taxable period for which a Tax Return has not been filed on or before the Closing Date (or for which a Tax Return has been filed but shown as due on such Tax Return have not been paid as of the Closing Date), in each case, in respect of those jurisdictions where the applicable member of the Group Companies has historically filed Tax Returns (other than a new jurisdiction in which such member of the Group Company commenced business activity since January 1, 2025 giving rise to a Tax Return filing obligation), which for such purposes shall be determined (a) by including Transaction Tax Deductions in Pre-Closing Tax Periods of the Group Companies to the extent permitted under applicable Law at a more likely than not (or higher) standard of confidence or at a standard that is correct and complete to the best of the relevant person’s knowledge and belief for UK tax purposes, (b) by taking into account any estimated Tax payments in respect of such Pre-Closing Tax Periods, in each case, to the extent such estimated Tax payments are available under applicable Tax Law to actually reduce such unpaid Taxes, (c) in accordance with the applicable past practice of the Group Companies in preparing Tax Returns relating to Income Taxes (including any reportion positions, elections or accounting methods), to the extent such past practice is permitted under applicable Law at a “more likely than not” (or higher) level of comfort or at a standard that is correct and complete to the best of the relevant person’s knowledge and belief for UK tax purposes, in each case except as otherwise provided in this Agreement, (d) applying the conventions set forth in Section 5.10.9 for purposes of determining the amount of any Taxes in the case of any Straddle Period, (e) by excluding any offsets or reductions with respect to Tax refunds or Tax assets (which, for the avoidance of doubt, include any research and development credits), except as otherwise expressly set forth in clause (b) above, (f) by including any net operating loss or other carryforwards of any member of the Group Companies that is attributable to a Pre-Closing Tax Period to the extent such net operating loss or other similar carryforward is properly deductible in such period (taking into account any Transaction Tax Deductions) under the applicable Law at a “more likely than not” (or higher) level of confidence at a standard that is correct and complete to the best of the relevant person’s knowledge and belief for UK tax purposes, (g) by including any Taxes of the Group Companies arising from the inclusion of an income in, or the exclusion of any item of deduction or expense from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including Taxes resulting from any adjustment under Section 481 of the Code (or any similar provision of Law) as a result of any change in accounting method with respect to any Pre-Closing Tax Period, in each case, to the extent resulting from an action or election taken or made before the Closing, or otherwise attributable to any Pre-Closing Tax Period, including any Taxes on prepaid amounts received or accrued (or deemed received or accrued) as of the Closing Date, (h) by excluding (i) any Taxes arising from any transaction engaged in by the Group Companies on the Closing Date after the Closing outside the Ordinary Course of Business that are not contemplated by this Agreement, (ii) any deferred income Tax liabilities or deferred income Tax assets established for GAAP or IFRS purposes, and (iii) any liability accruals or reserves established or required to be established under GAAP or IFRS methodologies that require the accrual for contingent income Taxes or with respect to uncertain income Tax.
“Tax Saving” means a reduction in the amount of Tax payable by ASNL a result of the redemption of value of any R&D Expenditure Credit or any other utilisation of any R&D Expenditure Credit, but not to the extent such reduction is of Tax which is attributable to a Pre-

Closing Tax Period that was not specifically taken into account in the calculation of the Closing Merger Consideration as an unpaid Tax in the Tax Liability Amount as finally determined hereunder, and the amount of the Tax Saving obtained shall be the amount by which the amount of Tax payable by ASNL has been reduced. The references to reduction of Tax in the foregoing sentence shall include any payment by an officer of Revenue and Customs to ASNL pursuant to “Step 7” as described in section 1042I of the UK Corporation Tax Act 2009, any refund of Tax, and any payment of any R&D tax credit under section 1054 of the UK Corporation Tax Act 2009, and the amount in each case of the Tax Saving obtained shall be the amount so received by ASNL. The date on which any Tax Saving shall be treated for the purposes of Section 5.10.12 as having been obtained shall be, where the Tax Saving is a reduction in an amount of Tax, the date on which the last date on which the Tax that would have been payable but for the reduction could be paid without incurring interest, or where the Tax Saving is a payment by an officer of Revenue and Customs to ASNL pursuant to “Step 7” as described in section 1042I of the UK Corporation Tax Act 2009 or a refund of Tax or any payment of any R&D tax credit under section 1054 of the UK Corporation Tax Act 2009, the date on which such payment or refund is received by ASNL.
“Tax Return” means any return (including any information return), report, statement, schedule, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment, of any Tax.
“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar contract or arrangement, other than any such agreement the primary purpose of which is unrelated to Taxes.
“Taxing Authority” means any U.S. federal, state, local, or non-U.S. Governmental Authority (including any subdivision, agency, or commission thereof) exercising authority in respect of Taxes (including, for the avoidance of doubt, HMRC).
“Teaming Agreement” means each teaming agreement to which any Group Company is a party to act as a prime contractor or a subcontractor for a Government Contract (a) with respect to which the applicable term has not yet expired, (b) which has not been terminated pursuant to its terms, or (c) which has not been superseded by the award of the Government Contract for which the teaming agreement was entered into.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise and all documents and other materials recording any of the foregoing.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, each Letter of Transmittal, Required Equity Documentation, each Investor Questionnaire, each Restrictive Covenant Agreement, and each other agreement, certificate, document or instrument delivered or entered into in connection with the Transactions.
“Transaction Expenses” means, without duplication, an amount equal to the aggregate sum of the following, to the extent unpaid as of immediately prior to the Closing (a) fees and expenses payable or reimbursable by the Group Companies (including any such fees and expenses incurred by or on behalf of the Securityholders) in connection with the process of selling the Group Companies or the negotiation, preparation or execution of this Agreement or the other Transaction Agreements (including any process run by or on behalf of the Group Companies in connection with such transaction) or consummation of the Transactions, including such amounts payable to investment bankers, finders, consultants, attorneys, accountants and other professional advisors engaged by the Group Companies in connection with the negotiation, entering into and consummation of this Agreement and the Transactions, (b) any retention (including “stay bonus retention agreements”), transaction, discretionary or change of control bonuses, phantom equity payout, “stay-put”, severance or similar compensatory payments, in each case, based on arrangements put in place by the Group Companies prior to the Closing and that become due and payable to any current or former employee, officer or manager of the Group Companies or its Subsidiaries directly or indirectly as a result of the consummation of the Transactions (together with the associated Transaction Payroll Taxes), (c) fifty percent (50%) of all charges, fees and expenses of the Escrow Agent and Paying Agent, and (d) all Transfer Taxes.
“Transaction Payroll Taxes” means the employer portion of any employment or payroll Taxes (including United Kingdom employer National Insurance contributions and Apprenticeship Levy or under the Federal Insurance Contribution Act) payable with respect to any payments made in connection with the Transactions.
“Transaction Tax Deductions” means, without duplication, the aggregate amount of (a) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Group Companies in connection with or resulting from the Mergers (or included as a liability in the Net Working Capital), (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal Income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Group Companies with respect to the payment of Indebtedness in connection with the Mergers or included as a liability in Net Working Capital, (c) all fees, costs and expenses incurred by the Group Companies in connection with or incident to the Mergers, any such legal, accounting and investment banking fees, costs and expenses, (d) all deductions in respect of payments for the cancellation of options in connection with the Mergers (including amounts payable to Restricted Stockholders for the Company Restricted Stock, Optionholders for the In-The-Money Options, and Warrantholders for the Company Warrants), (e) the employer portion of any employment Taxes with respect to the amounts set forth in clauses (a) and (d), including any Transaction Payroll Taxes, and (f) any other Transaction Expenses not included in clauses (a)-(e). The parties hereto shall apply the safe harbor election set forth in Internal Revenue Service Revenue

Procedure 2011-29 to determine the amount of any success-based fees for purposes of the foregoing clause (c).
“Transactions” means the transactions contemplated by the Transaction Agreements, including the Mergers.
“Transfer Taxes” means all stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with the Transactions.
“Treasury Regulations” means the Income Tax regulations promulgated by the U.S. Department of Treasury under the Code.
“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time.
“Unapproved Option” means all stock options set forth on Schedule 5 attached hereto.
“Upper End Net Working Capital Target” means an amount equal to negative two million two hundred twenty-five thousand fifty-eight dollars ($-2,225,058).
“Warrant Termination Agreement” means a warrant termination agreement (inclusive of a release of claims by the applicable Warrantholder) in a customary form mutually agreed by Parent and the Company between the date hereof and the Closing.
“Warrantholder” means a holder of a Company Warrant.
“WTR 1998” means the Working Time Regulations 1998 (SI 1998/1833).
Section 1.2Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:
Term    Section
280G Approval    Section 5.2.2
Acknowledging Parties    Section 9.18.1
Adjustment Escrow Account    Section 2.3.4(b)
ASNL    Recitals
ASNL Committee    Recitals
Balance Sheet Date    Section 3.4.1
Borrower    Recitals
Buyer Indemnified Parties    Section 8.2.1
Buyer Parties    Preamble
Buyer Released Parties    Section 9.19
C corporation    Section 3.9.9
Claim Notice    8.2.3(a)
Closing    Section 2.1

closing agreement    Section 3.9.18
Closing Date    Section 2.1
Closing Legal Communications    Section 9.17.2
Closing Merger Consideration    Section 2.2.1
Closing Statement    Section 2.2.2(b)
Company    Preamble
Company Board    Recitals
Company Subsidiaries    Section 3.1.2
Company Warrant Exercise    2.3.7(c)
Contributions    Recitals
COVID-19 Tax Measures    Section 3.9.21
Customs Laws    Section 3.8.1(c)
D&O Insurance    Section 5.6.1
D&O Tail Policy    Section 5.6.1
DCSA    Section 3.14.8
Debt Payoff Letter    Section 6.1.3(g)
Delaware Secretary of State    Section 2.3.2
Direct Claim    8.2.3(f)
Disputed Items    Section 2.2.2(c)
Dissenting Shares    Section 2.4.1
Dissenting Stockholder    Section 2.4.1
DLLCA    Recitals
Employment Agreement    Section 3.10.4(a)
Employment Agreements    Section 3.10.4(a)
Environmental Permits    Section 3.11(a)
Escrow Agreement    Section 2.3.4(b)
Estimated Closing Merger Consideration    Section 2.2.2(a)
Estimated Closing Statement    Section 2.2.2(a)
Exercise Documents    Section 6.1.3(l)
FAR    Section 3.14.2
Final Closing Merger Consideration    Section 2.2.2(d)
Financial Statements    Section 3.4.1
FIRPTA Certificate    Section 5.10.1
First Merger Effective Time    Section 2.3.2
Hogan Lovells    Section 9.17.1
HSR Clearance    Section 6.3.1
Indebtedness    Section 2.2.1(c)
Indemnified D&Os     Section 5.6.1
Indemnified Party    8.2.3(a)
Indemnifying Party    8.2.2(a)
Information    Section 9.18.1
Information Statement    Section 5.2.1
InterCo Holdings    Recitals
Interim Financials    Section 3.4.1
Investor Rights’ Agreement    Section 3.21

listed transaction    Section 3.9.10
Lockup Period    Section 5.14.1
Losses    Section 8.2.1
Material Contract    Section 3.13.1
Material Customers    Section 3.19
Material Suppliers    Section 3.19
Merger Certificate    Section 2.3.2
Merger Sub    Preamble
Midco Holdings    Recitals
Neutral Accountant    Section 2.2.2(c)
NISPOM    Section 3.14.8
Nonparty Affiliate    Section 9.18.3
Notification    Section 3.3.4(c)
Objection Notice    Section 2.2.2(c)
Objection Period    Section 2.2.2(c)
OCI    Section 3.14.11
Outside Date    Section 7.1.2
Parachute Payments    Section 5.2.2
Parent    Preamble
Parent Plans    Section 5.7.2
Parties    Preamble
Party    Preamble
Paying Agent Agreement    Section 2.3.4(a)(i)
Pre-Closing Tax Return    Section 5.10.2
Real Property Lease    Section 3.15.1
Real Property Leases    Section 3.15.1
Redomiciliation    Recitals
Registered IP    Section 3.17.1
Requisite Holders    Recitals
Restrictive Covenant Agreements    Recitals
Right of First Refusal and Co-Sale Agreement    Section 3.21
Rule 144    Section 5.14.3
SBA    Section 3.14.10
Second Merger Effective Time    Section 2.3.2
Securityholder Group    Section 9.17.1
Securityholder Released Claims    Section 9.19
Securityholder Releasing Party    Section 9.19
Securityholders Representative    Preamble
Seller Parties    Section 9.17.2
Settlement Fund    Section 2.3.4(a)(i)
Sexual Misconduct Allegation    Section 3.10.7
Shortfall    Section 2.2.2(e)
Supplier Migration    Section 3.19
Surviving Company Interests    Recitals
Surviving Corporation    Section 2.3.1

Surviving Covenants    Section 9.1.1
Third-Party Claim    8.2.3(a)
Transaction Expenses Payoff Instructions    Section 6.1.3(i)
Transfer Agent    Section 2.6.1(a)(i)
United States real property holding corporation    Section 3.9.6
Voting Agreement    Section 3.3.3(b)
Waiver    Section 5.2.2
Withholding Agent    Section 2.7
Written Consent    Recitals
Written Consents    Recitals

Article IITHE MERGERS; CLOSING
Section 2.1Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on the third Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) via Electronic Transmission, unless another time, date or place is agreed to in writing by the Parties (the “Closing Date”). For all purposes under this Agreement, the Closing shall be deemed effective as of the First Merger Effective Time.
Section 2.2Closing Merger Consideration.
2.2.1The aggregate consideration to be paid by or on behalf of Parent in respect of the Company’s outstanding equity securities (the “Closing Merger Consideration”), shall be an amount equal to the sum of:
(a)$355.0 million, plus
(b)the aggregate amount of Cash, if any; minus
(c)the Closing Indebtedness Amount, the portions of which constituting the type of “Indebtedness” described in clauses (a), (b) and (c) of the definition thereof shall be paid by or on behalf of Parent or the Surviving Company (in either case, on behalf of the Company) at the Closing in immediately available funds for deposit in accounts designated in writing in the Debt Payoff Letters, as set forth on the Spreadsheet; minus
(d)the unpaid Transaction Expenses, which shall be paid by or on behalf of Parent or the Surviving Company (in either case, on behalf of the Company) at the Closing in immediately available funds for deposit in the account(s) designated in writing by the Company, as set forth in the Transaction Expenses Payoff Instructions and on the Spreadsheet; plus
(e)the Net Working Capital Adjustment, which may be a positive or negative number (or may be $0); minus
(f)the Securityholders Representative Expense Reserve; minus
(g)the Adjustment Escrow Amount; minus
(h)the Reorganization Escrow Amount; minus
(i)the Special Escrow Amount.

2.2.2The Closing Merger Consideration will be determined as follows:
(a)The Company will deliver to Parent, not less than five Business Days prior to the Closing Date, (i) the Spreadsheet, and (ii) a statement setting forth (A) the Company’s good-faith estimates in reasonable detail (together with reasonable supporting documentation and calculations to confirm the accuracy of the calculations) of Cash, the Closing Indebtedness Amount, the unpaid Transaction Expenses, the Estimated Closing Date Net Working Capital, and the Net Working Capital Adjustment (based on its estimate of Estimated Closing Date Net Working Capital), and (B) the Company’s resulting calculation of the Closing Merger Consideration based on the estimates referred to in the foregoing clause (A) (the “Estimated Closing Merger Consideration” and such statement, the “Estimated Closing Statement”). The Company shall be permitted to update the Spreadsheet on the Business Day prior to Closing to reflect the Parent Share Market Value and any necessary changes to the Spreadsheet (based on the definitions of this Agreement) resulting from such updated Parent Share Market Value (which, for the avoidance of doubt, shall not include any changes to the Company’s estimates of Cash, the Closing Indebtedness Amount, the unpaid Transaction Expenses, the Estimated Closing Date Net Working Capital, the Net Working Capital Adjustment, the Aggregate Equity Consideration or the Closing Merger Consideration). The amounts set forth on the Estimated Closing Statement shall be determined in accordance with the applicable terms set forth in this Agreement, including, where applicable, the Accounting Principles (including those reflected in and set forth on the sample calculation of Net Working Capital as set forth on Annex 1). Following delivery of the Estimated Closing Statement and prior to the Closing, the Company shall give Parent prompt access to the books and records of the Company reasonably requested by Parent to the extent related to its review of the Estimated Closing Statement, and use commercially reasonable efforts to make available to Parent for discussion during normal business hours personnel of the Company who prepared the Estimated Closing Statement, and the Company shall consider in good faith any revisions proposed by Parent to the calculations set forth in the Estimated Closing Statement, and to the extent the Company agrees to any such revisions, the Estimated Closing Statement shall be modified to accept any comments or changes to the Estimated Closing Statement.
(b)As soon as is reasonably practicable after the Closing Date, but not more than 90 days thereafter, the Surviving Company shall prepare and deliver to the Securityholders Representative a statement (the “Closing Statement”) showing in reasonable detail the Surviving Company good faith calculation of (i) Cash, the Closing Indebtedness Amount, the unpaid Transaction Expenses, the Net Working Capital, and the Net Working Capital Adjustment (based on its good faith calculation of the Net Working Capital), and (ii) the Closing Merger Consideration based on the good faith calculations referred to in the foregoing clause (i), together with reasonable supporting documentation and calculations to confirm the accuracy of the calculations. The Surviving Company will prepare the Closing Statement in accordance with applicable terms set forth in this Agreement, including, where applicable, the Accounting Principles.
(c)Within 60 days after receipt of the Closing Statement (the “Objection Period”), the Securityholders Representative, by written notice to Parent, may object to any of the components set forth in the Closing Statement, setting forth in such notice (the “Objection Notice”) the Securityholders Representative’s objection(s), in reasonable detail together with any supporting annexures and calculations, and the Securityholders Representative’s proposal or proposals with respect to the calculation of each such disputed component (such component and amounts related thereto, the “Disputed Items”). Any Objection Notice may reference only disagreements based on mathematical errors or based on amounts of the Cash, the Closing Indebtedness Amount, the unpaid Transaction Expenses, the Net Working Capital, and the Net Working Capital Adjustment as reflected on the Closing Statement not being calculated in accordance with this Agreement, the Accounting Principles or the relevant definitions set forth in this Agreement. For the avoidance of doubt, unless Parent otherwise agrees in writing, (x) the Securityholders Representative may not amend, adjust, supplement or modify the Objection Notice or any amounts set forth therein following its delivery to Parent and (y) the Securityholders Representative shall not be permitted to deliver multiple Objection Notices. The Objection Notice shall set forth any additional information requests of the Securityholders Representative with respect to the Disputed Items. Any components in the Closing Statement not disputed by the Securityholders Representative in the Objection Notice shall be final and binding on the Parties. During the Objection Period, Parent will, and will cause the Surviving Company to, (i) assist the Securityholders Representative in the review of the Closing Statement and provide the Securityholders Representative and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, and applicable Representatives of Parent and the Surviving Company, including third party accountants and auditors (subject to execution of customary access letters) familiar with such matters or otherwise involved in the preparation of the Closing Statement, in each case, for purposes of the review of the Closing Statement, and (ii) cooperate fully with the Securityholders Representative and its Representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by the Securityholders Representative or its Representatives. In the event Parent does not respond to such information requests within ten (10) Business Days of request thereof, the Objection Period shall be extended by one day for each additional day required by Parent to respond to such request. Within 30 days following timely delivery of the Objection Notice, if any, Parent and the Securityholders Representative shall attempt, in good faith, to resolve all Disputed Items, and, if such Disputed Items are so resolved within such 30-day period, the Closing Statement with such changes as have been agreed in writing by Parent and the Securityholders Representative will be final and binding on the Parties to this Agreement. If Parent and the Securityholders Representative cannot resolve any Disputed Item within such 30-day period (or any extension thereof mutually agreed to by Parent and the Securityholders Representative in writing), then all Disputed Items will be submitted for resolution to a nationally recognized independent accounting firm mutually agreed upon by Parent and the Securityholders Representative in writing (the “Neutral Accountant”), who shall serve as an expert and not an arbitrator. Promptly, but not later than 30 days (or such longer period as may be agreed upon by Parent and the Securityholders Representative in writing) after the Disputed Items have been submitted to the Neutral Accountant, the Neutral Accountant shall determine (based solely on presentations by the Securityholders Representative and Parent to the Neutral Accountant, and not by independent review) only those Disputed Items submitted to the Neutral Accountant and will render its written report as to its resolution of such Disputed Items. No Party shall have any ex parte communications with the Neutral Accountant. In determining any Disputed Item, the Neutral Accountant may not assign a value to such Disputed Item greater than the greatest value for such Disputed Item claimed by either Party (i.e. the Securityholders Representative, on the one hand, and Parent, on the other hand) or less than the lowest value for such item claimed by either Party. The Securityholders Representative, Parent and the Surviving Company shall cooperate with the Neutral Accountant in making its determination, and such determination shall, absent fraud or manifest error, be conclusive, final and binding upon the Parties. The Neutral Accountant shall ensure that all of its individual representatives that are involved in the dispute resolutions hereunder shall be independent of the Parties. The costs and fees related to such determination by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement and any retainer required to be deposited in connection therewith, will be initially shared equally, 50% by Parent, on the one hand, and 50% by the Participating Securityholders (by payment from the Securityholders Representative Expense Reserve to the extent such funds are available); provided, that promptly upon the Neutral Accountant’s final determination, all such costs and expenses shall be allocated (which may require direct payments between the Parties hereto) between Surviving Company, on the one hand, and the Participating Securityholders (by payment from the Securityholders Representative Expense Reserve to the extent such funds are available), on the other hand, in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Accountant that are unsuccessfully disputed by such party (as finally determined by the Neutral Accountant) bears to the total amount of Disputed Items submitted, which proportionate allocations shall also be determined by the Neutral Accountant at the time the determination of such firm is rendered on the merits of the matters submitted. For example, if, for a given Disputed Item, the Securityholders Representative contests only $500 of the amount claimed by Parent, and if the Neutral Accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the Neutral Accountant will be allocated 60% (i.e., 300 ÷ 500) to Securityholders Representative and 40% (i.e., 200 ÷ 500) to Parent.
(d)The term “Final Closing Merger Consideration” means the Closing Merger Consideration (x) as set forth in the Closing Statement, if the Securityholders Representative accepts the Closing Statement as delivered or does not deliver an Objection Notice during the Objection Period, or (y) as determined pursuant to Section 2.2.2(c), if the Securityholders Representative delivers an Objection Notice during the Objection Period.
(e)If the Final Closing Merger Consideration (as finally determined pursuant to Section 2.2.2(d)) is less than the Estimated Closing Merger Consideration (the absolute value of such difference, the “Shortfall”), then the Securityholders Representative and Parent shall provide to the Escrow Agent, in accordance with the terms of the Escrow Agreement, joint written instructions instructing the Escrow Agent to pay, by wire transfer of immediately available funds, from the Adjustment Escrow Fund to Parent the lesser of (x) the amount of the Shortfall or (y) the Adjustment Escrow Fund, in each case, in cash within five Business Days after the Final Closing Merger Consideration is finally determined as provided in Section 2.2.2(d). If payment of the Shortfall to Parent pursuant to this Section 2.2.2(e) does not result in distribution of the entire Adjustment Escrow Fund to Parent, then each applicable Participating Securityholder shall be paid its Escrow Pro Rata Share of the remaining amount of the Adjustment Escrow Fund. Such payment shall be made pursuant to joint written instructions from Parent and the Securityholders Representative to the Escrow Agent, to release the applicable portions of the remaining Adjustment Escrow Fund to the Surviving Company or the Paying Agent for the benefit of and distribution to the applicable Participating Securityholders in respect of the applicable Company Stock, Company Restricted Stock, Company Options and Company Warrants in the manner described in Section 2.6.1 for payments in respect of such Company Stock, Company Restricted Stock, Company Options and Company Warrants, in each case within five Business Days after the Final Closing Merger Consideration is determined as provided in Section 2.2.2(d). Notwithstanding anything to the contrary in this Agreement, recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to Parent or any of its Affiliates for any Shortfall and no Securityholder shall have any liability or obligation for any portion of the Shortfall, if any, in excess of the then remaining funds in the Adjustment Escrow Account.
(f)If the Final Closing Merger Consideration (as finally determined pursuant to Section 2.2.2(d)) is greater than the Estimated Closing Merger Consideration, then each Participating Securityholder shall be paid its Escrow Pro Rata Share of (i) the Positive Adjustment Amount (as defined below) plus (ii) the entire Adjustment Escrow Fund then remaining in the Adjustment Escrow Account. For purposes hereof, “Positive Adjustment Amount” means an amount in cash equal to the lesser of (A) $5,000,000 or (B) the amount by which the Final Closing Merger Consideration exceeds the Estimated Closing Merger Consideration. Such payments shall be satisfied by: (x) payment of the Positive Adjustment Amount by Parent or the Surviving Company in cash to the Surviving Company or the Paying Agent for the benefit of and distribution to the applicable Participating Securityholders in respect of the applicable Company Stock, Company Restricted Stock, Company Options and Company

Warrants in the manner described in Section 2.6.1 for payments in respect of such Company Stock, Company Restricted Stock, Company Options and Company Warrants, in each case within five Business Days after the Final Closing Merger Consideration is determined as provided in Section 2.2.2(d); and (y) release of the entire Adjustment Escrow Fund (which release shall be made pursuant to joint written instructions to be provided by the Securityholders Representative and Parent) by the Escrow Agent to the Surviving Company or the Paying Agent for the benefit of and distribution to the applicable Participating Securityholders in respect of the applicable Company Stock, Company Restricted Stock, Company Options and Company Warrants in the manner described in Section 2.6.1 for payments in respect of such Company Stock, Company Restricted Stock, Company Options and Company Warrants, in each case within five Business Days after the Final Closing Merger Consideration is determined as provided in Section 2.2.2(d). The Securityholders Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Adjustment Escrow Account required hereby.
(g)Any payment made under this Section 2.2 shall constitute as an adjustment to the Closing Merger Consideration for all applicable income Tax purposes, except as otherwise provided by the applicable Law.
Section 2.3Mergers, Contributions and Consideration.
2.3.1Mergers. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL: (i) at the First Merger Effective Time, Merger Sub One shall be merged with and into the Company, the separate corporate existence of Merger Sub One shall cease and the Company shall continue as the surviving corporation (the “First Merger Surviving Corporation”), and all of the properties, rights, privileges, powers and franchises of Merger Sub One and the Company will vest in the First Merger Surviving Corporation, and all of the debts, liabilities, obligations and duties of Merger Sub One and the Company will become the debts, liabilities, obligations and duties of the First Merger Surviving Corporation; and (ii) immediately following the First Merger Effective Time, the First Merger Surviving Corporation shall be merged with and into Merger Sub Two, the separate corporate existence of the First Merger Surviving Corporation shall cease and Merger Sub Two shall continue as the Surviving Company, and all of the properties, rights, privileges, powers and franchises of the First Merger Surviving Corporation and Merger Sub Two will vest in the Surviving Company, and all of the debts, liabilities, obligations and duties of the First Merger Surviving Corporation and Merger Sub Two will become the debts, liabilities, obligations and duties of the Surviving Company. Each of the Mergers shall have the effect as provided in the applicable provisions of the DGCL or the DLLCA, as applicable.
2.3.2Merger Effective Times. On the Closing Date, Parent, the Company, Merger Sub One and Merger Sub Two will cause the certificate of mergers (the “Merger Certificates”), in the form attached hereto as Exhibit C-1 and Exhibit C-2, respectively, to be executed and filed with the Delaware Secretary of State (the “Delaware Secretary of State”). Each of the Mergers will become effective at the time when the applicable Merger Certificate has been duly filed with the Delaware Secretary of State, such other time provided in the Merger Certificates or, to the extent permitted by applicable Law, at such later time as is mutually agreed to by the Company, the Parent, Merger Sub One and Merger Sub Two prior to the filing of the Certificates of Merger (the time at which the First Merger becomes effective is referred to as the “First Merger Effective Time” and the time at which the Second Merger becomes effective is referred to as the “Second Merger Effective Time”). The First Merger Effective Time and the Second Merger Effective Time must occur on the Closing Date, with the Second Merger Effective Time occurring immediately after the First Merger Effective Time, and Parent, the Company, Merger Sub One and Merger Sub Two shall take such actions to cause the foregoing to occur.
2.3.3Contributions. Immediately following the consummation of the Mergers, Parent, Midco Holdings, InterCo Holdings and Borrower shall consummate the Contributions.

2.3.4Closing Payments.
(a)As soon as practicable after the Closing Date (but in no event more than one (1) Business Day thereafter), Parent shall deposit, or cause to be deposited:
(i)with the Paying Agent, pursuant to the terms of a Paying Agent Agreement to be entered into by Parent, Securityholders Representative and the Paying Agent, in the form mutually acceptable to Parent, the Securityholders Representative and the Company (the “Paying Agent Agreement”), by wire transfer of immediately available funds to an account designated in writing by the Paying Agent (the “Settlement Fund”) for distribution to the Participating Securityholders (other than (x) any Optionholder who received or vested in an In-the-Money Option as an employee of a Group Company, which such Optionholder shall be paid in accordance with Section 2.6.1(d)(ii) in accordance with the terms of this Agreement and (y) any Restricted Stockholder who is subject to payroll tax withholding obligations, which such Restricted Stockholder shall be paid in accordance with Section 2.6.1(b)), cash in an amount equal to the Estimated Closing Cash Consideration Value minus the amount to be deposited pursuant to Section 2.3.4(a)(ii):
(ii)the Cash Consideration portion of the Aggregate Option Consideration and the Aggregate Restricted Stock Consideration payable pursuant to Section 2.6.1(d)(ii) and 2.6.1(b) in respect of all outstanding, vested In-the-Money Options and Company Restricted Stock, to a designated account that permits the Surviving Company to make the payments set forth in Sections 2.6.1(d)(ii) and 2.6.1(b) and effect the related tax withholding, which shall be paid by Parent (or cause to be paid by Parent) through the Surviving Company’s or the applicable Group Company’s payroll system to each applicable Optionholder or Restricted Stockholder in accordance with Section 2.6.1(d)(ii) or 2.6.1(b), as applicable.
(b)On the Closing Date, at the Closing, Parent shall deposit, or cause to be deposited, with the Escrow Agent, (i) the Adjustment Escrow Amount, by wire transfer of immediately available funds for deposit in an escrow account (the “Adjustment Escrow Account”), (ii) the Reorganization Escrow Amount, by wire transfer of immediately available funds for deposit in an escrow account (the “Reorganization Escrow Account”), and (iii) the Special Escrow Amount, by wire transfer of immediately available funds for deposit in an escrow account (the “Special Escrow Account”), in each case, accordance with the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”).
(c)On the Closing Date, at the Closing, Parent shall pay, or cause to be paid, the Securityholders Representative Expense Reserve, by wire transfer of immediately available funds to an account designed by the Securityholders Representative.
(d)On the Closing Date, at the Closing, Parent shall pay, or cause to be paid, those payments contemplated by Sections 2.2.1(c) and 2.2.1(d).
2.3.5Effect of the Mergers.
(a)At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Company, Merger Sub One, Merger Sub Two or the holder of any shares of Company Stock or Merger Sub One Common Stock:
(i)Each share of Company Stock (other than any Dissenting Shares, or shares to be canceled pursuant to Section 2.3.5(a)(ii)) issued and outstanding immediately prior to the First Merger Effective Time shall cease to be issued and outstanding, shall be canceled, and shall be automatically converted into and shall become the right to receive with respect to each such share of Company Stock, without interest, (i) the Per Share Closing Merger Consideration, and (ii) the Per Share Further Distributions (if any). Such issued and outstanding shares of Company Stock, when so converted, shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each record holder of such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive, in the manner provided in and in accordance with Section 2.3.5, Section 2.5, and Section 2.6 (x) the Per Share Closing Merger Consideration, and (y) the Per Share Further Distributions (if any). Any amounts described in this Section 2.3.5(a)(i) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock.
(ii)All shares of Company Stock that are held by the Company as treasury stock, and each share of Company Stock owned by Parent, Merger Sub One, Merger Sub Two or any other wholly owned subsidiary of Parent, shall, at the First Merger Effective Time, automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(iii)In consideration for Parent issuing the Per Share Closing Merger Consideration and the Per Share Further Distributions (if any) and for the cancellation of the Merger Sub One Common Stock, the First Merger Surviving Corporation will issue to Parent validly issued, fully paid and non-assessable shares of common stock in an amount equal to the number of shares of Company Stock outstanding immediately before the First Merger Effective Time (excluding such shares of Company Stock that are cancelled and extinguished in accordance with Section 2.3.5(a)(ii)).
(iv)Each share of Merger Sub One Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the First Merger Surviving Corporation.
(b)At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Merger Surviving Corporation, Merger Sub Two, the Stockholders Representative or the holder of any shares of the First Merger Surviving Corporation or limited liability company interests of Merger Sub Two:
(i)Each share of common stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall be canceled and shall cease to be issued and outstanding, and no consideration shall be delivered in exchange therefore.
(ii)Each outstanding limited liability company interest of Merger Sub Two immediately prior to the Second Merger Effective Time shall be converted into and exchangeable for one limited liability company interests of the Surviving Company.
2.3.6Treatment of Company Restricted Stock.
(a)Each share of Company Restricted Stock that is outstanding immediately prior to the First Merger Effective Time, whether or not vested, shall become fully vested immediately prior to the First Merger Effective Time. For the avoidance of doubt, such Company Restricted Stock shall be subject to the effects of Section 2.3.5(a)(i), be treated the same as other shares of Common Stock, and shall receive, with respect to each such share of Company Restricted Stock, the Per Share Closing Merger Consideration and Per Share Further Distributions (if any) payable in respect thereof shall be subject to Section 2.3.4 and Section 2.7.
(b)The Company Restricted Share Plan and all outstanding awards thereunder shall terminate as of the First Merger Effective Time, and, without limiting the rights of holders of Company Restricted Stock under this Agreement and the other Transaction

Agreements, no participant in the Company Restricted Share Plan shall have any additional rights thereunder. Prior to the Closing, the Company and its board of directors shall, subject to applicable Law, take such actions necessary to give effect to the transactions provided for in this Section 2.3.6, and Parent shall have the opportunity to review and provide comments on any deliverable related to the foregoing sentence prior to the Closing.
2.3.7Treatment of Company Options.
(a)Subject to Section 2.3.4 and Section 2.7, at the First Merger Effective Time, by virtue of the First Merger, each vested In-the-Money Option that is outstanding and unexercised shall be canceled and extinguished, with each holder thereof receiving a right to receive as consideration for such In-the-Money Option, without interest, (i) the Per Option Closing Merger Consideration, and (ii) when, as and if payable pursuant to the terms of this Agreement (and in all events not later than five years following the Closing in accordance with Treasury Regulation § 1.409A-3(i)(5)(iv)), the Per Share Further Distributions (if any). Any amounts described in this Section 2.3.7 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Option.
(b)Notwithstanding anything in this Agreement to the contrary, each Company Option other than a vested In-the-Money Option shall be canceled automatically (and without any further action on the part of any Person, including the Company or any Optionholder) at the First Merger Effective Time with no consideration payable in connection with such cancelation (at the Closing or otherwise), and the Optionholder shall not, in respect of such Company Option, be entitled to any portion of the Per Option Closing Merger Consideration or of any Further Distributions or any other consideration payable under this Agreement.
(c)The Company Stock Plan and all outstanding awards thereunder shall terminate as of the First Merger Effective Time and, without limiting the rights of holders of Company Options under this Agreement and the other Transaction Agreements, no participant in the Company Stock Plan shall have any additional rights thereunder. Prior to the Closing, the Company and its board of directors shall, subject to applicable Law, take such actions necessary to give effect to the transactions provided for in this Section 2.3.7, and Parent shall have the opportunity to review and provide comments on any deliverable related to the foregoing sentence prior to the Closing.
2.3.8Company Warrants.
(a)At the First Merger Effective Time, by virtue of the First Merger, without any action on the part of the Warrantholders, but subject to the terms and conditions of this Section 2.3.8, each Company Common Warrant shall be automatically canceled in exchange for (i) payment to each holder of Company Common Warrants who has delivered to the Paying Agent a duly and validly executed and completed Required Equity Documentation (with such payment being made no later than two (2) Business Days following the applicable Warrantholder’s delivery of such duly and validly executed and completed Required Equity Documentation; provided, that no such Warrantholder shall be entitled to receive such payment prior to the third (3rd) Business Day following the Closing Date (irrespective of when such Warrantholder's Required Equity Documentation is duly delivered)), equal to the Per Common Warrant Closing Merger Consideration in respect of the Company Common Warrants held by such Warrantholder and (ii) the right to receive such Warrantholder’s Per Share Further Distributions (if any).
(b)At the First Merger Effective Time, by virtue of the First Merger, without any action on the part of the Warrantholders, but subject to the terms and conditions of this Section 2.3.8, each Company Preferred Warrant shall be automatically canceled in exchange for (i) payment to each holder of Company Preferred Warrants who has delivered to the Paying

Agent a duly and validly executed and completed Required Equity Documentation (with such payment being made no later than two (2) Business Days following the applicable Warrantholder’s delivery of such duly and validly executed and completed Required Equity Documentation; provided, that no such Warrantholder shall be entitled to receive such payment prior to the third (3rd) Business Day following the Closing Date (irrespective of when such Warrantholder's Required Equity Documentation is duly delivered)), equal to the Per Preferred Warrant Closing Merger Consideration in respect of the Company Preferred Warrants held by such holder and (ii) the right to receive Per Share Further Distributions (if any).
(c)Prior to the Closing, the Company and its board of directors shall, subject to applicable Law, take such actions necessary to give effect to the transactions provided for in this Section 2.3.8 (such transactions, the “Company Warrant Exercise”).
2.3.9Articles of Incorporation; Bylaws.
(a)First Merger.
(i)The Company Charter as in effect immediately prior to the First Merger Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the First Merger Certificate, and, as so amended, shall be the articles of incorporation of the First Merger Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.
(b)The bylaws of the Company as in effect immediately prior to the First Merger Effective Time shall, in accordance with the terms thereof, the Company Charter and applicable Law, be amended and restated to conform to the bylaws of Merger Sub One as in effect immediately prior to the First Merger Effective Time, except that the name of the First Merger Surviving Corporation shall be “All.Space Holdings, Inc.”, and, as so amended, shall be the bylaws of the First Merger Surviving Corporation until thereafter duly amended in accordance with the terms thereof, the articles of incorporation of the First Merger Surviving Corporation and the DGCL.
(c)Second Merger.
(i)the certificate of formation of Merger Sub Two in effect as of immediately prior to the Second Merger Effective Time shall be the certificate of formation of the Surviving Company, until thereafter duly amended in accordance with the terms thereof and the DLLCA, except that the name of the Surviving Company shall be “All.Space Holdings, LLC”; and
(ii)the limited liability company agreement of Merger Sub Two in effect as of immediately prior to the Second Merger Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter duly amended in accordance with the terms thereof and the DLLCA.
2.3.10Directors and Officers of the First Merger Surviving Corporation and Managers and Officers of the Surviving Company.
(a)As of the First Merger Effective Time, the directors and officers of Merger Sub One immediately prior to the First Merger Effective Time will be the initial directors and officers of the First Merger Surviving Corporation.
(b)As of the Second Merger Effective Time, the directors and officers of the First Merger Surviving Corporation will be the initial managers and officers of the Surviving Company, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Company’s limited liability company agreement and the DLLCA.
Section 2.4Dissenting Shares.
2.4.1Notwithstanding any other provision of this Agreement to the contrary, shares of Company Stock that, as of the First Merger Effective Time, constitute “dissenting shares” within the meaning of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such Stockholder’s appraisal rights under Section 262 of the DGCL with respect to such shares), will not be converted into or represent the right to receive cash in accordance with Section 2.3.5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the First Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if a Stockholder holding Dissenting Shares (a “Dissenting Stockholder”) withdraws, has failed to perfect or otherwise loses such Stockholder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the First Merger Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such Stockholder’s Dissenting Shares will cease to be Dissenting Shares (and the right of such Stockholder to be paid the fair value of such Stockholder’s Dissenting Shares under Section 262 of the DGCL will cease) and will be converted into the right to receive a payment determined in accordance with and subject to the provisions of Section 2.3.5 upon delivery of a duly completed and executed Letter of Transmittal in accordance with the terms of Section 2.6.1.
2.4.2The Company shall give Parent prompt notice of: (a) any written demand received by the Company prior to the First Merger Effective Time for appraisal rights pursuant to Section 262 of the DGCL; (b) any withdrawal of any such demand; and (c) any other demand, notice or instrument delivered to the Company prior to the First Merger Effective Time pursuant to the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Parent shall have the right to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL.
Section 2.5Distribution of Closing Payments. Parent shall cause the Paying Agent to distribute the amounts in the Settlement Fund by wire transfer of immediately available funds and shall cause the Transfer Agent to issue the Equity Consideration, in each case, in accordance with this Agreement to the applicable Securityholders, after receipt from the applicable Securityholder of a duly completed and executed Required Equity Documentation (including accompanying documents required thereby), as provided in Section 2.3.5, Section 2.3.6, Section 2.3.7, and Section 2.3.8, in each case, less any applicable withholding pursuant to Section 2.7 below.
Section 2.6Exchange Procedures; Certain Agreements.
2.6.1Exchange Procedures.
(a)Letter of Transmittal.
(i)Promptly after the date hereof, the Company shall cause the Paying Agent to deliver to each Stockholder (including any holder of Company Restricted Stock) the Required Equity Documentation. From and after the First Merger Effective Time, (A) each Stockholder holding outstanding Company Stock immediately prior to the First Merger Effective Time, and (B) each Stockholder holding Company Stock who demanded appraisal in connection with the Mergers but waives, withdraws or loses such appraisal rights or if appraisal rights are otherwise determined to be unavailable, will be entitled to receive, upon delivery of a properly completed and executed Required Equity Documentation to the Paying Agent, together with such other documents required pursuant to the instructions set forth in such Required Equity Documentation (1) the applicable portion of the Closing Merger Consideration to which such Stockholder is entitled (paid as provided in Section 2.3 above), and (2) the applicable portion of the Further Distributions (if any) to which such Stockholder is entitled hereunder. No Stockholder shall be entitled to receive any Parent Shares (when, as and if issuable pursuant to the terms of this Agreement) under this Agreement unless such Stockholder has delivered to the Paying Agent the Required Equity Documentation, fully executed and completed by such Stockholder, and such Required Equity Documentation confirms the Stockholder’s status as an Accredited Investor. As promptly as practicable following the proper execution and delivery by a Stockholder of the Required Equity Documentation to the Paying Agent (but in no event prior to the First Merger Effective Time), which shall confirm such Stockholder’s status as an Accredited Investor, Parent shall cause to be issued to such Stockholder, such Stockholder’s allocable portion of the Equity Consideration in accordance with the Spreadsheet, and Parent shall cause Parent’s transfer agent, Equiniti Trust Company, LLC (the “Transfer Agent”), to reflect such issuance on the books and records of the Transfer Agent.
(ii)Subject to Section 2.6.1(b), Parent shall cause the Paying Agent to, following the First Merger Effective Time and no later than two (2) Business Days after receipt of Required Equity Documentation duly executed and completed in accordance with the instructions thereto, pay such Stockholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration; provided, that no Stockholder shall be entitled to receive such Stockholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration prior to the third (3rd) Business Day following the Closing Date (irrespective when such Stockholder’s Required Equity Documentation is duly delivered). If payment is to be made to a Person other than the Person who is listed as the record holder of the shares of Company Stock, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of payment to a Person other than the registered holder of such Company Stock. No interest shall be paid or accrued after the First Merger Effective Time on any amount payable upon due delivery of the duly executed and completed Required Equity Documentation.
(iii)The Parent Shares issuable pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under the Securities Act, including those under Section 4(a)(2) or Regulation D of the Securities Act, and the exemption from qualification under applicable state securities Law. The Parent Shares issued or issuable to Stockholders as Closing Merger Consideration hereunder in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock formerly held by such Stockholder. From and after the First Merger Effective Time, the holders and former holders of such shares shall cease to have any rights with respect to any such shares represented thereby, except as otherwise expressly provided herein or provided under applicable Law.
(b)Restricted Stock Payment. Notwithstanding anything to the contrary set forth in Section 2.6.1(a)(ii), with respect to any Stockholder for whom the Surviving Company, Parent, or relevant Group Company otherwise maintains payroll withholding obligations, Section 2.6.1(a)(ii) shall not apply to the Restricted Stock held thereby. In lieu thereof, Parent shall, following the First Merger Effective Time and no later than the next regular payroll date of the Surviving Company, Parent, or relevant Group Company that has payroll withholding obligations for such Stockholder occurring at least five (5) Business Days after the Paying Agent’s receipt of the Required Equity Documentation, duly executed and completed in accordance with the instructions thereto, cause the Surviving Company, Parent, or relevant Group Company to deliver through its payroll system such Stockholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration to such Stockholder (subject to any adjustments specified herein and subject to any applicable Tax withholding); provided, that no Stockholder holding shares of Restricted Stock shall be entitled to receive such Stockholder’s applicable portion of the Closing Merger Consideration in respect of such Restricted Stock that is Cash Consideration prior to the third (3rd) Business Day following the Closing Date (irrespective when such Stockholder’s Required Equity Documentation is duly delivered). No interest shall be paid or accrued after the First Merger Effective Time on any amount payable upon due delivery of the duly executed and completed Required Equity Documentation.
(c)Warrant Payment.
(i)Promptly after the date hereof, Parent shall cause the Paying Agent to deliver to each Warrantholder the Required Equity Documentation. From and after the First Merger Effective Time, each Warrantholder will be entitled to receive, upon delivery of a properly completed and executed Required Equity Documentation to Parent or the Paying Agent (together with such other documents required pursuant to the Required Equity Documentation), (A) the applicable portion of the Closing Merger Consideration to which such Warrantholder is entitled (paid as provided in Section 2.3 above), and (B) the applicable portion of the Further Distributions (if any) to which such Warrantholder is entitled hereunder. No Warrantholder shall be entitled to receive (I) any portion of the Closing Merger Consideration or Further Distributions (if any) unless such Warrantholder has delivered to the Paying Agent the Required Equity Documentation, duly executed and completed in accordance with the instructions thereto, or (II) any Parent Shares (when, as and if issuable pursuant to the terms of this Agreement) under this Agreement unless such Warrantholder has delivered to the Paying Agent the Required Equity Documentation, fully executed and completed by such Warrantholder, and such Required Equity Documentation confirms the Warrantholder’s status as an Accredited Investor. As promptly as practicable following the proper execution and delivery by a Warrantholder of the Required Equity Documentation to the Paying Agent (but in no event prior to the First Merger Effective Time), which shall confirm such Warrantholder’s status as an Accredited Investor, Parent shall cause to be issued to such Warrantholder, such Warrantholder’s allocable portion of the Equity Consideration in accordance with the Spreadsheet, and Parent shall cause the Transfer Agent to reflect such issuance on the books and records of the Transfer Agent.
(ii)Parent shall cause the Paying Agent to, following the First Merger Effective Time and no later than two (2) Business Days after receipt by the Paying Agent of the Required Equity Documentation duly executed and completed in accordance with the instructions thereto, pay such Warrantholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration, in cash, by wire transfer or certified check of immediately available funds to the account designated by such Warrantholder in the Letter of Transmittal; provided, that no Warrantholder shall be entitled to receive such Warrantholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration prior to the third (3rd) Business Day following the Closing Date (irrespective when such Warrantholder’s Required Equity Documentation is duly delivered). No interest shall be paid or accrued after the First Merger Effective Time on any amount payable.
(d)Option Payment.
(i)Promptly after the date hereof, Parent shall cause the Paying Agent to deliver to each Optionholder (regardless of whether such Optionholder holds In-the-Money Options, out-of-the-money options, or options that are wholly unvested) the Required Equity Documentation. From and after the First Merger Effective Time, each Optionholder holding vested, In-the-Money Options will be entitled to receive, upon receipt by the Paying Agent of the Required Equity Documentation, duly executed and completed in accordance with the instructions thereto, (A) the applicable portion of the Closing Merger Consideration to which such Optionholder is entitled (paid as provided in Section 2.3.4 above), and (B) the applicable portion of the Further Distributions (if any) to which such Optionholder is entitled hereunder. No Optionholder shall be entitled to receive (I) any portion of the Closing Merger Consideration or Further Distributions (if any) unless such Optionholder has delivered to the Paying Agent the Required Equity Documentation, duly executed and completed in accordance with the instructions thereto, or (II) any Parent Shares (when, as and if issuable pursuant to the terms of this Agreement) under this Agreement unless such Optionholder has delivered to the Paying Agent the Required Equity Documentation, fully executed and completed by such Optionholder, and such Required Equity Documentation confirms the Optionholder’s status as an Accredited Investor. As promptly as practicable following the proper execution and delivery by an Optionholder of the Required Equity Documentation to the Paying Agent (but in no event prior to the First Merger Effective Time), which shall confirm such Optionholder’s status as an Accredited Investor, Parent shall cause to be issued to such Optionholder, such Optionholder’s allocable portion of the Equity Consideration in accordance with the Spreadsheet, and Parent shall cause the Transfer Agent to reflect such issuance on the books and records of the Transfer Agent.
(ii)With respect to each Optionholder holding a vested In-the-Money Option who received or vested in such In-the-Money Option as an employee of a Group Company, Parent shall, following the First Merger Effective Time and no later than the next regular payroll date of the Surviving Company, Parent, or relevant Group Company that has payroll withholding obligations for such Stockholder occurring at least five (5) Business Days after Parent’s, the Company’s or the Surviving Company’s receipt of the Required Equity Documentation, subject to the Paying Agent’s prior receipt of the Required Equity Documentation, duly executed and completed in accordance with the instructions thereto, cause the Surviving Company, Parent, or relevant Group Company to deliver through its payroll system such Optionholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration to such Optionholder (subject to any adjustments specified herein and subject to any applicable Tax withholding); provided, that no such Optionholder shall be entitled to receive such Optionholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration prior to the third (3rd) Business Day following the Closing Date (irrespective when such Optionholder’s Required Equity Documentation is duly delivered). No interest shall be paid or accrued after the First Merger Effective Time on any amount payable upon due delivery of the duly executed and completed Required Equity Documentation.
(iii)With respect to all other Optionholders holding a vested In-the-Money Option who did not receive or vest in such In-the-Money Option as an employee of the Company, Parent shall cause the Paying Agent to, following the First Merger Effective Time and no later than two (2) Business Days after the Paying Agent’s receipt of Required Equity Documentation duly executed and completed in accordance with the instructions thereto, pay such Optionholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration (subject to any adjustments specified herein and subject to any applicable Tax withholding); provided, that no such Optionholder shall be entitled to receive such Optionholder’s applicable portion of the Closing Merger Consideration that is Cash Consideration prior to the third (3rd) Business Day following the Closing Date (irrespective when such Optionholder’s Required Equity Documentation is duly delivered). No interest shall be paid or accrued after the First Merger Effective Time on any amount payable upon due delivery of the duly executed and completed Required Equity Documentation.
Section 2.7Withholding Rights. Notwithstanding any other provision in this Agreement, each of Parent, the Surviving Company, and Group Company, the Escrow Agent, the Paying Agent and any other applicable withholding agent (each a “Withholding Agent”) shall be entitled to deduct and withhold in respect of Taxes from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Law. Notwithstanding the above, if the Company timely provides a FIRPTA Certificate to Parent in accordance with this Agreement, the Parties agree that no FIRPTA related deduction or withholding will be made on any payments to the Securityholders other than any payments made pursuant to this Agreement in the nature of compensation. If it is determined that any such deduction or withholding is required under applicable Law, the applicable Withholding Agent shall use commercially reasonable efforts to provide three (3) Business Days prior written notice thereof to the applicable Securityholder(s), and the Parties (other than the Securityholders Representative) shall reasonably cooperate to reduce or eliminate any such withholding and to provide the applicable Securityholder(s) a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings pursuant to applicable Law. To the extent amounts are deducted and withheld, such amounts shall be remitted to the applicable Taxing Authority, and such remitted amounts shall be treated for all purposes under this Agreement as having been paid to the Person with respect to which such deduction and withholding was made, and the applicable Withholding Agent shall provide the applicable Securityholder(s) such documentation as may reasonably be required to support a Securityholder(s)’s claim of having paid the withheld amounts to the applicable Taxing Authorities.
Section 2.8Transfer Books; Termination of Settlement Fund.
2.8.1At the First Merger Effective Time, the stock transfer books of the Company shall be closed in their entirety, and there shall be no transfers on the share transfer books of the Company of any shares of Company Stock that were outstanding immediately prior to the First Merger Effective Time, except with respect to any transfers contemplated by the Transactions. After the First Merger Effective Time, the Company shall authorize and direct eShares, Inc. d/b/a Carta, Inc. (in its capacity as the Company’s transfer agent) to cancel all certificates (if any) representing the Company Stock outstanding immediately prior to the First Effective Time, and all such certificates (if any) shall thereupon be deemed cancelled and of no further force or effect.
2.8.2Any portion of the Settlement Fund that remains unclaimed by Securityholders for one year after the First Merger Effective Time shall be delivered to the Surviving Company. Any Securityholders (other than Dissenting Stockholders) who have not theretofore complied with the procedures set forth in Section 2.6 shall thereafter look only to (a) the Surviving Company up to the amount delivered pursuant to the immediately preceding sentence for payment of the applicable Per Share Closing Merger Consideration, and (b) the Paying Agent with respect to their Per Share Further Distributions, in each case, to which it is entitled upon delivery of the Required Equity Documentation. Notwithstanding the foregoing, none of Parent, Merger Sub One, Merger Sub Two, the Company, the Paying Agent, the Securityholders Representative or any other Person shall be liable to any former holder of any Company Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
Article IIIREPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedules, the Company hereby makes the representations and warranties contained in this Article III to Parent as of the date of this Agreement and as of the Closing Date:
Section 3.1Organizational Matters.
3.1.1Valid Existence; Good Standing. Each of the Group Companies is an entity duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite organizational power and authority to carry on its business as now conducted and as presently proposed to be conducted. Each of the Group

Companies is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the conduct of its business or the character of the properties and assets occupied, owned, leased or operated by it makes such qualification or licensure required by Law, except for any such failures to be so qualified or licensed are not and would not reasonably be expected to be material to the Group Companies, individually or in the aggregate. A true and complete list of the jurisdictions in which each of the Group Companies is qualified to do business as a foreign entity as of the date hereof is set forth in Section 3.1.1 of the Disclosure Schedules.
3.1.2Subsidiaries.
(a)Section 3.1.2 of the Disclosure Schedules sets forth a true, complete and correct list of each direct and indirect Subsidiaries of the Company (the “Company Subsidiaries”) and (i) its name and address, (ii) its jurisdiction of organization, (iii) its issued and outstanding Equity Interests, and (iv) the record and beneficial holders of such Equity Interests. Each Subsidiary of the Company is wholly owned, directly or indirectly, by the Company. Except as set forth in Section 3.1.2 of the Disclosure Schedules, no Group Company owns or has owned any other Equity Interests and, except for the Equity Interests of the Company Subsidiaries, the Company does not have and has never had any Subsidiaries and the Company does not own and has never owned, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company, joint venture, association or other entity.
(b)Isotropic Systems. Isotropic Systems is directly or indirectly controlled by the Company. Isotropic Systems (i) has no assets, liabilities or operations of any kind, except for any inaccuracies or deviations that are de minimis in nature, (ii) has not conducted any business or engaged in any activity since its formation, except for any inaccuracies or deviations that are de minimis in nature, (iii) has no employees, independent contractors or other service providers, (iv) is not a party to any Contract, and (v) has no outstanding Equity Interests other than those held by the Company, if any.
3.1.3Organizational Documents. The Company has made available to Parent true and complete copies the Organizational Documents of the Group Companies (in each case, as amended to date), and none of the Group Companies is in violation in any material respects of any of the provisions of its Organizational Documents. The Company has made available to Parent true and accurate copies of the minute books of the Group Companies (each containing the records of meetings of the members, the board of managers, the board of directors, and any other appliable governing body, as applicable). Section 3.1.3 of the Disclosure Schedules sets forth a list of each director and officer of the Group Companies, each of which has been duly elected and appointed pursuant to resolutions, consents or other actions of the applicable Group Company contained in the minute books made available to Parent.
Section 3.2Authority; Noncontravention.
3.2.1Power and Authority. Each of the Group Companies has all necessary organizational power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party and to perform all of its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers).
3.2.2Due Authorization of Agreement. The Company’s board of directors, at a meeting duly called and held at which all directors of the Company were present, has (a) unanimously approved and declared advisable and in the best interests of the Company and its Stockholders the Transaction Agreements and the Transactions (including the Mergers), (b) directed that this Agreement (and the applicable other Transaction Agreements) be submitted to the Stockholders for adoption and approval, and (c) resolved to recommend that the Stockholders adopt this Agreement and approve the Mergers, which board resolutions have not been subsequently rescinded, modified or withdrawn in any way. The execution, delivery and performance by the Group Companies of this Agreement and the Transaction Agreements to which they are or will be a party, as applicable, and the consummation of the Transactions (including the Mergers) have been duly authorized by the Company’s board of directors and by the respective authorizing bodies of the Group Companies, as applicable, and no other actions by any of the Group Companies or any other Person are necessary to authorize this Agreement and the Transaction Agreements to which the any of the Group Companies is, or will be at the Closing, a party. The Written Consent provides that it is irrevocable upon delivery. The vote reflected in the Written Consent is the only vote of the holders of any securities of the Company necessary to approve and adopt this Agreement, the other Transaction Agreements to which any Group Company is or will be a party, the Mergers and the other Transactions, and the execution of the Written Consent by Requisite Holders and by the Stockholders holding at least a majority of the then outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class and on an as-converted to Class A Common Stock basis) constitutes such approval.
3.2.3Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which the Group Companies are or will be a party have been duly executed and delivered by the applicable Group Company. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto (including any applicable Stockholders), this Agreement constitutes and the other Transaction Agreements to which the Group Companies are or will be a party shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Group Companies, enforceable against the Group Companies, in accordance with their respective terms, except (i) to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.2.4No Conflict. Except as set forth in Section 3.2.4 of the Disclosure Schedules, and except for the filing of the Merger Certificate with the Secretary of State of the State of Delaware pursuant to the DGCL, the FCC Consent, the NSIA Clearance and the HSR Clearance, none of the execution, delivery and performance by any of the Group Companies of this Agreement and any Transaction Agreement to which any of the Group Companies is, or at the Closing will be, party or the consummation of the Transactions (including the Mergers), or compliance by the Group Companies with any of the terms hereof or thereof, shall conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Group Companies, or otherwise require the consent or waiver of, notice or declaration to, or filing by any Group Company with any Person, including any Governmental Authority, under (a) the Organizational Documents of any Group Company, (b) any stockholders’ agreement or voting agreement of any Group Company, (c) any Material Contract or material Permit to which any of the Group Companies is a party or (d) any Law applicable to any Group Company or any of its properties or assets (whether tangible or intangible), in each case of the forgoing clauses (b), (c) and (d), other than such conflicts, violations, defaults, rights, or Liens (other than a Permitted Lien) that would not, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies. No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the First Merger Effective Time will be, applicable to the Transactions.
Section 3.3Capitalization.
3.3.1Authorized and Issued Securities. The authorized capital stock of the Company consists of (a) 33,220,000 shares of Class A Common Stock, 4,110,440 shares of which are issued and outstanding as of the date of this Agreement and 9,675,274 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (assuming the full exercise of all Company Warrants and all Company Options that will accelerate in connection with the Transactions), 146,700 shares of Class B Common Stock, 146,700 shares of which are issued and outstanding as of the date of this Agreement and 146,700 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), and 146,700 shares of

Deferred Class B Common Stock, nil shares of which are issued and outstanding as of the date of this Agreement and nil shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), and (b) 22,730,668 shares of Company Preferred Stock, of which (i) 1,701,000 shares have been designated Series Seed Preferred Stock, nil shares of which are issued and outstanding as of the date of this Agreement and nil shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), (ii) 3,487,266 shares have been designated Series A Preferred Stock, 2,051,772 shares of which are issued and outstanding as of the date of this Agreement and 2,051,772 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), (iii) 237,149 shares have been designated Series A-1 Preferred Stock, nil shares of which are issued and outstanding as of the date of this Agreement and nil shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), (iv) 1,705,245 shares have been designated Series B-1 Preferred Stock, 1,705,245 shares of which are issued and outstanding as of the date of this Agreement and 1,705,245 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), (v) 2,598,700 shares have been designated Series B-2 Preferred Stock, 792,581 shares of which are issued and outstanding as of the date of this Agreement and 792,581 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), (vi) 243,014 shares have been designated Series B-3 Preferred Stock, 243,014 shares of which are issued and outstanding as of the date of this Agreement and 243,014 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), (vii) 3,801,905 shares have been designated Series C Preferred Stock, 3,801,905 shares of which are issued and outstanding as of the date of this Agreement and 3,801,905 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), (viii) 5,015,935 shares have been designated Series D-1 Preferred Stock, 1,286,606 shares of which are issued and outstanding as of the date of this Agreement and 3,921,250 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise), (ix) 1,839,994 shares have been designated Series D-2 Preferred Stock, 1,839,994 shares of which are issued and outstanding as of the date of this Agreement and 1,839,994 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise) and (x) 2,100,460 shares have been designated Series D-3 Preferred Stock, 2,073,908 shares of which are issued and outstanding as of the date of this Agreement and 2,073,908 shares of which will be issued and outstanding as of immediately prior to the First Merger Effective Time (after giving effect to the Company Warrant Exercise). The Company has reserved for issuance 5,717,030 shares of Class A Common Stock under the Company Stock Plan. Of such reserved shares of Class A Common Stock, (i) 11,954 shares have been issued pursuant to the exercise of options and are currently outstanding (and included as outstanding above), (ii) options to purchase 4,632,348 shares have been granted and are currently outstanding, and (iii) 1,072,728 shares remain available for issuance, all of which remain uncommitted and unallocated. There are outstanding Company Preferred Warrants for the purchase of an aggregate of 2,634,644 shares of Company Preferred Stock. The Company has issued 538,477 shares pursuant to restricted stock purchase agreements under the Company Restricted Share Plan, and all such shares are currently outstanding (and included as outstanding above). There are outstanding Company Common Warrants for the purchase of an aggregate of 2,448,257 shares of Company Common Stock. Except as set forth in this Section 3.3.1 and Section 3.3.1 of the Disclosure Schedules, there are no other Equity Interests issued and outstanding of any of the Group Companies, or any outstanding subscription rights, options, warrants, calls, securities, rights, or Contracts providing for the issuance or sale of any Equity Interests of the Group Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any of the Equity Interests of any of the Group Companies.
3.3.2Ownership of Stock, Options, Warrants and Convertible Notes. Section 3.3.2 of the Disclosure Schedules sets forth a list of each of the record holders of (a) each class or series of the Company Stock and the number of shares of each such class or series of the Company Stock held by each Stockholder as of the date hereof listed by class and series, (b) all Company Restricted Stock, whether the holder of such Company Restricted Stock is an employee, consultant, or director of any of the Group Companies, date of grant, vesting schedule applicable (including all acceleration provisions), number of shares, and class and series of Company Common Stock underlying such Company Restricted Stock, price paid per share, and whether such holder made a valid and timely 83(b) election (if a U.S. taxpayer), (c) all Company Options and the exercise price, date of grant, vesting schedule (including whether such Company Options automatically accelerate or are being accelerated in connection with the Closing), exercise price, status as an Accredited Person (if applicable) and number of shares of Class A Common Stock into which such Company Option are exercisable by each such Optionholder as of the date of this Agreement, (d) all Company Common Warrants and the exercise price thereto, date of grants, number of shares, and class and series of Company Common Stock to which such Company Common Warrants are exercisable by such Warrantholder, and (e) all Company Preferred Warrants and the exercise price thereto, date of grants, number of shares, and class and series of Company Preferred Stock to which such Company Warrants are exercisable by such Warrantholder.
3.3.3Valid Issuance; No Preemptive or Other Rights.
(a)All issued and outstanding Equity Interests of each Group Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were not issued, granted, offered, sold, redeemed or transferred, as applicable, in violation of, or, except as set forth in Section 3.3.3(a)(ii) of the Disclosure Schedules, are not subject to, any preemptive rights or similar rights arising under applicable Law or pursuant to the Organizational Documents of the Group Companies, or any stockholders’ agreement, voting agreement or Contract to which the Group Companies are a party or by which they bound, and (iii) except as set forth on Section 3.3.3(a)(iii) of the Disclosure Schedules, are and will be, as of immediately prior to the Closing, be free and clear of any and all Liens other than restrictions on transfer under applicable securities Laws. There are no outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire any of the Equity Interests. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Group Company or declared and unpaid dividends on any Equity Interests. The Company has delivered to Parent a true and complete copy of the Company Stock Plan and each Option Agreement under the Company Stock Plan. Except as set forth on Section 3.3.3(a)(iii) of the Disclosure Schedules, each Company Option (A) was granted under the Company Stock Plan, and in compliance in all material respects with all applicable Law, (B) has an exercise price per share equal to or greater than the fair market value of a share of the applicable security of the Company on the date of grant and the date such Company Option was re-priced, as applicable, (C) has a grant date identical to the date on which the board of directors of the Company or compensation committee of the board of directors of the Company actually awarded such Company Option and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Group Company’s Tax Returns and the Financial Statements, respectively. To the extent required under applicable Law, the Stockholders have properly approved, and the Company has properly reserved for issuance, the shares of the applicable securities of the issuable under the Company Stock Plan. The treatment of Company Options under Section 3.3.3(a) hereof is permitted under the terms of the Company Stock Plan and under applicable Law. The Company has delivered to Parent accurate and complete copies of all material agreements and documents relating to the Company Options.
(b)Except as provided for in this Agreement, pursuant to the Voting Agreement dated February 10, 2026, by and among the Company and the investors and the key holders party thereto (the “Voting Agreement”), or set forth in Section 3.3.3(b)(i) of the Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Equity Interests of the Group Companies. Except as set forth in Section 3.3.3(b)(ii) of the Disclosure Schedules, no Group Company is a party to any Contract restricting the transfer of any Equity Interests of any Group Company. Except as set forth in Section 3.3.3(b)(iii) of the Disclosure Schedules, there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, first offer, preemptive rights, co-sale rights or “drag-along” rights) of any Equity Interest in the Company.
(c)The Spreadsheet was prepared in accordance with the Organizational Documents of the Group Companies and all applicable Laws, and any purchase, redemption, reduction, forfeiture, conversion or repayment carried out by any Group Company in respect of any of its Equity Interests has been carried out in accordance with the Organizational Documents, stockholders’ agreement or voting agreement of the Group Companies, except for any inaccuracies or deviations that are de minimis in nature and all applicable Laws. The statutory books and registers of each Group Company (i) have been kept (in all material respects) in accordance with all applicable legal requirements; (ii) are up to date; (iii) do not contain any material inaccuracies or discrepancies and contain records of all matters required to be dealt with in such books and records in all material respects; and (iv) are in the possession or under the control of the relevant Group Company. As of the date hereof, no Group Company has received notice that such statutory books and registers are incorrect. Each of the Group Companies has executed or obtained, as applicable, effective written waivers of any preemptive rights, rights of first refusal, rights of first offer, rights of first negotiation, subscription rights, purchase options, rights of co-sale, rights of consent, rights restricting share or interest transfers, “flip” or asset transfer restrictions or other similar rights of any Person (including all notice obligations relating thereto), and has waived and agreed not to exercise any preemptive rights, rights of first refusal, rights of first offer, rights of first negotiation, subscription rights, purchase options, rights of co-sale, rights of consent, rights restricting share or interest transfers, “flip” or asset transfer restrictions or other similar rights (including all notice obligations relating thereto) that such Group Company holds pursuant to the applicable Organizational Documents, stockholders’ agreement, voting agreement or any other Contract that would be applicable to the Transactions, and such waivers are the only consents or waivers necessary to provide for the inapplicability of such rights to the Transactions. The Company has made available to Parent true, complete and correct copies of any filing made by the Group Companies with any Governmental Authority in connection with the Transaction Agreements to which the Group Companies are or will be a party or the Transactions.
3.3.4Pre-Signing Reorganization.
(a)Except as set forth in Section 3.3.4 of the Disclosure Schedules, all necessary signatures, consents and authorizations of any Person have been obtained in connection with the Reorganization and all other matters being implemented in connection with the Reorganization Agreement, such that all matters contained therein have been validly implemented, including, without limitation, the transfer of the issued and outstanding Equity Interests of All.Space Networks Limited to the Company, including all convertible instruments, SAFE agreements and warrants. As of immediately following the consummation of the Reorganization, there were no issued and outstanding Equity Interests, including any convertible instruments, SAFE agreements or warrants, in respect of All.Space Networks Limited, other than those owned by the Company.
(b)The implementation of the Reorganization and all other matters in connection with the Reorganization Agreement has not materially breached any applicable Law or the terms of any agreement or instrument to which any Group Company or any holder of any securities in All.Space Networks Limited is or was a party.

(c)The Reorganization was the specific acquisition detailed in the notification form submitted under the National Security and Investment Act 2021, with reference number e862-bb3d (“Notification”) and related documents, and there were no material changes to any aspect of the acquisition described in the Notification prior its completion.
(d)The Reorganization did not:
(i)conflict with or result in the breach or constitute a default under any material agreement or instrument to which a Group Company is a party;
(ii)result in the loss or impairment of or any default under any material Permit;
(iii)trigger any entitlement or right for any counterparty to any Material Contract to terminate such Material Contract;
(iv)result in the creation, imposition, crystallization or enforcement of any Lien on any of the assets of any Group Company;
(v)result in any Indebtedness of a Group Company becoming due and payable or capable of being declared due and payable prior to its stated maturity date; or
(vi)entitle any Person (other than pursuant to the terms of this Agreement) to acquire, or affect the entitlement of any Person to acquire, shares in a Group Company.
Section 3.4Financial Matters.
3.4.1Financial Statements. The Company has made available to Parent true, correct and complete copies of (a) the Company’s and All.Space Networks Limited’s unaudited financial statements (including balance sheet, income statement and statement of cash flows) (the “Interim Financials”) as of December 31, 2025 (the “Balance Sheet Date”) and audited financial statements of All.Space Networks Limited for the fiscal years ended December 31, 2024 and December 31, 2023 (collectively with the Interim Financials, the “Financial Statements”). Except as set forth in Section 3.4.1 of the Disclosure Schedules, the Financial Statements are correct and complete in all material respects and have been prepared in accordance with the books and records of the Group Companies, have been prepared in accordance with IFRS, consistently applied, and fairly present in all material respects the financial condition and operating results of the Group Companies as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments, none of which, individually or in the aggregate, will be material.
3.4.2No Undisclosed Liabilities. Except as set forth in the Financial Statements or as set forth in Section 3.4.2 of the Disclosure Schedules, the Group Companies have no material Liabilities or obligations of any nature, except for (a) Liabilities and obligations reflected on and adequately reserved against on the balance sheet included in the Interim Financials, (b) Liabilities and obligations that have been incurred in the Ordinary Course of Business since the Balance Sheet Date (which are not, individually or in the aggregate, material, and which do not arise as a result of any breach or default under any Contract, breach of warranty, tort, infringement or violation of any Law), and (c) Liabilities and obligations for fees and expenses incurred in connection with this Agreement, the Transaction Agreements and the Transactions, all of which constitute Transaction Expenses.
3.4.3Except as set forth on Section 3.4.3 of the Disclosure Schedules, the Group Companies maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS, consistently applied, and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, and (v) Related Party transactions are fully recorded and corresponding values are determined at fair values as if they were “arms-length” transactions. No Group Company has received notice of any fraud that involves any employee of the Group Companies or that calls into question the effectiveness of the design and operation of the Group Companies’ internal controls over accounting or financial reporting, and, to the Knowledge of the Company, there is no basis for any Action.
3.4.4Off-Balance Sheet Arrangements. Except as set forth on Section 3.4.4 of the Disclosure Schedules, no Group Company is a party to, nor has any commitment to become a party to, any joint venture, off-balance-sheet, partnership or any similar Contract involving a Group Company, on the one hand, and any Affiliate thereof, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, and has no “off-balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation S-K of the Securities Act of 1933, as amended from time to time).
3.4.5Indebtedness. Section 3.4.5 of the Disclosure Schedules sets forth all Indebtedness of the Group Companies as of the date hereof and, except as set forth on Section 3.4.5 of the Disclosure Schedules, no Group Company has guaranteed any liability or obligation of any customer, supplier or other Person to which a Group Company sells or provides any goods or services or with which a Group Company has a business relationship. No Group Company has guaranteed, directly or indirectly, the Indebtedness or other liabilities of any other Person, and no Indebtedness of any other Person is secured by Lien on any property or assets of the Group Companies. No collateral is held by any surety company or obligee pursuant to any Contract which contains terms providing for any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Group Companies.
3.4.6Accounts Receivable. The accounts receivable of the Group Companies represent valid, actual, bona fide obligations owing to the Group Companies that (i) are fully collectible without set-off or counterclaim by the Group Companies, and (ii) have been booked in the Ordinary Course of Business. Any reserves provided for accounts receivable in the Financial Statements or in the accounts since the date of the Financial Statements have been or will be computed in accordance with IFRS. All of such accounts receivable are free and clear of any Liens or other charges. There has not been any material adverse change in the collectability of such accounts receivable during the past 12 months. Section 3.4.6 of the Disclosure Schedules sets forth a list of all such accounts receivable that are more than 30 days past due as of the date of this Agreement, and of all such accounts receivable classified as doubtful accounts. The Company does not have any accounts receivable from any Person that is a Related Party of the Company. All accounts payable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. Since December 31, 2024, the Company has paid all accounts payable in the Ordinary Course of Business. The Company does not have any accounts payable to any Person that is a Related Party of the Company.
3.4.7Grants, subsidies or financial assistance. Except as set forth on Schedule 3.4.7, none of the Group Companies are subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Authority.
3.4.8Dividends. No Group Company has declared or paid any dividends or distributions on or in respect of any of its Equity Interests, or redeemed, purchased or acquired any of its Equity Interests since December 31, 2024, and no dividend or distribution is currently due and owing by any Group Company with respect to any of its Equity Interests.
Section 3.5Absence of Certain Changes or Events. Since December 31, 2025, (a) no Company Material Adverse Effect has occurred, (b) the Group Companies have been operated in the Ordinary Course of Business in all material respects other than in connection with the Mergers and other Transactions or the other Transaction Agreements, (c) the Group

Companies have not suffered any material loss, damage, destruction or other casualty affecting, any of its material properties or assets, whether or not covered by insurance, and (d) except as set forth in Section 3.5 of the Disclosure Schedules, no event has occurred that, if such event were to occur after the date hereof, would be prohibited or require the written consent of Parent under Section 5.1.
Section 3.6Litigation. Except as set forth in Section 3.6 of the Disclosure Schedules, there is no, and for the past five (5) years have been no, pending or, to the Knowledge of the Company, threatened, Actions (i) by or against any Group Company or that relates to the Group Companies or its, assets, business, officers, directors, managers or concerns the Group Companies’ ability to consummate the Transactions, nor is there any reasonable basis for any such Action to be commenced by or against the Group Companies, or (ii) by or against the Group Companies that relates to the Equity Interests or any previously issued Equity Interests of the Group Companies. No Group Company has, during the past five (5) years, received written notice or, to the Knowledge of the Company, oral notice, of any Action against a Group Company or the Group Companies’ assets, business, officers, directors, managers or Equity Interests. There are no unsatisfied judgments, or Orders to which any of the Group Companies or the Group Companies’ assets, Business, officers, directors, managers, or Equity Interests, are subject.
Section 3.7Compliance with Laws; Permits.
3.7.1Compliance with Laws. Each Group Company is, and for the past five (5) years has been, in compliance in all material respects with its Organizational Documents and any stockholders’ agreements and voting agreements, and all Laws applicable to it and its properties, assets, business and operations. During the past five (5) years, no Group Company has received any notification of any actual, alleged or potential violation or default under any Law applicable to the Group Companies and its properties, assets, business and operations. In the past five (5) years, no Group Company has entered into any Contract or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law. No investigation or review by any Governmental Authority with respect to the Group Companies or the Business is pending or, to the Knowledge of the Company, threatened. No Group Company has received in the past five (5) years any written or, to the Knowledge of the Company, oral notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that a Group Company has violated any applicable Law or which requires or seeks to adjust, modify or alter the Group Companies’ operations, activities, services or financial condition.
3.7.2Permits. Section 3.7.2 of the Disclosure Schedules sets forth a correct and complete list and description of all material Permits held by or issued to the Group Companies required for the operation of the Business. All of the Permits listed thereon are in the possession of the Group Companies and are in full force and effect, and the Group Companies are, and for the past five (5) years have been, operating in compliance therewith in all material respects. The Group Companies are in compliance with all material Permits. The Group Companies are not in material default or material violation of any material Permit to which the Group Companies are a party. In the past five (5) years, no Group Company has (a) received any written notice or, to the Knowledge of the Company, oral notice of any pending action which could reasonably be expected to result in the revocation, suspension, adverse modification, or termination of any such Permits, or (b) any written notice or, to the Knowledge of the Company, oral notice than any such Permit will be revoked, suspended, adversely modified or terminated or that any such Permit cannot be renewed in the Ordinary Course of Business. To the Knowledge of the Company, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Permit. The Group Companies will continue to have the use and benefit of all Permits following consummation of the Transactions. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Group Companies. The Permits constitute all Permits required to permit the Group Companies to operate or conduct the Business or hold any interest in their respective properties or assets.

Section 3.8International Trade, Antitrust, Telecommunications.
3.8.1International Trade.
(a)Investigations. The Group Companies have at all times been in compliance in all respects with International Trade Laws. The Group Companies have not made any voluntary or directed disclosure with respect to any alleged, potential or actual violation of any International Trade Laws to any Governmental Authority. The Group Companies have prepared and timely applied for and obtained all import and export licenses, authorizations or registrations required under any International Trade Laws for the conduct of its Business. Without limiting the foregoing, the Group Companies are not, nor are required to be, registered with the U.S. State Department under the International Traffic in Arms Regulations. The Group Companies have not received any written or oral communication from any Governmental Authority (including, but not limited to, the U.S. Department of State Directorate of Defense Trade Controls, the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of Treasury Office of Foreign Assets Control, or U.S. Customs and Border Protection) alleging that the Group Companies or any Related Party, director, officer, agent or employee, in each case, acting on behalf of the Group Companies, were in violation, or the subject of an investigation, fine, citation or other proceeding related to an actual or potential violation, of International Trade Laws. No Group Company is subject to any ongoing internal investigations or audits regarding potential violations of International Trade Laws.
(b)Sanctioned Persons. No Group Company nor any of its affiliates, officers, directors, managers, employees, owners, or, to the knowledge of the Company, any third parties acting at their direction is a Sanctioned Person, or is located or operates in a Sanctioned Territory. No Group Company nor any of its respective directors, officers or employees, acting in such capacity, has been a party to any transaction, or conducted any business or participated in any transaction involving, directly or indirectly, (i) any Sanctioned Person or (ii) any country or region with respect to which the United States, European Union, EU Member States, United Kingdom or any other relevant Governmental Authority administers or imposes economic or trade sanctions or embargoes, including the Sanctioned Territories. No product, Technology, software, service, or financing provided by any Group Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of a Sanctioned Person or Sanctioned Territory. No Group Company nor any of its directors, officers or employees, acting in such capacity, or other affiliates have been a party to any contract or bid with, or conducted any business or participated in, any transaction involving, directly or indirectly, Belarus, Russia or the Donetsk People’s Republic or Luhansk People’s Republic regions in violation of International Trade Laws.
(c)Customs. The Group Companies are, and during the past five (5) years have been, in compliance in all material respects with all applicable U.S. and non-U.S. customs Laws and regulations, including Laws enforced by U.S. Customs and Border Protection (collectively, “Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Group Companies. There is no charge, proceeding or investigation by any Governmental Authority with respect to a violation of any applicable Customs Laws that is now pending with respect to a Group Company.
(d)Anti-Corruption. No Group Company nor any of its respective Affiliates, officers, directors, employees, consultants, representatives, or agents (nor any person acting on behalf of or at the direction of any of the foregoing), in each case, acting in connection with a Group Company, has, directly or knowingly indirectly through a third party, (i) paid, offered, given, promised to pay, or authorized, funded or facilitated the payment of any money or anything of value to any Person to improperly obtain or retain business or any competitive advantage for a Group Company or its Affiliate, or (ii) established or maintained any fund or asset that has not been recorded in the applicable Group Company books and records, in each case, in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws. No Group Company nor any of its subsidiaries, Affiliates, officers, directors, employees, or, to the Knowledge of the Company, any of its respective consultants, representatives, agents acting in connection with the Business has otherwise violated or is otherwise in violation of any applicable Anticorruption Laws.
3.8.2Antitrust. No Group Company is, or has been in the last two years, engaged in any agreement, arrangement, practice or conduct whether by omission or otherwise which amounts to an infringement of the Antitrust Laws of any jurisdiction in which the Group Companies conduct its Business and no agreement or practice of any Group Company was required to be, but was not registered in accordance with any Antitrust Laws in any jurisdiction where the Group Companies carry on business or has assets. To the Knowledge of the Company, no director, officer or employee of any Group Company is or has been engaged in any activity which would be an offense or infringement under any Antitrust Laws in respect of any Group Company. No Group Company is the subject of any proceedings by or, to the Knowledge of the Company, any investigation or inquiry by any Governmental Authority or otherwise in connection with any actual or alleged infringement of any Antitrust Laws of any jurisdiction in which that Group Company conducts, or has conducted, its Business, and, to the Knowledge of the Company, no such investigations, inquiries or proceedings as have been threatened in writing or are pending.
3.8.3Telecommunications.
(a)Section 3.8.3(a) of the Disclosure Schedules sets forth a true and correct list of all FCC Licenses necessary for the Group Companies to operate or conduct its business in all material respects as currently conducted. The FCC Licenses are in full force and effect. The Group Companies are, and have been during the past five (5) years, in compliance in all material respects with all FCC Licenses and the FCC Rules applicable thereto. No suspension, cancellation, modification, revocation or nonrenewal of any FCC License is pending or, to the Knowledge of the Company, threatened. The FCC Licenses will continue to be used and benefited from by the Group Companies immediately following the First Merger Effective Time and the Second Merger Effective Time (subject to the receipt of FCC Consent). The Group Companies are not in material default or material violation of any FCC License. No FCC License is held in the name of any employee, officer, director, equityholder, agent or other Person on behalf of the Group Companies, and no equityholder, officer, employee or former employee of the Group Companies, or any other Person, holds or has any proprietary, financial or other interest (direct or indirect) in, or any authority to use, or any other right or claim in or to, any of the FCC Licenses.
(b)Each of the FCC Licenses has been validly issued, is in full force and effect, is validly held by the Group Companies and is free and clear of conditions or restrictions, other than those appearing on the face of the FCC Licenses and those routinely imposed (i) in conjunction with FCC licenses of a similar type and (ii) by FCC Rules upon the satellite communications services industry generally. There are no obligations to make any payments to the FCC associated with any FCC License other than application fees and annual regulatory fees as required under FCC Rules.
(c)Except as set forth on Schedule 3.8.3(c), there are no applications, petitions to deny, complaints, investigations or other proceedings pending or, to the Knowledge of any Group Company, threatened in writing, before the FCC or any other tribunal, Governmental Authority or regulatory agency relating to any of the FCC Licenses or that would reasonably be expected to impair any FCC License, other than proceedings affecting the satellite communications industry generally. No Governmental Authority or regulatory agency has, to the Knowledge of the Company, threatened to terminate or suspend any of the FCC Licenses. There are no third-party claims that have been asserted in writing against the Group Companies with respect to any of the FCC Licenses. The Group Companies are not in violation or default in any material respect under any FCC License and have not received any written notice alleging any material violation of, or material default under, any FCC License. No event has occurred with respect to any FCC License that permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that would reasonably be expected to result in any material violation or material default thereunder or material impairment of the rights of the Group Companies as the holders of such FCC License.
(d)The Group Companies have no reason to believe that any of the FCC Licenses will not be renewed in the ordinary course. None of the FCC Licenses will be impaired by the consummation of the transactions contemplated hereby (subject to receipt of FCC Consent). No Group Company is aware of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any FCC License, (ii) seeks the imposition of any adverse modification or amendment with respect to any FCC License, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any FCC License, or (iv) in any other way would reasonably be expected to impair the FCC Licenses, other than matters of public record pertaining to proceedings affecting the satellite communications industry generally.
(e)Except as set forth on Schedule 3.8.3(e), the Group Companies are in compliance in all material respects with, and are not in violation in any material respect of, any Law applicable to the FCC Licenses to which they are subject, including (i) all pertinent aspects of the FCC Rules, and (ii) all applicable FCC Rules restricting foreign ownership. The Group Companies are in material compliance with all terms and conditions of, and all material obligations under, each FCC License.
(f)The Group Companies have obtained satellite network operator type approvals and certifications currently required for the operation of the Business, all of which are set forth in Section 3.8.3(f) of the Disclosure Schedules. All such approvals and certifications are valid, in full force and effect, and the Group Companies are in compliance in all material respects with the terms thereof. The consummation of the Transactions will not result in the termination, suspension or material modification of any such approvals or certifications. The Parties acknowledge that, in the Ordinary Course of Business and consistent with the Group Companies’ ongoing business and technical roadmap, the Group Companies expect to seek and obtain additional approvals and certifications from time to time.
Section 3.9Taxes.
3.9.1Tax Returns. Each Group Company has timely filed (or has caused to be timely filed on its behalf) all income and other material Tax Returns required to be filed by it or with respect to it and has timely paid, or caused to be timely paid, all Taxes due and owing by it or with respect to it to the proper Taxing Authority (regardless of whether such Taxes are reflected as due on any Tax Return). All such Tax Returns are and remain true, correct and complete in all material respects.
3.9.2Audits. No audit or other Action is currently pending relating to the Tax Returns or in respect of Taxes of the Group Companies. No Tax Return of the Group Companies with respect to any Pre-Closing Tax Period has been audited by any Governmental Authority that has not been resolved. No Group Company has received written notice from any Governmental Authority assessing, proposing, or threatening a deficiency, assessment or adjustment in Taxes that has not been settled in full with no ongoing liability.
3.9.3Tax Allocation Agreements; Other Agreements. No Group Company is a party to or bound by, or has any obligation under, any Tax Sharing Agreement.
3.9.4No Liens. There are no Liens with respect to Taxes on any of the assets of or Equity Interests of the Group Companies other than Permitted Liens.

3.9.5Withholding.
(a)The Group Companies have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has withheld and paid all material amounts of Tax required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, or other third party. The Group Companies have complied in all material respects with all documentation and record keeping requirements (including IRS Forms 1099 and W-2 (and foreign, state and local equivalents)) related to Taxes.
(b)Except as set forth in Section 3.9.5(b), No Group Company is (or will be) required to deduct or withhold any amount in respect of Tax from any payment to be made by it (or on its behalf) on or in connection with the Closing.
3.9.6FIRPTA. No Group Company is (and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.
3.9.7Affiliated Groups. No Group Company has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company).
3.9.8Subsidiaries. Except for the Subsidiaries set forth on Section 3.1.2 of the Disclosure Schedules, the Company does not own and has not owned any Equity Interests in any entity.
3.9.9Tax Classification. Except as set forth on Section 3.9.9 of the Disclosure Schedules, the Company and each Company Subsidiary is and has been since its formation, as applicable, properly treated as a “C corporation” for U.S. federal income and applicable state and local Tax purposes.
3.9.10Reportable Transactions. No Group Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any applicable comparable provisions of state, local, or non-United States law).
3.9.11Notice of Unfiled Tax Returns. No Group Company has received written notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that a Group Company has or may have an obligation to file a Tax Return in, or is or may be subject to taxation by, that jurisdiction.
3.9.12Non-U.S. Permanent Establishment or Fixed Base. Except as set forth on Section 3.9.12 of the Disclosure Schedules, no Group Company has a permanent establishment or fixed base or place of business in any jurisdiction outside such entity’s place of incorporation or formation. No Group Company constitutes a permanent establishment of any other person or is otherwise liable to account for Tax as the representative or agent of any other person. No Group Company has been registered or liable to register for or liable to pay Tax in any jurisdiction outside its jurisdiction of incorporation.
3.9.13Residence. Each Group Company is, and always has been, resident for Tax purposes solely in its jurisdiction of incorporation.
3.9.14Gain Recognition Agreements. No Group Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 (or any similar provision of state, local or non-U.S. law).
3.9.15Outbound Transfers of Intangibles. No Group Company has transferred an intangible, the transfer of which was subject to the rules of Section 367(d) of the Code (or any similar provision of state, local or foreign law).
3.9.16Accounting Methods. Since January 1, 2020, the Group Companies have always used the accrual method of accounting for income Tax purposes.
3.9.17Liability for Taxes of Another Person.
(a)The Group Companies have no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state,

local, or non-U.S. law), as a transferee or successor, by Contract (other than a Contract the primary purpose of which is not related to Taxes), or by operation of law. No Group Company organized under the Laws of the United Kingdom is treated in any jurisdiction outside the United Kingdom as a disregarded entity or as part of any fiscal unity or fiscal consolidation or any other arrangement by virtue of which it is or could be required to pay, bear or account for any Tax liability of another person or by virtue of which another person is or may be entitled to utilize any Relief of a Group Company (whether by making a claim or election or otherwise).
(b)No Group Company is treated in any jurisdiction outside the United Kingdom as a disregarded entity or as part of any fiscal unity or fiscal consolidation or any other arrangement by virtue of which it is or could be required to pay, bear or account for any Tax liability of another person or by virtue of which another person is or may be entitled to utilize any Relief of a Group Company (whether by making a claim or election or otherwise).
3.9.18Post-Closing Inclusions Relating to Pre-Closing Tax Periods. Except as set forth in Section 3.9.18, the Group Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) occurring or in existence on or prior to the Closing, (ii) any installment sale or open transaction disposition made on or prior to the Closing, (iii) any prepaid amounts received or deferred revenues accrued (or deemed received or accrued) on or prior to the Closing, (iv) any change in method of accounting or adjustment pursuant to Section 481(a) for a taxable period ending on or prior to the Closing, (v) an election under Section 965 of the Code (or any corresponding or similar provision of state, local or foreign law), (vi) any agreement with a Governmental Authority (including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law)) entered into on or prior to the Closing, (vii) an inclusion pursuant to Section 951 or Section 951A of the Code with respect to income earned or accrued in a Pre-Closing Tax Period, or (viii) use of the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred on or prior to the Closing.
3.9.19Tax Incentives. Except as set forth in Section 3.9.19 of the Disclosure Schedules, the Group Companies are not beneficiaries of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.
3.9.20Section 355. Since January 1, 2024, no Group Company has been a “distributing corporation” or a “controlled corporation” in connection with a transaction described (in whole or in part) in Section 355 or Section 361 of the Code (or any similar provision of applicable Income Tax Law).
3.9.21COVID-19 Tax Measures. The Group Companies have never deferred any payroll Taxes or claimed or otherwise availed itself of any of the Tax deferral, credits, or benefits pursuant to the CARES Act, the FFCRA, the Payroll Tax Executive Order, or any similar applicable federal, state, local, or foreign law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Governmental Authority (“COVID-19 Tax Measures”).
3.9.22Transfer Pricing. All transactions and agreements between or among the Group Companies or any of its Affiliates, are, and were entered into, in compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations promulgated thereunder, including any reporting requirements set forth thereunder, and are, and have been, in compliance with the requirements and principles of any comparable provisions of state, federal, local, or foreign law, including any reporting requirement set forth thereunder.
3.9.23Rulings and Agreements with Governmental Authorities. Except as set forth in Section 3.9.23 of the Disclosure Schedules, no private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any

Governmental Authority with respect to Taxes of the Group Companies that will be binding on the Group Companies following the Closing. The amount of Tax chargeable on any Group Company does not, and has never depended on, any concession (other than published concessions of general application), agreement or other formal or informal arrangement with any Taxing Authority.
3.9.24PFIC and CFC. Other than the Company’s ownership of the equity of All.Space Networks Limited, the Group Companies are not, and do not own, directly or indirectly, any interests in an entity that has been treated as, a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.
3.9.25Powers of Attorney. No power of attorney has been granted by or with respect to the Group Companies with respect to any matter relating to Taxes which will remain in effect following the Closing
3.9.26Escheat and Unclaimed Property. The Group Companies have complied in all respects with all applicable abandoned property, unclaimed property and escheat laws.
3.9.27Tax and the Financial Statements. No Group Company has any liability in respect of any Tax (whether actual or contingent) in any part of the world arising by reference to any income, profits or gains earned, accrued or received (or deemed for Tax purposes to be earned, accrued or received) on or before, or in respect of any period on or before, the Balance Sheet Date, or any transaction effected or event occurring (or deemed for Tax purposes to occur) on or before the Balance Sheet Date, that is not fully disclosed or provided for in the Financial Statements.
3.9.28Sales and Use Tax. (a) The Group Companies have duly collected all material amounts on account of any sales, use, value added, transfer, or similar Taxes (including goods and services, harmonized sales, and state, provincial, or territorial sales Taxes) (such Taxes being “VAT”) required by applicable Law to be collected by it and has duly remitted (or has withheld to be remitted) to the appropriate Governmental Authority any material amounts required by applicable Law to be remitted by it or has been furnished properly completed exemption certificates. (b) Each Group Company is duly registered for VAT purposes in each jurisdiction in which it is required to be registered and the Disclosure Schedules set out details (including the relevant jurisdiction and VAT registration number) of all such registrations. (c) No Group Company has been treated as a member of a group for VAT purposes and no application is pending as at the date of this Agreement for any Group Company to be so treated. (d) No Group Company has exercised (or is otherwise bound by) any option to tax (or election to waive exemption) under Schedule 10 to the UK Value Added Tax Act 1994. (e) No Group Company makes any supplies that are exempt for VAT purposes.
3.9.29Stamp taxes.
(a)Any document that may be necessary or desirable in proving title of any Group Company to any asset owned by it or that any Group Company may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes (and not only provisionally stamped) and all other transfer, documentary or registration Taxes chargeable in respect of any such document have been duly paid.
(b)Except as set forth in Section 3.9.29(b) of the Disclosure Schedules, since the Balance Sheet Date no Group Company has incurred any liability to stamp duty, stamp duty reserve tax or SDLT.
(c)No further SDLT Land Transaction Return is required in respect of any transaction involving the Real Property Leases which has an effective date prior to the date of this Agreement. No Group Company has previously entered into another transaction an effect of which would be to increase the amount of SDLT payable in respect of the Real Property Leases. All SDLT liabilities relating to the Real Property Leases have been discharged and there are no further SDLT payments to be made in respect of any transaction involving the properties held under the Real Property Leases.

3.9.30Close companies.
(a)No Group Company has (or is deemed to have) outstanding any loan or advance to which the provisions of section 455 CTA 2010 may apply.
(b)No Group Company is party to any arrangements that could give rise to a Tax charge under section 464A CTA 2010.
3.9.31Anti-avoidance.
(a)No Group Company has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance (or reduction) of a liability to Tax or the obtaining of a Relief (or increased Relief).
(b)No Group Company has been party to any transaction forming part of notifiable arrangements (as defined for the purposes of part 7 UK Finance Act 2004 (Disclosure of Tax Avoidance Schemes)) or any notifiable schemes for the purposes of Schedule 11A to the UK Value Added Tax Act 1994.
(c)No circumstances have arisen which could result in any Group Company being guilty of an offence under section 45 or section 46 of the UK Criminal Finances Act 2017 and each Group Company has in place such prevention procedures as are mentioned in section 45(2)(a) and 46(3)(a) of that Act and details of those procedures are set out in the Disclosure Schedules.
(d)No Group Company has taken any action as a result of which it could be treated as having enabled abusive tax arrangements within the meaning of Schedule 16 to the UK Finance (No.2) Act 2017.
(e)Effect of Agreement and the Closing. Neither execution of this Agreement nor the Closing will give rise to any Tax liability of a Group Company.
3.9.32Intra-group Transactions. No Group Company has, at any time within last six (6) years, acquired any asset from another company (including another Group Company) which was, at the time of the acquisition, a member of the same group of companies as that Group Company for the purposes of any Tax.
3.9.33Section 83(b) Elections. Except as set forth in Section 3.9.33 of the Disclosure Schedules, no Person holds an interest in the Group Companies that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
3.9.34Waiver of Statute of Limitations. No Group Company has (i) waived any statute of limitations with respect to any Taxes of such Group Company or agreed to any extension of time for filing any Tax Return of such Group Company or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of such Group Company, which waiver or extension of time is currently outstanding, in each case other than pursuant to automatic extensions of the due date for filing a Tax Return.
3.9.35Valid elections under section 431(1) ITEPA have been made in respect of all employment-related securities (within the meaning of Part 7 ITEPA) in respect of which the Company or any Group Company is or was treated as the employer for the purposes of Part 7 of ITEPA.
3.9.36The Company and all Group Companies have complied with all filing and notification requirements under sections 421J to 421L of ITEPA and the Disclosure Schedules disclose details of all reportable events that have occurred which the Company is required to report to His Majesty’s Revenue & Customs in its next annual share scheme return under those sections (if any) other than those which will occur on or shortly before Closing.

3.9.37No Group Company has been party to any transaction before Closing which may result in a charge under Chapter 3A or 3B of Part 7 of ITEPA.
3.9.38In relation to any options granted or purported to be granted by any Group Company pursuant to Schedule 5 to ITEPA:
(a)each such option was a qualifying option (as defined in section 527 ITEPA) that complied at all times with the EMI Code (as defined in section 527 ITEPA) on and after the date of its grant;
(b)no disqualifying event has occurred in respect of any such option (as defined in sections 533 to 539 inclusive of ITEPA; and
(c)no amendment has been made to any of the terms of any such option after its grant.
Section 3.10Labor Matters; Employee Benefits. As of the date hereof:
3.10.1Collective Bargaining Agreements. No Group Company is or has been during the past three years, a party to any collective bargaining agreement, contract or other agreement with a labor union or labor organization. To the Knowledge of the Company, or any Group Company no union organization campaign is in progress with respect to the Group Companies’ employees and workers and no such union organizing campaign has occurred in the past three years.
3.10.2Severance Agreements. Except as otherwise noted on the Section 3.10.2 of the Disclosure Schedules, no Group Company is a party to any Contract with any current or former employee or independent contractor that (i) obligates such Group Company to pay any separation or severance benefits or payments or pay or accelerate any other payments or benefits to such employee or independent contractor upon termination of such employee’s or independent contractor’s employment or engagement with such Group Company, (ii) restricts the right of any Group Company to terminate the employment or engagement of such employee or independent contractor without cause or without a specified notice period or (iii) contains provisions which are not valid and legally effective under applicable Laws.
3.10.3Census. Section 3.10.3 of the Disclosure Schedules contains a complete and accurate list of all employees and workers (including all individuals to whom an offer of employment or engagement has been made) of the Group Companies, along with each such employee’s and worker’s: (a) name; (b) job title; (c) location of employment (city and state); (d) date of hire; (e) status as full-time or part-time; (f) current base salary or regular hourly wage rate; (g) classification as overtime exempt or overtime nonexempt under applicable Laws; (h) as applicable, the rate of overtime, whether overtime is compulsory, voluntary, guaranteed or non-guaranteed, whether overtime is regularly worked, and the aggregate amount of overtime paid in each of the last two years; (i) other benefits of the Group Companies that they are eligible for, (j) details of any entitlement to allowances (such as on-call allowances) and (k) accrued but unused vacation or paid time off.
3.10.4Employment Agreements and Independent Contractors.
(a)Except as set forth on Section 3.10.4(a)(i) of the Disclosure Schedules, no Group Company is a party to or otherwise obligated in connection with any Contracts with compensation in excess of $250,000 with any current or former employees or directors (all such Contracts being hereinafter, individually, an “Employment Agreement” and, collectively, the “Employment Agreements”). The Group Companies have delivered to Parent true, correct and complete copies of all Employment Agreements, a summary of the material terms of any oral Employment Agreements, and staff handbooks, policies, procedures, benefits and schemes relating to any employees or workers. No Group Company is in breach of or default under the terms of any of the Employment Agreements and, to the Knowledge of the Company or any Group Company, there is no basis for any Action that any employee that is the subject of any Employment Agreement is in breach of or default under such employee’s obligations under such Employment Agreement. As applicable, all contracts of employment between the Group Companies and any employees comply with section 1 of the Employment Rights Act 1996 and, except as set forth on Section 3.10.4(a)(ii) of the Disclosure Schedules, can be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment).
(b)Section 3.10.4(b) of the Disclosure Schedules sets forth a list of all independent contractors with compensation in excess of $416 per day engaged by the Group Companies within the last two (2) years, which details their (i) name, (ii) geographic location, (iii) services provided, (iv) the rate of compensation payable to such contractors, and (v) the start date and end dates for their engagement. As of the Closing Date, all compensation, including wages, commissions, and bonuses, payable to all employees and independent contractors for services performed on or prior to the Closing Date have been paid in full, and there are no outstanding obligations or commitments of the Group Companies with respect to any compensation, commissions or bonuses.
(c)All independent contractors engaged by the Group Companies are engaged in their personal capacities as self-employed contractors, and there are no facts or circumstances that would mean that any contractors are deemed to be an employee or worker of any Group Company (within the meaning of section 230(3) of the Employment Rights Act 1996), as applicable. None of the Group Companies have in place any practices or arrangements which give rise to, or are likely to give rise to, a Deemed Employment Engagement. Section 3.10.4(c) of the Disclosure Schedules sets forth the status determination assessment and completed questionnaire used by the Group Companies to conduct such assessment in relation to each worker who is engaged via a relevant intermediary.
3.10.5Compliance.
(a)The Group Companies are, and at all times during the past three years, have been, in material compliance with all applicable Laws respecting labor, employment, and employment practices, including all applicable Laws concerning terms and conditions of employment, classification of workers as employees and independent contractors and as exempt or nonexempt under the Fair Labor Standard Act and comparable state Laws, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, employee safety and health, wages (including overtime wages), compensation, and hours of work with respect to employees, leaves of absence, layoffs, immigration, and employment record keeping and posting requirements.
(b)The Group Companies have complied with their obligations under the WTR 1998, including but not limited regulation 5 of the WTR 1998. No current or former employee or worker has worked in excess of the limit in regulation 4(1) of the WTR 1998, without an agreement complying with regulation 5 of the WTR 1998 being in place.
(c)For the past two years, as applicable, all holiday pay for each of the Group Companies’ current or former employees or workers for periods of holiday taken under regulation 13 of the WTR 1998 has been calculated and paid in accordance with the WTR 1998 and any applicable case law (including case law under the European Working Time Directive). All current or former employees or workers are and have been afforded the right to paid holiday under regulations 13 and 22, and are and have been paid in accordance with the National Minimum Wage Act 1998, the National Minimum Wage Regulations 2015, and the National Minimum Wage (Amendment) Regulations 2016.
(d)The Group Companies have, at all times, complied with the Agency Worker Regulations 2010, their applicable obligations under the Modern Slavery Act

2015, as amended from time to time, and any obligations in respect of gender pay gap reporting under the Equality Act 2010 (Gender Pay Gap Information) Regulations 2017 and/or the Equality Act 2010 (Specific Duties and Public Authorities) Regulations 2017 as applicable (each as amended from time to time).
3.10.6Disputes.
(a)Except as set forth on Section 3.10.6, to the Knowledge of the Company, there is no strike, work stoppage or other material labor dispute involving any of the Group Companies pending or threatened in writing. There are not now, nor within the past three (3) years have there been, any Actions relating to any labor, employment, or safety matters involving any employee, candidate or non-employee worker, including but not limited to charges of unfair labor practices, discrimination complaints, harassment complaints, retaliation complaints, complaints of unpaid wages or overtime, complaints of overtime or commissions or bonus, exemption misclassification, wrongful discharge, improper background checks, or any other alleged unlawful employment practice, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Group Companies. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.
(b)There are no current, pending or anticipated data subject access requests relating to the Group Companies from or on behalf of any current, former or prospective employee or worker.
(c)No Group Company has entered into any collective bargaining agreements or other agreements with any labor organization, including trade unions, works council or staff associations, with respect to its employees or workers, and no labor strike, labor dispute, work stoppage, lockout, negotiation, industrial 39 action is presently pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies, and there has been no such occurrence in the past three (3) years. To the Knowledge of the Company, no union organization campaign is in progress with respect to any of the Company’s employees and no such campaign has occurred within the past three (3) years, and no questions concerning representation exist with respect to such employees.
3.10.7Sexual Misconduct Allegations. Within the past three (3) years, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made against any Person who is or was an officer, director, manager or supervisory-level employee of the Company in such Person’s capacity as such. Within the past three (3) years, no Group Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against a Group Company or any Person who is or was an officer, director, manager or supervisory-level employee of such Group Company.
3.10.8Immigration.
(a)All employees of the Group Companies are legally entitled to work in the applicable jurisdiction of such employee’s principal place of work and, to the Knowledge of the Company, all Persons employed by the Group Companies during the past three (3) years were at the time of their employment, legally entitled to work in such jurisdiction. The Group Companies are in compliance with and has complied with all immigration laws, including Form I-9 requirements, the proper confirmation of employee visas, and any applicable mandatory E-Verify obligations.
(b)There are no Persons employed by or engaged to provide services by the Group Companies who are subject to immigration control and that: (a) have not been granted leave to enter and to remain in the United Kingdom; or (b) whose leave to enter or remain in the United Kingdom is invalid, have ceased to have effect (whether by reason of curtailment, revocation, cancellation, passage of time or otherwise), or are subject to a condition preventing them from undertaking their employment.
(c)Each Group Company has carried out right to work checks in relation to its employees and workers in accordance with the requirements set out in the Asylum and Immigration Act 1996, the Immigration, Asylum and Nationality Act 2006, the Immigration Act 2016 and Home Office codes of practice and guidance and there are no circumstances existing that would reasonably be expected to give rise to any such civil penalty, fine or criminal sanction.
(d)Except as set forth on Section 3.10.8(d) of the Disclosure Schedules, no Group Company is a licensed sponsor registered with the Home Office nor are they covered by any other organization’s sponsor license.
(e)No civil or criminal penalty has been imposed on the Group Companies or any of their officers or employees in connection with a breach of immigration law or its sponsor license duties and responsibilities.
3.10.9Employee Resignations and Transfers.
(a)Except as set forth in Section 3.10.9, no current officer, employee or worker of any Group Company has provided written or oral notice that he or she intends to terminate his or her employment relationship with the Company, prior to Closing or within one year following the consummation of the Transactions.
(b)No person previously employed or engaged by any Group Company has a right to return to work or a right to be reinstated or re-engaged. To the Knowledge of the Company, or any Group Company, the consummation of the Transactions will not cause any employee or worker to terminate their employment or engagement any Group Company.
(c)Except as set forth on Section 3.10.9(c) of the Disclosure Schedules, there are no other Persons: (i) employed by the Group Companies; (ii) assigned to the business of any of the Group Companies; or (iii) who will transfer to, or become the responsibility of a Group Company, in each case, pursuant to TUPE or otherwise in connection with the consummation of the Transactions.
(d)Within the past five years, no Group Company has been a party to a relevant transfer for the purposes of the TUPE affecting any of its employees or any other Persons employed or engaged in the business of the Group Companies and no event has occurred which may involve such Persons being involved in such a transfer in the future. No such Persons have had their terms or conditions varied for any reason as a result of or in connection with such a transfer.
3.10.10Employee Loans. Except as set forth on Section 3.10.10 of the Disclosure Schedules, there are no amounts owing or agreed to be loaned or advanced by a Group Company to any current or former employees, directors or consultants (other than amounts representing remuneration accrued due for the current pay period, accrued holiday for the current holiday year or for reimbursement of expenses accrued in the ordinary course of business). Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in forgiveness, in whole or in part, of any outstanding loans made by a Group Company to any current or former employees, directors or consultants of a Group Company.
3.10.11ERISA and Pensions.

(a)Section 3.10.11(a) of the Disclosure Schedules contains a correct list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has provided or made available to Parent a current, accurate and complete copy thereof or copy of the governing document of the representative form of agreement thereof and any amendments thereto and, to the extent applicable, a current, accurate and complete copy of: (i) any related trust agreement or other funding instrument, including any group contracts and insurance policies; (ii) the most recent determination or tax approval letter; (iii) any summary plan description and summary of material modifications; (iv) the three (3) most recent Form 5500 and attached schedules, financial statements and actuarial valuation reports, (v) written summary of the material terms of any Company Benefit Plan that is not set forth in a written document; (vi) the non-discrimination testing results for the three (3) most recently completed plan years; (viii) all material correspondence with any Governmental Authority since January 1, 2023, including any filings or applications under any amnesty, delinquent filer or voluntary correction programs; and (ix) all material third-party vendor or service provider agreements, including investment management or advisory agreements, recordkeeping agreements, fidelity bonds and fiduciary liability insurance policies and other administrative service agreements.
(b)Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with Law and all relevant regulatory and administrative requirements. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and, nothing has occurred that would reasonably be expected to cause the loss of such qualification. There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance. As of the Closing Date, no Company Benefit Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.
(c)None of the Group Companies nor any ERISA Affiliate has sponsored or contributed to, or has or had any liability or obligation in respect of: (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, Contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Company Benefit Plan provides for or promises, and the Group Companies have not incurred any current or projected liability in respect of, any health, life insurance or similar welfare benefits for any Person upon or following retirement or termination of employment, service, or ownership, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other applicable Law (for which the applicable participant bears the sole cost of all associated premiums).
(d)There are no pending claims, actions, suits, or proceedings that have been asserted or instituted with respect to any Company Benefit Plan, and to the Knowledge of the Company, no such claim, action, suit, or proceeding has been threatened, in each case other than routine claims for benefits.
(e)Except as contemplated under this Agreement, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions (either alone or in conjunction with any other event) could (i) result in any payment becoming due to any employee of the Group Companies, (ii) increase any payments or benefits otherwise payable under any Company Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Benefit Plan or otherwise, (iv) to make a “gross up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code, (v) result in any severance, termination or similar types of payments or benefits, or (vi) limit the ability of the Group Companies to amend or terminate any Company Benefit Plan.
(f)Each Company Benefit Plan that is subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code, such that no amounts deferred thereunder have been, or upon vesting or payment will be, subject to any interest or additional Tax imposed under Section 409A of the Code. Each Company Option (whether currently outstanding or previously forfeited or exercised) has been granted with an exercise price per share that is not less than the fair market value of the underlying shares on the date of grant and the date such Company Option was re-priced, as applicable, and otherwise has been designed, documented, and administered in all material respects in a manner that is exempt from or compliant with Section 409A of the Code. The Group Companies have no obligations to reimburse, gross up, or indemnify any Person for any Tax incurred pursuant to Section 409A or 4999 of the Code.
(g)The Group Companies are not party to any contracts, agreements or arrangements that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit for any current or former employee, officer or director of the Group Companies as a result of the transactions contemplated by this Agreement, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or a payment subject to the Tax imposed under Section 4999 of the Code.
(h)Except as otherwise provided in Section 3.10.11(h) of the Disclosure Schedules, the Pension Scheme is the only arrangement under which the Group Companies have, or may have, any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of the employees, and no proposal or announcement has been made to any employee about the introduction, continuance, increase or improvement of, or payment of a contribution towards any other pension, lump sum, death, ill-health, disability or accident benefit.
(i)The Group Companies have complied with and continue to comply with their automatic enrolment obligations under Part 1 of the Pensions Act 2008 (to the extent applicable to it). No notices, fines or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of the Group Companies.
(j)The Group Companies are not, nor have they been, connected with or associated with (within the meaning of sections 38 and 51 of the Pensions Act 2004) a company that is or was at any time an employer in relation to an occupational scheme within the meaning of section 1 of the Pension Schemes Act 1993, other than a scheme under which all the benefits are money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).
(k)The Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and to the Knowledge of the Company, there is no reason why HMRC might de-register the Pension Scheme.
(l)The Group Companies have complied in all respects with their obligations in respect of the Pension Scheme and all other legal and administrative requirements,

including the requirements of HMRC applicable to them in relation to the Pension Scheme. All amounts payable in respect of the Pension Scheme relating to any employee or director have been paid on or before the dates on which they were due.
(m)The Pension Scheme only provides money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993) and no promise or assurance has been given to any employee or director that his or her benefits under the Pension Scheme will be equal to or exceed any defined level of benefits.
(n)The Group Companies have not discriminated against, or in relation to, any employee, director or worker on grounds of age, sex, disability, marital status, hours of work, fixed term or temporary agency worker status, sexual orientation, religion or belief in providing benefits on retirement, incapacity, ill-health or death.
(o)All pension contributions due to the Pension Scheme have been paid to the extent that the date for such payment arises prior to the date of this agreement.
(p)No complaints have been made or, threatened nor are any in progress against the Group Companies in relation to the Pension Scheme, or otherwise in respect of the provision of or failure to provide pension, lump-sum, death, ill-health, disability or accident benefits by the Group Companies in relation to any of its employees or former employees.
(q)No employee, director or worker of the Group Companies has a right to enhanced benefits on redundancy or benefits on early retirement, or to a set amount of employer contributions, as a result of their employment having previously transferred under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.
Section 3.11Environmental Matters. Except for actions or omissions that, individually or in the aggregate, would not result in a Company Material Adverse Effect:
(a)the Group Companies are, and for the past five (5) years has been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws that are necessary for its business and operations (“Environmental Permits”);
(b)the Group Companies are not subject to any pending, or to the Knowledge of the Company, threatened Action alleging that such Group Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability (including any investigation or remediation obligations) under any Environmental Law;
(c)no Group Company has Released any Hazardous Material in a manner requiring reporting, investigation, or remediation under Environmental Law; and
(d)there are no pending or threatened (in writing) investigations of the Group Companies under Environmental Laws by any Governmental Authority that would reasonably be expected to result in the Group Companies incurring material Liability under any Environmental Law.
Section 3.12No TID U.S. Business. The Group Companies have conducted a reasonable assessment, and based on that assessment, none of the Group Companies (a) design, fabricate, develop, test, produce, or manufacture any “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform any of the functions set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to any “covered investment critical infrastructure,” as that term is defined in 31 C.F.R. § 800.212; or (c) maintain or collect, directly or indirectly, any “sensitive personal data” of U.S. citizens as that term is defined in 31 C.F.R. § 800.241. Accordingly, no Group Company is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248. No Group Company has any intention of engaging in activities that would cause it to become in the future a “TID U.S. Business.”
Section 3.13Material Contracts.
3.13.1Specified Material Contracts. Section 3.13.1 of the Disclosure Schedules sets forth a list of all of the following Contracts to which a Group Company is a party or by which it is bound (except for completed purchase orders and fully paid invoices) (each Contract listed or required to be listed here, a “Material Contract”):
(a)all Contracts, other than a Company Benefit Plan disclosed in Section 3.9.38(c) of the Disclosure Schedules, that obligate the Group Companies to pay or repay an amount in cash, goods, services or materials of $1,000,000 or more in any consecutive 12 month period;
(b)all Contracts, other than a Company Benefit Plan disclosed in Section 3.9.38(c) of the Disclosure Schedules, that entitles the Group Companies to receive, an amount in cash, goods, services or materials of $1,000,000 or more in any consecutive 12 month period;
(c)all Contracts that by their terms contain (i) exclusivity binding a Group Company or its Affiliates, (ii) non-solicitation binding a Group Company or its Affiliates, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the a Group Company’s or its Affiliates’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) restrictions on a Group Company’s or its Affiliates’ ability to compete in any line of business with any Person or engage in any line of business within any geographic area or other restrictive covenants, (v) a “most favored nation” or similar pricing provision in favor of any customer or other counterparty of a Group Company, or (vi) a right-of-first refusal or right-of-first offer, (vii) exclusivity obligations (including any “requirements” or “take-or-pay” provisions or other minimum purchase requirements);
(d)all Contracts for the sale of any of the assets of the Group Companies or for the grant to any Person of any preferential rights to purchase any of its assets, in each case, other than in the Ordinary Course of Business, for consideration in excess of $200,000;
(e)all Contracts for joint ventures or partnerships or similar agreement involving co-investment or the sharing or profits or loss between or involving the Group Companies, or relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);
(f)all Contracts entered into in the past year relating to the acquisition (by merger, purchase of stock or assets, or otherwise) by the Group Companies of any operating business or material assets or the capital stock of any other Person;
(g)any employment, severance, retention, consulting or separation Contracts with any current employee or other service provider of the Group Companies receiving annual base compensation in excess of $200,000;
(h)all Contracts relating to the incurrence, assumption or guarantee of any Indebtedness having an outstanding principal amount in excess of $500,000;
(i)all Contracts requiring any capital commitment or capital expenditure (including any series of related expenditures) of more than $500,000;

(j)(A) each employee collective bargaining agreement, (B) each plan, program or Contract that provides for the payment of bonus, change of control, retention, severance (including redundancy), separation, or termination or benefits related to a corporate transaction involving the Group Companies or upon the termination or resignation of any employee and (C) each plan, program or Contract that provides for medical, life insurance or similar benefits for employees upon their retirement from, or termination of employment with or services for, the Group Companies (other than health coverage continuation provided under COBRA or any similar Law);
(k)Contracts for the making of any loans or advances to another Person in excess of $25,000;
(l)Contracts under which any Group Company is a lessee or lessor of any tangible property (for the avoidance of doubt, excluding real property), except for any such Contract under which the aggregate annual rental payments do not exceed $50,000;
(m)each Contract with a customer or supplier set forth on Section 3.19 of the Disclosure Schedules;
(n)each Contract set forth on Section 3.14.1 of the Disclosure Schedules;
(o)any power of attorney affecting any Group Company;
(p)all Contracts pursuant to which (i) any Group Company has granted any license or option to any third party with respect to Group Company-Controlled Intellectual Property, or (ii) any Group Company has received any license or options with respect to any Intellectual Property Rights of any other person, other than non-exclusive licenses for commercial off-the-shelf Software involving an annual or aggregate license fee of $25,000 or less;
(q)each Contract providing for benefits under any Company Benefit Plan;
(r)any collective bargaining agreement or other Contract with any labor union, labor organization or other representatives of employees;
(s)any currency or interest rate swap, collar, hedge, offset, counter trade or barter agreement;
(t)any Contract relating to Transaction Expenses;
(u)any Contracts that obligate the Group Companies to purchase goods or services, or make future purchases at predetermined prices or quantities outside of the Ordinary Course of Business;
(v)any Contract relating to settlement of any administrative or judicial proceedings within the past three years or pursuant to which there are any material continuing obligations;
(w)any Contract listed in Section 3.21 of the Disclosure Schedules;
(x)any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Group Companies (which disclosure identifies, as applicable, the

(a) Contract in connection with which it was obtained), (b) estimated time to completion of such Contracts, (c) principal amount, (d) obligee, (e) surety company and (f) bond amount, and any Contract which contains terms providing for any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Group Companies with respect to the payment or performance of any liabilities of any Person; and
(y)any commitment or agreement to enter into the foregoing.
3.13.2Status of Material Contracts. No Group Company is in default in any material respect under any Material Contract. Each Material Contract is a legal, valid and binding obligation of the Group Companies and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles). The Group Companies are not (with or without the lapse of time or the giving of notice, or both) in material breach of or in default under any of the Material Contracts, and, to the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in default under any of the Material Contracts. There do not exist any facts or circumstances that would reasonably be expected to result in a material breach or default by any Group Company under any Material Contract, or, to the Knowledge of the Company, by any other party thereto. No Group Company has provided or received notice of termination, cancelation, breach, default or event that with or without notice or lapse of time, or both, would constitute a material breach or default by the Company under any Material Contract or give rise to any termination or cancellation of any Material Contract. None of the Material Contracts are due to expire at any time within the date which is six (6) months from the date of this Agreement. The Company is not developing or supplying any goods or services to any customer or other recipient under any Material Contracts at or below cost. The Company has delivered or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.
Section 3.14Government Contracts.
3.14.1Section 3.14.1 of the Disclosure Schedules sets forth a true and correct list of: (i) each Government Contract for which the period of performance has not yet expired or terminated, final payment has not been received, or which remains open to audit; (ii) each Government Bid, including the customer, program name, and solicitation number; and (iii) each Teaming Agreement to which a Group Company is a party which has not expired and for which an award has not been made. For purposes of this Section 3.14.1, any task, purchase, change or delivery order under a Government Contract shall constitute a separate Government Contract. The Company has made available to Parent complete and correct copies of each of the Government Contracts (including all material modifications) required to be listed on Section 3.14.1 of the Disclosure Schedules. Each Government Contract listed on Section 3.14.1 of the Disclosure Schedules was legally awarded, is binding on the parties thereto, and is in full force and effect and, except as noted on Section 3.14.1 of the Disclosure Schedules, is not the subject of any ongoing bid or award protest proceedings. Each Government Bid and Teaming Agreement was made in the ordinary course of business.
3.14.2Except as set forth on Section 3.14.2 of the Disclosure Schedules, since January 1, 2020, the Group Companies have complied in all material respects with (i) the terms and conditions of each Government Contract and Government Bid, and (ii) all Laws pertaining to each Government Contract and Government Bid, including any Federal Acquisition Regulation (“FAR”) and/or other relevant and applicable federal agency FAR Supplement(s) clauses or provisions applicable to or incorporated by reference. The Group Companies have maintained internal controls for compliance with all requirements of the Government Contracts, Government Bids and applicable Law, and all representations, certifications, and statements made, acknowledged, submitted or set forth in connection with any Government Contract or

Government Bid (including, without limitation, representations made regarding its size status and Foreign Ownership, Control, or Influence, representations and certifications contained in the Group Companies’ System for Award Management registrations, and representations and certifications submitted to any prime contractor or higher-tier subcontractor) were current, accurate, and complete in all material respects as of their effective date and have been updated as required by Law.
3.14.3Except as set forth on Section 3.14.3 of the Disclosure Schedules, since January 1, 2020, (i) no Group Company has received any written or, to the Knowledge of the Company, oral notice of termination for default or convenience in whole or in part, notice of breach, cure notice, or show cause notice arising under or related to a Government Contract from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to a Government Contract, (ii) no Group Company has received any written or, to the Knowledge of the Company, oral notice that a Group Company (i) has materially breached or violated any Law, certification, representation, clause or provision or (iii) is in material breach of any Government Contract or Government Bid.
3.14.4There is no pending or, to the Knowledge of the Company, threatened material audit, inspection, survey, examination of records or, investigation of a Group Company by any Governmental Authority (other than routine indirect rate audits, inspections, surveys, examinations or investigations).
3.14.5At all times since January 1, 2020, neither any Governmental Authority nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned (other than in the ordinary course of business during routine invoice processing) or disallowed any cost, notified a Group Company of any intent to disallow any costs, or withheld or set off, or attempted to withhold or set off, monies due to the Group Companies under any Government Contract. All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Group Companies under any Government Contract were current, accurate and complete in all material respects as of their respective submission dates.
3.14.6No Group Company, and none of the directors, officers, or Principals (as defined at FAR 2.101) of a Group Company has (i) made any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR 52.203-13 (including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract); (ii) made any voluntary disclosures to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; (iii) been in violation of any applicable restriction on conflict of interest, lobbying, political activity, political contributions, or the offering, giving, soliciting or receiving of anything of value with respect to a representative of a Governmental Authority, a prime contractor or a Lower-Tier Subcontractor; or (iv) received any written allegations or has credible evidence that a Principal, Employee, Agent (as such terms are defined in FAR 52.203-13(a)), or Lower-Tier Subcontractor of the Company has committed a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act, or of any significant overpayment(s) on any Government Contracts.
3.14.7None of the Group Companies, nor their directors, officers, or Principals (as defined at FAR 2.101) has been debarred, suspended, declared nonresponsible, or excluded from participation in the award or performance of any government contract for any reason, nor has any debarment, suspension, proposed debarment or exclusion investigation or audit, been threatened or initiated against a Group Company or any officers, senior management, or employees of such Group Company.
3.14.8Section 3.14.8 of the Disclosure Schedules sets forth a current, complete, and accurate list of all Facility Clearances held by the Group Companies. The Group Companies and their respective officers, directors, and employees hold all Facility Clearances and Personnel Security Clearances required by or reasonably necessary to perform the Government Contracts, and all requisite Facility Clearances and Personnel Security Clearances are valid and in full force and effect. Since January 1, 2020, the Group Companies have complied in all material respects with the National Industrial Security Program Operating Manual and with the requirements imposed by Facility Clearances and Personnel Security Clearances, in each case, as and if applicable. For each clearance listed on Section 3.14.8 of the Disclosure Schedules, the applicable Group Company holds, to the extent applicable, at least a “Satisfactory” rating from the Defense Counterintelligence and Security Agency (“DCSA”) or any other cognizant security agency under the National Industrial Security Program Operating Manual (“NISPOM”), or has achieved at least a “satisfactory” rating on any self-inspection performed by the Company in lieu of a rating from the DCSA or any other cognizant security agency under the NISPOM. Since January 1, 2020, no notice of revocation, suspension or invalidation from the DCSA or any other Governmental Authority has been issued with respect to any such facility security clearance, and all violations of the Group Companies’ policies or Laws relating to the safeguarding of, and access to, classified information have been reported to the appropriate Governmental Authority and contracting parties as required by any Government Contracts or any Law relating to the safeguarding of, and access to, classified information.
3.14.9The Group Companies have, to the extent required by the terms of the applicable Government Contracts and all Laws, (i) taken all reasonable steps required to protect rights in and to all technical data, computer software, and other intellectual property developed in connection with the Government Contracts and (ii) complied in all material respects with all notice requirements, Laws (including the FAR and DFARS) and contractual requirements relating to the placement of legends or restrictive markings on all technical data, computer software, computer software documentation, and other intellectual property developed in connection with a Government Contract, used in performance of a Government Contract, or delivered or otherwise provided to a Governmental Authority. The Group Companies are not using any Intellectual Property Rights developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained any required prior permission of the relevant Governmental Authority or prime contractor, subcontractor, vendor or other authorized Person.
3.14.10Except as set forth on Section 3.14.10 of the Disclosure Schedules, none of the Group Companies’ current Government Contracts was (i) set aside for small business concerns, small disadvantaged business concerns, woman-owned business concerns, veteran-owned small business concerns, service-disabled veteran-owned small business concerns, historically under-utilized business zone small business concerns, or Small Business Administration (“SBA”) Section 8(a) program participant, or (ii) awarded based in whole or in part on the Company’s status as a small business, a small disadvantaged business, a woman-owned business, a veteran-owned small business, a service-disabled veteran-owned small business service-disabled veteran-owned small business concerns, historically under-utilized business zone small business concerns, or Small Business Administration Section 8(a) program participant. Except as set forth on Section 3.14.10 of the Disclosure Schedules, no Group Company is claiming eligibility as a small business, a small disadvantaged business, a woman-owned business, a veteran-owned small business, a service-disabled veteran-owned small business, a historically under-utilized business zone small business, or Section 8(a) Program participant with respect to any pending Government Bid that is set aside for such concerns. Since January 1, 2020, no Group Company has been the subject of an SBA certificate of competency, size determination, size protest, size appeal or a review of eligibility of any status under the administration of the SBA.
3.14.11Section 3.14.11 of the Disclosure Schedules sets forth (i) a complete list of all organizational conflict of interest (“OCI”) mitigation plans entered into in connection with any Government Contract to the extent any Group Company has any continuing obligations under such OCI mitigation plan; and (ii) a complete list of all OCI mitigation plans proposed in connection with any Government Bid. There are no OCI mitigation plans that would render a Group Company ineligible to participate on future specifically identified contracts or programs.
3.14.12Since January 1, 2020, no Group Company has received written notice of any material adverse past performance evaluations or ratings (i.e., evaluations or ratings of less than “Acceptable” or “Satisfactory”) in connection with a Government Contract or Government Bid.
(a)No Group Company is an “excluded supplier” or an “excludable supplier” as defined in the UK Procurement Act 2023 and none of the Mandatory Exclusion Grounds and/or the Discretionary Exclusion Grounds under Schedule 6 and Schedule 7 respectively of the UK Procurement Act 2023 apply to any Group Company and/or its Connected Persons which would prevent a Group Company from bidding for Government Contracts with UK Governmental Authorities. Since January 1, 2020, no Group Company has been in breach of any Government Contract or performed poorly under any Government Contract to the extent that (a) the Government Contract has been terminated by the relevant Governmental Authority, (b) damages have been awarded against a Group Company in favor of the relevant Governmental Authority, or (c) the breach or poor performance resulted in a Group Company entering into a settlement agreement with the relevant Governmental Authority.
Section 3.15Real Property.
3.15.1Ownership. The Group Companies do not currently own and have not owned any real property (including any freehold title to any property). Section 3.15.1 of the Disclosure Schedules sets forth a complete list of all leases, subleases, or other agreements allowing occupancy of real property by the Group Companies (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). All real property used or occupied by a Group Company is possessed by such Group Company pursuant to a Real Property Lease set forth on Section 3.15.1 of the Disclosure Schedules. The Group Companies do not have any interest or liability (whether actual or contingent) in relation to any other real property other than the real property held under the Real Property Leases. No Group Company has subleased or licensed its interest under any Real Property Lease or the property leased thereby to any third party except as set forth on Section 3.15.1 of the Disclosure Schedules. No Group Company has received any written notice of any default or event that would constitute a material default under any of the Real Property Leases. The Group Companies have valid leasehold interests in the applicable premises leased under a Real Property Lease, and are in exclusive physical occupation and possession of such property held under such Real Property Lease. To the Knowledge of the Company, the Group Companies’ interests in the properties held under the Real Property Leases are free from all Liens and third party rights whatsoever, and there are no circumstances which (with or without the taking of other action) would entitle any third party to exercise a right or power of entry or to take possession. The Company has made available to Parent true and complete copies of the Real Property Leases (including all amendments and supplements thereto).
3.15.2Real Property Leases. With respect to each Real Property Lease and the premises leased thereunder: (a) each Real Property Lease is in full force and effect and is binding and enforceable against each of the parties thereto in accordance with their respective terms; (b) the Group Companies and each other party to a Real Property Lease has complied in all material respects with such Real Property Lease; (c) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material breach or default under any Real Property Lease; (d) no Group Company has waived any right under any Real Property Lease that would, without such waiver, be in effect on or after the date of this Agreement and no extension, termination, expansion, surrender or other right or option in any Real Property Lease has been exercised except as stated in the applicable Real Property Lease; (e) premises leased under the Real Property Leases are (i) in good operating condition and repair; (ii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iii) structurally sound with no known defects and in conformity with all applicable Law relating thereto currently in effect and no Group Company has received notice of any violation of Law with respect to such real property; (f) the landlord under each Real Property Lease is holding the full amount of the security deposit required under the applicable Real Property Lease, (g) there are no rent concessions, abatements, or contributions owed to a Group Company under any Real Property Lease, (h) the term under each Real Property Lease has commenced, and no termination event or termination condition (other than expiration of the Real Property Lease by its terms on the scheduled termination date, rather than an accelerated termination date) exists under any Real Property Lease, (i) the tenant interest in each Real Property Lease has not been transferred, assigned, mortgaged, pledged or otherwise encumbered, nor is there any agreement to do so, (j) no construction is currently being performed or is anticipated to be performed at any premises leased under a Real Property Lease, and (k) there exists no violation of any Law with respect to the premises leased under a Real Property Lease and all governmental permits and other authorizations necessary for the use or operation of the premises lease under each Real Property Lease are in effect. The Group Companies have performed all of its obligations under any terminated or expired leases, subleases, licenses or other agreement granting a Group Company the right to use or occupy real property. No Group Company has received notice of any condemnation or eminent domain Action pending or threatened against any real property leased under a Real Property Lease, and to the Knowledge of the Company, there are no disputes, claims, actions, demands, notices or complaints in respect of any property held under Real Property Leases or its use which are outstanding or anticipated by any Group Company.
3.15.3Existing Use. To the Knowledge of the Company, each of the properties held under the Real Property Leases has the benefit of the legal rights and easements necessary for the use and enjoyment of the property for the Existing Use free from unusual or onerous conditions or restrictions or any right to terminate or curtail them and there are no reasons why any of the properties held under the Real Property Leases may not continue to be used for the Existing Use. The Existing Use of the properties held under the Real Property Leases is the lawful use under the Planning Acts and the planning permissions authorizing the Existing Use are free from unusual or onerous conditions and permanent and are not personal. None of the consents and permissions relating to the existing use is subject to an existing challenge to their validity and none were issued within the period of three months immediately preceding the date of this Agreement. There have been no breaches of any conditions attached to planning permissions or of the terms of any planning agreement or planning obligation in relation to any property held under the Real Property Leases and all obligations in such documents have been substantively complied with so that nothing material remains to be done and no payments are extant pursuant to such agreements or obligations and there is no liability arising pursuant to the Community Infrastructure Levy Regulations 2012. All development carried out on the property held under the Real Property Leases has been carried out in accordance with the Planning Acts and all necessary consents and permissions required thereunder have been obtained. To the Knowledge of the Company, there are no breaches of current or previous legislation or regulations, Orders, notices or directions made under such legislation capable of enforcement affecting any of the properties held under the Real Property Leases and there are no outstanding requirements or recommendations of any competent authority and the properties held under the Real Property Leases comply with the current requirements of the relevant insurers. None of the properties held under the Real Property Leases are subject to the payment of any outgoings other than rents, service charges and insurance payments due under the Real Property Leases. There are no material outstanding capital expenditures of non-recurring nature in respect of the properties held under the Real Property Leases (including material repairs/dilapidations costs and service charges) and no material capital expenditures of a non-recurring nature are anticipated in respect of the properties held under the Real Property Leases (including material repairs/dilapidations costs and service charges).
Section 3.16Condition and Sufficiency of Assets.
3.16.1Except as set forth in Section 3.16.1 of the Disclosure Schedules, the Group Companies have good and marketable title to, or a valid leasehold interest in or a valid license for, all of the Group Companies’ assets used by the Group Companies in the operation of the Business, all of which are shown on the Interim Financials or were acquired in the Ordinary Course of Business since the date of the Interim Financials (except for any asset disposed of in the Ordinary Course of Business since the date of the Interim Financials), and such assets are free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 3.16.1 of the Disclosure Schedules, all personal property owned, leased or used by the Group Companies in connection with the Business is in good operating condition and repair, subject to reasonable wear and tear given the age of any such property, is suitable and sufficient for the purposes for which such property is used, and has been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon. The operation of the Business as it is now conducted is not dependent upon the right to use the personal property of Persons other than the Group Companies and, except for such personal property that is leased, licensed or otherwise contracted to the Group Companies.
3.16.2The assets owned or leased or licensed by the Group Companies constitute all of the assets, tangible and intangible, of any nature whatsoever, that are necessary to permit Parent and its Affiliates to carry on the Business immediately following the Closing in substantially the same manner as presently conducted by the Group Companies and currently proposed to be conducted (including, without limitation, to perform its obligations under the Material Contracts).
Section 3.17Intellectual Property.
3.17.1Company IP. Section 3.17.1 of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of all registered Intellectual Property Rights (including domain name registrations) and applications for registration of Intellectual Property Rights, in each case owned or purported to be owned by or licensed by any of the Group Companies (the “Registered IP”). Except as set forth in Section 3.17.1 of the Disclosure Schedules, there are no deadlines related to (i) registration, maintenance or renewal fees with respect to such Registered IP or (ii) the filing of any documents, applications or certificates (including responses to office actions) or payment of fees that are required within ninety (90) days of the Closing Date to maintain any such Registered IP. All Registered IP is subsisting, valid, and enforceable. The Group Companies exclusively own all Registered IP, free and clear of any Liens other than Permitted Liens.
3.17.2Infringement. Except as set forth on Section 3.17.2 of the Disclosure Schedule, no past or current product or service or activity of the Group Companies has infringed or violated, or infringes or otherwise violates any Intellectual Property Rights of a third Person. By conducting the Group Companies’ business as currently conducted or as presently proposed to be conducted, the Group Companies do not infringe or violate any of the Intellectual Property Rights of a third Person. No Group Company has received any written offer of a license or release, charge, complaint, claim, demand or notice (i) alleging that it has infringed or misappropriated any Intellectual Property Rights of any other Person (including any claim that a Group Company must license or refrain from using any Intellectual Property Rights of any other Person), or (ii) contesting or seeking to deny or restrict the validity, use, ownership or enforceability of any Company-Controlled Intellectual Property. To the Knowledge of the Company, no third Person has infringed any Company-Controlled Intellectual Property.

3.17.3Sufficiency. The Company-Controlled Intellectual Property together with any Intellectual Property Rights that are licensed for use by the Group Companies pursuant to a valid and enforceable Contract constitute the only Intellectual Property Rights used by the Group Companies in the conduct of its business, and includes all Intellectual Property Rights necessary and sufficient for the conduct of the Business by Parent and its Affiliates immediately following the Closing Date in substantially the same manner as conducted by the Group Companies during the twenty-four (24) month period prior to the Closing Date.
3.17.4IP Development. Each present or past employee, officer, consultant or any other Person who developed for or on behalf of the Group Companies any part of any Intellectual Property Rights used in the conduct of the business of the Group Companies is a party to a valid and enforceable written Contract that conveys or obligates such Person to convey to the Company any and all right, title and interest in and to all such Intellectual Property Rights, or otherwise has by operation of law exclusively vested in the Group Companies any and all right, title and interest in and to all such Intellectual Property Rights.
3.17.5Protection of Intellectual Property. The Group Companies have used commercially reasonable efforts consistent with common practice in the industry in which it operates to protect the confidentiality of its trade secrets. There has not been any unauthorized use or disclosure of any such trade secrets. The Group Companies are not, and as a result of the execution and delivery of this Agreement or any ancillary agreement to which they are or will be a party or the performance of their obligations hereunder or thereunder, will not be, in violation of any Contract relating to trade secrets or confidential information. Access to the Group Companies’ trade secrets has been provided only to the Group Companies’ employees having a need to access and use the same in the course of performing work for the Group Companies or to third parties performing work on behalf of the Group Companies, in each case, subject to written, binding and enforceable non-disclosure agreements with respect thereto.
3.17.6Owned Software. Section 3.17.6 of the Disclosure Schedules sets forth each item of Owned Software. All Owned Software and, to the Knowledge of the Company, all other Software used by the Group Companies in the operation of the Business is free from any material defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and conforms in all material respects with its documentation with respect to performance, features, and functionality. The Group Companies have not transferred ownership rights in Owned Software to any Person, and has not disclosed or placed in escrow any source code for Owned Software, and is not otherwise required to do so.
3.17.7Open Source Code. No Owned Software is, in whole or in part, offered under, subject to or distributed under a Contract or distribution model that either does or, depending on how such Software is used or distributed, may: (i) prohibit or restrict any Person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Owned Software; (ii) require the distribution or making available of source code of any Owned Software; (iii) grant any right to any Person to decompile, disassemble or otherwise reverse-engineer any Owned Software; or (iv) require the licensing of any Software for the purpose of making derivative works.
3.17.8No Government/Educational Funding. Except as set forth on Section 3.17.8, no Governmental Authority, educational institution (including any university, college, community college, or other academic or research institution), or any instrumentality or affiliate of any of the foregoing has provided any grant, funding, or other financial support that was used, directly or indirectly, in the conception, creation, authorship, research, development, reduction to practice, testing, or improvement of any Company-Controlled Intellectual Property.
3.17.9No Restrictions. There are no judgments, Orders, holdings, or settlement agreements against the Group Companies that restricts its use of Intellectual Property Rights related to the conduct of its business. The execution of this Agreement and any ancillary agreements hereto will not result in the loss or impairment of the rights of the Group Companies to own or use any of the Intellectual Property Rights currently used in the business of the

Company, or in a violation or termination of any Contract concerning Intellectual Property Rights.
Section 3.18Privacy and Data Security.
3.18.1Information Systems. The Group Companies use commercially reasonable efforts to protect the confidentiality, integrity and security of the Information Systems. As of the Closing, the Information Systems will be sufficient in all material respects for the current needs of the Group Companies. During the last three years, there have been no material failures, breakdowns, continued substandard performance, or other material adverse events affecting any such Information Systems that have caused any substantial disruption of or interruption in or to the use of such Information Systems and have not been remediated in all material respects. The Group Companies have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of such Group Companies (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Group Companies.
3.18.2Privacy and Data Security Matters. The Group Companies comply in all material respects with all of the following to the extent relating to the privacy or processing of Personal Information (a) the Group Companies’ published privacy policies, and (b) Privacy Laws. The Group Companies have implemented, monitors, and maintains commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information or confidential information Processed by it or on its behalf from and against unauthorized access, acquisition, modification, use and/or disclosure. The consummation of the Transactions will not result in a material breach or violation of Privacy Laws or the Group Companies’ published privacy policies. Except as set forth on Section 3.18.2 of the Disclosure Schedules, during the last four years, there has been no material unlawful, accidental or unauthorized access to, or destruction, acquisition, loss, use, modification, disclosure, or other processing of, Personal Information or confidential information owned, stored, used, maintained or controlled by or on behalf of the Group Companies. No Group Company has included or used any Personal Information in any prompts or inputs into any AI Tools or to develop, train, improve, or fine tune any AI Tools. The Group Companies have adopted appropriate policies and governance processes to ensure that the AI Tools are reasonably safe, reliable, fair, transparent, and free from bias and discrimination. No Group Company has received any correspondence relating to, or notice of, any proceedings, claims, investigations or alleged violations of Privacy Laws from any Person or Governmental Authority, including the Information Commissioner’s Office or any other privacy regulator, and there is no such ongoing proceeding, claim, investigation or allegation.
Section 3.19Customers and Suppliers. Section 3.19 of the Disclosure Schedules sets forth a list of the Group Companies’ (a) top twelve (12) customers in terms of dollar value of products or services, or both (the “Material Customers”) based on annual revenues for the year ended December 31, 2025, with a specification of annual revenues (and approximate percentage of the Group Companies’ revenues for each) received by the Group Companies from each Material Customer, and (b) top ten (10) suppliers in terms of dollar value of products or services or both (the “Material Suppliers”) based on annual revenues for the year ended December 31, 2025, with a specification of aggregate annual payments (and approximate percentage of the Group Companies’ expenses for each) paid by a Group Company to each Material Supplier. The relationships of the Group Companies with the Material Customers and the Material Suppliers are good commercial working relationships. Except for completions or expirations of the applicable Contracts in accordance with their terms, no Material Customer or Material Supplier has given any Group Company any written notice of its intent to, or to the Knowledge of the Company, threatened to, (i) terminate or cancel its relationship with a Group Company or exercise or seek any remedy against a Group Company, (ii) stop or reduce the volume of its purchase or supply, as applicable, (iii) renegotiate the pricing terms or cease payment of any amount due under any Material Contract to which it is a party, or (iv) effect or expect a change in any such Material Contract that would reduce the profit margin or revenue that a Group

Company is expected to achieve with respect to such Material Contract, or otherwise change the material terms of any Contract to which it is a party or change the type of Contract by which it purchases or supplies goods and/or services, as applicable. To the Knowledge of the Company, there are no circumstances indicating that a Material Customer or Material Supplier or any of their Affiliates intends to undertake any of the actions described in (i) – (iv) above. Since September 1, 2024, except as set forth on Section 3.19 of the Disclosure Schedules, no Group Company has engaged in any material dispute with any Material Customer or Material Supplier, or their Affiliates. To the Knowledge of the Company, the consummation of the Transactions will not adversely affect the relationship of the Company with any Material Customer or Material Supplier or their Affiliates. The migration of any suppliers to replacement suppliers prior to, or planned as at the date of this Agreement (the “Supplier Migration”) has not caused, and would not reasonably be expected to cause, any disruption to the Business or adversely affect any Material Customer, no Material Customer has notified (or, to the Knowledge of the Company, threatened to notify) any Group Company of an intention to terminate or materially alter its relationship as a result of any Supplier Migration, all obligations owed to any replaced suppliers have been fully discharged, and the Group Companies are able to procure the same or substantially equivalent goods and/or services from replacement suppliers without material interruption.
Section 3.20Insurance. Section 3.20 of the Disclosure Schedules sets forth an accurate and complete description of all insurance policies maintained by the Group Companies with respect to or covering the Group Companies’ assets, properties, operations, or other risks, and identifies the policy type, carrier, policy number and named insured for each such policy. The Company has provided Parent with true, correct and complete copies of the policies. With respect to each policy: (i) such policy is legal, valid, binding, enforceable and in full force and effect, (ii) the Group Companies are not and, to the Knowledge of the Company, no other party thereunder is, in default or otherwise in breach of any of its obligations thereunder (including regarding payment of premiums or giving of notices), and (iii) no written or oral notice of cancellation or termination has been received by the Group Companies with respect to such policy, including any notice from any insurer disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general. There are no unpaid claims pending under any of the insurance policies, and all premiums due and owing with respect to each such policy covering all periods up to and including the Closing Date have been paid by the Group Companies and no policy limits have been materially eroded by the payment of claims. The insurance policies set forth on Section 3.20 of the Disclosure Schedules provide coverage, and are in such amounts, with such deductibles, which in each case are sufficient for the requirements of all applicable Laws and all Contracts to which the Group Companies are a party or by which its Business, assets and properties are bound and as is reasonable for the operation of the Group Companies’ business and nature of the assets and properties of the Group Companies. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, (i) no insurance policy has been cancelled within the last three (3) years, and no threat has been made to cancel any insurance policy covering the Group Companies’ business, the Group Companies or the Group Companies’ assets or properties during such period, and (ii) no event has occurred that limits or impairs, or would be reasonably expected to limit or impair, the rights of the Group Companies’ business or the Group Companies under any such insurance policies. The Group Companies are in compliance with all Material Contracts requiring the Group Companies to list a third party to such Material Contracts as an additional or named insured. Each such policy is in full force and effect as of the Closing. The activities and operations of the Group Companies have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of such policies.
Section 3.21Related Party/Affiliate Transactions. Except as set forth in Section 3.21 of the Disclosure Schedules and except for (a) employment agreements and agreements regarding confidentiality and proprietary information, and assignment of Intellectual Property Rights developed by or for the Group Companies, entered into with employees in the Ordinary

Course of Business and participation in Company Benefit Plans by employees, consultants, officers, and directors, (b) standard director and officer indemnification agreements approved by the board of directors, (c) agreements relating to the issuance of Company Stock or Company Restricted Stock to such holders and in such numbers of shares as are set forth in Section 3.3.2 of the Disclosure Schedules (or other securities that converted into or were exercised for such Company Stock or Company Restricted Stock, including convertible promissory notes, restricted stock, options or warrants), or the issuance of any Company Options or Company Warrants to such holders and in such numbers of shares as are set forth in Section 3.3.2 of the Disclosure Schedules, and (d) the Investor Rights’ Agreement dated February 10, 2026, by and among the Company and the investors party thereto (the “Investor Rights’ Agreement”), the Voting Agreement, and the Right of First Refusal and Co-Sale Agreement dated February 10, 2026, by and among the Company and the investors and key holders party thereto (the “Right of First Refusal and Co-Sale Agreement”), no Related Party (i) owns, directly or indirectly, any interest in, or controls or is a manager, officer, employee or partner of, or consultant to, or lender to, or borrower from or has the right to participate in the profits of, any Person that is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Group Companies, (ii) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible, (including any of the Intellectual Property Rights) that is used by the Group Companies, (iii) is a customer of or supplier to the Group Companies or otherwise involved in any business relationship with the Group Companies, (iv) directly or indirectly has an interest in or is a party to any Contract, lease, arrangement or understanding, whether or not in writing, pertaining or relating to the Group Companies or has or has had any business dealings or a financial interest in any transaction with the Group Companies or involving any assets or property of the Group Companies, (v) owes an amount to the Group Companies (nor do the Group Companies owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person), or (vi) has any Action against the Group Companies or Parent.
Section 3.22Brokers and Other Advisors. Other than the transaction fee owed to Barclays, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no Group Company has, directly or indirectly, entered into any agreement with any Person that would obligate any Group Company or Parent to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Barclays pursuant to which such firm would be entitled to any payment relating to the Transactions.
Section 3.23Bank Accounts, Letters of Credit. Section 3.23 of the Disclosure Schedules lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Group Companies (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), and (b) all outstanding letters of credit issued by financial institutions for the account of the Group Companies (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the Person or Persons in whose favor such letter of credit was issued). The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit described in Section 3.23 of the Disclosure Schedules.
Section 3.24Inventory. The Group Companies have good and valid title, free and clear of any Liens, other than Permitted Liens, to all Inventory. The Inventory: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) is in good and marketable condition, (c) is not damaged, obsolete, slow-moving, or defective and is in compliance with all contractual commitments and all express and implied warranties; (d) is salable in the ordinary course of business, in each case subject to adequate reserves for obsolete, excess, damaged, slow-moving or otherwise unusable Inventory included in the inventory line item reflected on the balance sheets included in the Interim Financials and as adjusted for the passage of time through the Closing Date in the ordinary course of business consistent with past practice and in accordance with IFRS, (e) has been acquired and maintained in the ordinary course of business, (f) is not unreasonable, in kind or amount, in light of the business conducted and reasonably anticipated to be conducted by the Company and (g) is not subject to any write-down or write-off for obsolescence or otherwise under IFRS. No Inventory is held on a consignment basis. The Inventory set forth on the balance sheets included in the Interim Financials was valued at the lower of cost and market value and was properly stated therein in accordance with IFRS. None of the Inventory is in the possession of others, except Inventory in transit in the ordinary course of business. The Company has not received written or, to the Knowledge of the Company, oral notice that they will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the production and distribution of its products. The Group Companies are not under any Liability with respect to the return of Inventory of equipment, parts or supplies in the possession of any third party. The Group Companies are not in possession of any Inventory not owned by the Group Companies, including goods already sold. The value at which Inventory is carried on the Interim Financials reflects the customary Inventory valuation of the Company (which fairly reflects the value of obsolete or excess Inventory) for stating Inventory in accordance with IFRS and there has been no change to the method of such Inventory in the previous five (5) years. Inventory on hand that was purchased after the Balance Sheet Date was purchased in the Ordinary Course of Business at a cost not exceeding historical prices prevailing at the time of purchase. Work-in-process Inventory are now valued, and will be valued on the Closing Date, according to IFRS. There is no Inventory for finished goods which do not have purchase orders therefor.
Section 3.25Product Liability.
3.25.1Except as set forth in Section 3.25.1 of the Disclosure Schedules, since January 1, 2023, there have been no product recalls, whether voluntary or mandatory, or market withdrawals relating to the products of the Group Companies, nor have there been any recommendations, requests or demands by any Governmental Authority concerning any product of the Group Companies. Except as set forth in Section 3.25.1 of the Disclosure Schedules, the Group Companies do not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, used, repaired, leased, installed, distributed or delivered by or on behalf of the Group Companies or the performance of any service by or on behalf of any Affiliate, agent or representative of the Group Companies, including any Liability arising out of the defective or unsafe nature of any products or services of the Group Companies, and, to the Knowledge of the Company, there exists no circumstances, state of facts, or other basis for any such Liability. Except as set forth in Section 3.25.1 of the Disclosure Schedules, there are no Actions pending or threatened against the Group Companies, nor has the Company received any notice from any Person regarding any actual or potential defect or breach of warranty or any notice of circumstances that reasonably could be expected to give rise to such a notice or claim.
3.25.2Except as set forth in Section 3.25.2 of the Disclosure Schedules, since January 1, 2023, all products manufactured, sold or distributed by the Group Companies have conformed in all material respects with all applicable Law, all applicable contractual commitments and all express and implied warranties, and the Group Companies have no Liability for the replacement or repair thereof or other losses in connection therewith. The Group Companies do not have any Liabilities for replacement or repair of any such products or other losses in connection therewith or any other customer or product obligations not reserved against in the Interim Financials. The Group Companies have not sold any products or delivered any services that included a warranty for a period of longer than twelve (12) months.
3.25.3The Group Companies have not committed any act, or failed to commit any act, which would result in, and, to the Knowledge of the Company, there has been no occurrence or notice of circumstances from any Person which could reasonably be expected to give rise to or form the basis of, any product liability or liability for breach of warranty on the part of the Group Companies with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of the Group Companies.
3.25.4The Group Companies have not extended to any of its customers any written, nonuniform product warranties, indemnification, or guarantees except as set forth in Section 3.25.4 of the Disclosure Schedules.
Section 3.26Health and Safety.
3.26.1Each Group Company has obtained and complied in all material respects with all Permits applicable to Health and Safety Laws and which are necessary or desirable for carrying on the business of each Group Company.
3.26.2Each Group Company has complied, in all material respects, with all applicable Health and Safety Law.
3.26.3In the last 3 years, no Group Company has received written notice from any third party, Governmental Authority or regulatory body that it is in material breach of any Health and Safety Law and no Group Company is engaged in any civil, administrative or criminal proceedings, including, enforcement Actions relating to Health and Safety Laws, and no Group Company has received notification that any such proceedings are threatened or are pending.
Section 3.27Solvency. No Group Company:
3.27.1is insolvent or unable to pay its debts, whether as defined by section 123 of the Insolvency Act 1986, or any other insolvency legislation applicable to such Group Company or is unable to satisfy the solvency test as defined in section 527 of the Companies (Guernsey) Law, 2008. There are no unsatisfied written demands served pursuant to section 123(1)(a) of the Insolvency Act 1986. There is no unsatisfied judgement or court order outstanding against any Group Company;
3.27.2has stopped paying its debt as they fall due;
3.27.3has had an order made, petition or application presented, resolution passed or meeting convened or written resolution circulated (but not yet passed) for the purpose of its winding-up or whereby the assets of such Group Company are to be distributed to creditors or shareholders or other contributories, or any similar or analogous event has taken place in any jurisdiction, and no winding-up petition has been threatened in writing or presented against such Group Company by any third party;
3.27.4has had a receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or officers in any jurisdiction, appointed in respect of the whole or any part of the business or assets of such Group Company nor has any step been taken for or with a view nor has an order or petition been made, threatened in writing or presented in relation to the appointment of such a person nor has any event taken place as a consequence of which such an appointment is reasonably likely to be made;
3.27.5has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness and no creditor of any Group Company has taken, or is entitled to take, any steps to enforce, or has enforced, any security over any assets of any Group Company.

3.27.6has had a compromise or arrangement proposed in writing, agreed to or sanctioned under part 26 of the Companies Act 2006, nor has any application been made to, or filed with, a court of competent jurisdiction for permission to convene a meeting to vote on a proposal for any such compromise or arrangement;
3.27.7has had a voluntary arrangement proposed under section 1 of the Insolvency Act 1986;
3.27.8has had a floating charge created by it crystallize and there are no circumstances reasonably likely to cause such a floating charge to crystallize;
3.27.9has, nor have any of their respective directors, secretary or creditors, presented any petition, application or other proceedings for administration, creditors’ voluntary arrangement or similar relief in respect of such Group Company as a result of which the affairs, business or assets of such Group Company are managed by a person appointed for the purpose by a court, governmental agency or similar body of competent jurisdiction, or by any director, secretary or creditor or by such Group Company itself nor has any such order or relief been granted or appointment made; or
3.27.10has sought or is subject to a currently in force moratorium nor has any step been taken or procedure commenced with a view to entering into such a moratorium in respect of such Group Company.
Section 3.28Dissenting Shares. As of the date of this Agreement, to the Knowledge of the Company, no Stockholder intends to seek appraisal of its shares under Delaware Law in connection with the Mergers.
Section 3.29No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NEITHER THE COMPANY, THE SECURITYHOLDERS NOR ANY OTHER PERSON ON BEHALF OF THE COMPANY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ITS BUSINESS OR OPERATIONS OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO THE BUYER PARTIES AT ANY TIME AND BY ANY MEANS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, THE SECURITYHOLDERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES HOWEVER MADE, DIRECTLY OR INDIRECTLY. NEITHER THE COMPANY, THE SECURITYHOLDERS NOR ANY OTHER PERSON SHALL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE BUYER PARTIES OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE BUYER PARTIES OR ANY PERSON ACTING ON THEIR BEHALF, OR THE BUYER PARTIES’ OR SUCH PERSON’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE BUYER PARTIES OR SUCH PERSON OR THEIR RESPECTIVE REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS.
Article IVREPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB ONE AND MERGER SUB TWO
Parent and Merger Sub One and Merger Sub Two hereby make the representations and warranties contained in this Article IV to the Company as of the date of this Agreement and as of the Closing Date:

Section 4.1Authority; Noncontravention.
4.1.1Valid Existence; Good Standing. Each of Parent and Merger Sub One and Merger Sub Two is duly organized, validly existing and in good standing under the Laws of the State of its jurisdiction of incorporation, organization or formation (as applicable) and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted except, where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a material adverse effect on its ability to perform all of its obligations under this Agreement and the Transaction Agreements to which it is a party and to consummate the Transactions (including the Mergers).
4.1.2Power and Authority. Each of Parent and Merger Sub One and Merger Sub Two has all necessary corporate or limited liability company power and authority, as applicable to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations thereunder and to consummate the Transactions (including the Mergers).
4.1.3Due Authorization of Agreement. The board of directors (or equivalent governing bodies) of each of Parent and Merger Sub One and Merger Sub Two has approved and declared advisable and in the best interests of Parent, Merger Sub One and Merger Sub Two and their respective equityholders the Transaction Agreements to which each of them is a party and the Transactions (including the Mergers). The execution, delivery and performance by Parent and Merger Sub One and Merger Sub Two of this Agreement and the Transaction Agreements to which they are a party and the consummation by it of the Transactions (including the Mergers) have been duly authorized by the board of directors (or equivalent governing bodies) and, if required, the respective equityholders, in each case, of each of Parent and Merger Sub One and Merger Sub Two.
4.1.4Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which Parent or Merger Sub One and Merger Sub Two is a party have been duly executed and delivered by Parent or Merger Sub One and Merger Sub Two, as applicable. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of Parent and Merger Sub One and Merger Sub Two, enforceable against Parent and Merger Sub One and Merger Sub Two in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
4.1.5No Conflict. Neither the execution and delivery by Parent and Merger Sub One and Merger Sub Two of this Agreement and any Transaction Agreement to which either of them is a party nor the consummation of the Transactions (including the Mergers), nor compliance by Parent and Merger Sub One and Merger Sub Two with any of the terms hereof or thereof, shall conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub One or Merger Sub Two under (a) any provision of Parent or Merger Sub One or Merger Sub Two’s certificate of incorporation or formation, as applicable (b) any material Contract to which either of them is a party of by which either of them is bound, or (c) any Law applicable to Parent or Merger Sub One or Merger Sub Two or any of their respective properties or assets (whether tangible or intangible), in each case, other than such conflicts, violations, defaults, rights, or Liens that would not reasonably be expected to have a material adverse effect on Parent or Merger Sub One or Merger Sub Two.
Section 4.2No Consents or Approvals. Except for the filing of the Merger Certificate with the Secretary of State of the State of Delaware pursuant to the DGCL, the FCC Consent, such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and any notifications required to be made and associated waiting periods required to be observed under the HSR Act and NSIA, no consents, authorizations or approvals of, filings with, or notices to any Governmental Authority or any party to a Contract that is material to Parent or Merger Sub One or Merger Sub Two are required to be made or obtained by Parent or Merger Sub One or Merger Sub Two for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which each of them is a party and the consummation of the Transactions (including the Mergers), excluding from the foregoing consents, approvals, filings and notices, which if not obtained would not, individually or in the aggregate, have a material adverse effect on its ability to perform all of its obligations under this Agreement and the Transaction Agreements to which it is a party and to consummate the Transactions (including the Mergers).
Section 4.3Ownership and Operations of Merger Sub One and Merger Sub Two. Parent is the record owner of all of the outstanding capital stock or limited liability company interests, as applicable, of each of Merger Sub One and Merger Sub Two. Each of Merger Sub One and Merger Sub Two was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities other than those incidental to its formation and has conducted its operations only as contemplated hereby.
Section 4.4Financial Ability. Parent (a) has, and at the Closing shall have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Final Closing Merger Consideration, all Further Distributions and any fees or expenses incurred by Parent and Merger Sub One and Merger Sub Two in connection with the Transactions and the Transaction Agreements, (b) has, and at the Closing shall have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under all Transaction Agreements in connection with the Transactions (including the Mergers), and (c) has not incurred any obligation, commitment, restriction or Liability of any kind, which would materially impair or adversely affect such resources and capabilities. Parent acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.
Section 4.5Solvency. Neither Parent nor Merger Sub One nor Merger Sub Two is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions and the making of the payments contemplated under this Agreement and the Transaction Agreements, and assuming satisfaction of the conditions to Parent’s obligation to consummate the Mergers as set forth herein, the accuracy of the representations and warranties of the Company set forth herein and the performance by the Company of its obligations hereunder, in each case, in all material respects, the Surviving Company immediately following the Closing shall be solvent.
Section 4.6Investment Intent. Parent is acquiring the Surviving Company for its own account with the present intention of holding the Surviving Company for purposes of investment, and Parent is not acquiring the Surviving Company with a view to or for the public distribution of securities of the Surviving Company, in whole or in part, or as an underwriter or conduit to subsequent purchasers in violation of federal or state securities laws. Parent does not have any reason to anticipate any change in circumstances, or other particular occasion or event, which would cause Parent to attempt to sell, transfer or otherwise dispose of such securities in violation of federal or state securities laws. Parent acknowledges that it is informed as to the risks of the Transactions and of ownership of the Company Stock.
Section 4.7Litigation.
4.7.1As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub One or Merger Sub Two seeking to enjoin, challenge or prevent the Transactions contemplated hereby. There is no Action pending or, to knowledge of Parent, threatened in writing against Parent or involving any of its properties or assets that would reasonably be expected to (a) have a material adverse effect on its ability to perform all of its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions (including the Mergers), or (b) otherwise prevent or materially delay the consummation of the Transactions.

4.7.2Parent is not (a) in default under or in breach of any Order, or (b) a party or subject to any Order, except, in each case, where such default or breach, or such Order, would reasonably be expected to (i) have a material adverse effect on its ability to perform all of its obligations under this Agreement and the Transaction Agreements to which it is a party and to consummate the Transactions (including the Mergers), or (ii) otherwise prevent or materially delay the consummation of the Transactions.
Section 4.8Issuance of Equity Consideration. The Equity Consideration being delivered by Parent hereunder has been duly authorized and, when issued, shall be validly issued. Following the issuance of the Equity Consideration pursuant to this Agreement, the Stockholders shall acquire good, valid and marketable title to the Equity Consideration, free and clear of any Liens other than Liens created by the Stockholders or applicable securities Laws. The Equity Consideration will be issued in compliance in all material respects with all applicable federal and state securities Laws, other than Laws imposed specifically on the Stockholders.
Section 4.9Brokers’ Commissions. None of Buyer Parties or their Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
Section 4.10Investigation and Agreement by the Buyer Parties; NO OTHER REPRESENTATIONS OR WARRANTIES. Each Buyer Party acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and operations, and that, subject to applicable Antitrust Laws, it has been provided with access to such information about the Company and its business and operations as it has requested. The Buyer Parties acknowledge that, aside from the representations and warranties in this Agreement (as modified by the Disclosure Schedules) and the other Transaction Agreements, they are relying on their own independent investigation and analysis in entering into this Agreement and the Transactions. The Buyer Parties are knowledgeable about the industries in which the Company operates and are capable of evaluating the merits and risks of the Transactions and are able to bear the substantial economic risk of such investment for an indefinite period of time. EACH OF THE BUYER PARTIES UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, THE SECURITYHOLDERS OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE CAPITAL STOCK OR OTHER EQUITY INTERESTS OF THE COMPANY, THE COMPANY, ITS BUSINESSES, CONDITION (FINANCIAL OR OTHERWISE), OPERATIONS, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS) OR ASSETS, LIABILITIES OR PROPERTIES, THE ACCURACY, COMPLETENESS, ABSENCE OR OMISSION OF ANY INFORMATION REGARDING THE CAPITAL STOCK OR OTHER EQUITY INTERESTS OF THE COMPANY OR THE COMPANY (INCLUDING THE HISTORICAL OR FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, BUSINESS AND PROJECTED OPERATIONS OF THE COMPANY) PROVIDED OR MADE AVAILABLE TO THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR THE TRANSACTIONS AND NO SUCH INFORMATION IS BEING RELIED UPON BY THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES.

Article VADDITIONAL COVENANTS AND AGREEMENTS
Section 5.1Conduct of Business. Except as otherwise expressly contemplated herein, as required by law or as approved by Parent (which approval shall not be unreasonably withheld, delayed or conditioned), from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article VII, the Group Companies shall carry on the Business in all material respects in the Ordinary Course of Business and the Group Companies shall use its commercially reasonable efforts to (a) preserve the goodwill, reputation and present relationships of the Group Companies with suppliers and customers of the Group Companies, and (b) keep their material businesses and properties substantially intact; provided, however, that, the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness or Transaction Expenses prior to the Closing. From and after the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article VII, except as may be first approved by Parent (which approval shall not be unreasonably withheld, delayed or conditioned), as is otherwise contemplated by this Agreement, as is otherwise required by applicable Law, or as is otherwise set forth on Section 5.1 of the Disclosure Schedules, the Group Companies shall not:
5.1.1amend or propose to amend any Organizational Documents or any stockholders’ agreement or voting agreement to which any Group Company is a party or by which it is bound;
5.1.2(A) declare, set aside or pay a dividend on, or make any other distribution (whether in cash, interests, equity or property) in respect of, any Equity Interests, or (B) reclassify, combine, split, subdivide or amend the terms of any Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, any Equity Interests;
5.1.3amend, terminate, modify or waive any rights under any Material Contract (excluding any Company Benefit Plan) or waive, release or assign any material rights or claims thereunder, in each case, other than any such action taken in the Ordinary Course of Business that would not be adverse to any Group Company;
5.1.4except as set forth in this Agreement and required to consummate the Transactions herein, (i) except as required pursuant to the terms of any existing contract, agreement, Company Benefit Plan or arrangement, materially increase the amount of any bonus, salary or other compensation to any employee having an annual base salary in excess of $200,000, (ii) enter into any employment, severance or similar agreement with any current or prospective employee having an annual base salary in excess of $200,000 or a severance obligation, (iii) grant any equity or equity-based awards (including any Company Options, Company Restricted Stock or other equity incentives) to any employee, director or consultant; (iv) accelerate the vesting of any equity or equity-based awards except to the extent such acceleration has been disclosed in Section 3.3.2 of the Disclosure Schedules; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former employee, independent contractor or consultant of the Company or any of its Subsidiaries;
5.1.5(a) issue, sell, purchase, redeem, retire or grant registration rights with respect to any shares of its capital stock or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other securities, or (b) enter into any arrangement or contract with respect to the issuance, sale, purchase or redemption of any shares of its capital stock or other securities (other than, in the case of each of the foregoing clauses (a) and (b), by the Company (i) in connection with the exercise of Company Options in accordance with their terms, (ii) in connection with the acceleration of vesting of Company Options or Company Restricted Stock to the extent such acceleration has been disclosed in Section 3.3.2 of the Disclosure Schedules, (iii) with respect to repurchases of shares or Company Options from holders thereof under any agreement governing the grant of such Company Options, (iv) in connection with the conversion of any Company Preferred Stock in accordance with its terms, or (v) in accordance with the agreements evidencing Company Restricted Stock);
5.1.6adopt or materially increase the payments to or benefits under, any Company Benefit Plan except in accordance with applicable Law or the terms of any such Company Benefit Plan;
5.1.7enter into any commitment for capital expenditures of the Company in excess of the aggregate amount set forth in the capital expenditure plan of the Company for the applicable fiscal year;
5.1.8sell, license, abandon or otherwise dispose of any material asset or property of the Company other than, in each case, in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets;
5.1.9change its present accounting methods or principles in any material respect, except as required by GAAP or IFRS, as applicable;
5.1.10incur any Indebtedness except in the Ordinary Course of Business consistent with past practice, or waive, release or settle any Indebtedness;
5.1.11other than in the Ordinary Course of Business, enter into, amend, modify or terminate any Material Contract or waive, release or assign any material right or claim thereunder;
5.1.12revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables or change any method of accounting or accounting principles or practice, except as required by GAAP or IFRS, as applicable;
5.1.13directly or indirectly acquire in any manner (whether by merger or consolidation, the purchase of Equity Interests in or a material portion of the assets of or otherwise) any business or any Person (other than the hiring of individuals as employees or independent contractors in the Ordinary Course of Business), other than purchases of supplies in the Ordinary Course of Business consistent with past practice;
5.1.14make, change or revoke any material Tax election or Tax accounting method, practice or period, settle any material Tax claim, Action or Liability, affirmatively surrender any material claim of refund of Taxes, prepare or file any Tax Return in a manner inconsistent with past practice, amend any material Tax Return, enter into any Tax Sharing Agreement, enter into any “closing agreement” with a Governmental Authority, fail to timely pay any Taxes (including any estimated Taxes), request any written ruling or similar written guidance from any Governmental Authority in respect of Taxes, waive or extend the statutory period of limitation for the assessment or collection of any Taxes (other than any automatic extensions to file Tax Returns obtained in the ordinary course of business by a Group Company), change its residence for Tax purposes (including for purposes of any double taxation agreement or treaty), or create or establish a branch, agency, permanent establishment or place of business outside its jurisdiction of incorporation;
5.1.15change or revoke any material Tax election, settle any material Tax claim, Action or Liability, affirmatively surrender any material claim of refund of Taxes, amend any material Tax Return, enter into any Tax Sharing Agreement, enter into any “closing agreement” with a Governmental Authority, request any written ruling or similar written guidance from any

Governmental Authority in respect of Taxes, waive or extend the statutory period of limitation for the assessment or collection of any Taxes (other than any automatic extensions to file Tax Returns obtained in the ordinary course of business by a Group Company);
5.1.16create any Liens with respect to any of its properties or assets, except for Permitted Liens;
5.1.17(i) delay, postpone or cancel the payment of any material accounts payable or any other material liability (excluding pursuant to the receipt of trade credit in the Ordinary Course of Business consistent with past practice), (ii) agree or negotiate with any party to extend the payment date of any material accounts receivable (excluding pursuant to the granting of trade credit in the Ordinary Course of Business) or accelerate the collection of any material accounts or notes receivable, or (iii) otherwise effect a change to any of its cash management practices or make any material change in the manner in which it extends discounts or credits to customers;
5.1.18enter into any collective bargaining agreement or similar agreement with a union, works council, guild or similar group representing any employees of the Group Companies;
5.1.19cancel, compromise, settle or waive any Actions;
5.1.20cancel or let expire any insurance policy relating to the Business;
5.1.21agree, whether or not in writing, to do any of the foregoing.
Nothing contained in this Agreement shall give the Buyer Parties, directly or indirectly, any right to control any operations of the Company prior to the First Merger Effective Time.
Section 5.2Information Statement; 280G.
5.2.1Information Statement. Within five (5) Business Days after the execution and delivery of this Agreement, the Company shall (subject to Parent’s timely review and approval of such Information Statement) send to all Stockholders that did not execute and deliver the Written Consent, and to all Stockholders who are entitled to appraisal rights, an information statement relating to such written consent which shall include a written consent approving the Mergers and a waiver of dissenter’s rights (such information statement, together with all amendments and supplements thereto, in the form mailed or delivered to Stockholders, the “Information Statement”), which shall constitute the notice required by Section 228 of the DGCL and Section 262 of the DGCL. The Company shall promptly advise Parent in writing if at any time prior to the First Merger Effective Time the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading and, if so, the Company shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the appropriate Stockholders in an amendment or supplement. The Company will provide copies of drafts of the Information Statement and any amendment or supplement thereto to Parent and will mail the Information Statement and any amendment or supplement thereto to Stockholders only after Parent and its legal counsel shall have approved and agreed to the content of the disclosure of the Information Statement and any amendment or supplement thereto, which approval and agreement shall not be unreasonably withheld, conditioned or delayed.

5.2.2Parachute Payments. To the extent necessary to avoid the application of Sections 280G and/or 4999 of the Code, no later than five (5) Business Days prior to the Closing Date, the Company shall (a) solicit from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) and who receives or has a right or potential right to any payment and/or benefits in connection with the Transactions that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder (“Parachute Payments”) a written agreement waiving such Person’s right to receive some or all of such Parachute Payments such that all remaining payments or benefits applicable to such Person shall not be deemed to be an “excess parachute payment” that would not be deductible under Section 280G of the Code (each, a “Waiver” and collectively, the “Waivers”) and (b) solicit, or cause to be solicited, the approval by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the Parachute Payments to the extent such Waivers have been obtained, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (the “280G Approval”). The form of Waiver, solicitation of approval, disclosure materials and analysis with respect to the Parachute Payments shall be provided to Parent for its reasonable review and comment at least five (5) Business Days before the Waivers and approval are sought, and the Company shall incorporate any reasonable comments thereto provided within such five (5) Business Days. Prior to the Closing Date, the Company shall provide, or cause to be provided, to Parent properly completed and executed Waivers and stockholder approval documents to the extent obtained, and, if the 280G Approval is not obtained with respect to any such payments or benefits, the Company shall not pay, provide, or permit to be paid or provided, any such waived payments or benefits. Notwithstanding the foregoing, in no event shall the Company be deemed in breach of this Section 5.2.2 by reason of (1) the refusal of any disqualified individual to sign a Waiver as contemplated herein and (2) any arrangement or agreement entered into by, or at the direction of, Parent or any of its Affiliates that is not disclosed to the Company at least ten (10) Business Days prior to the Company’s solicitation of the Waivers
Section 5.3Further Efforts; Antitrust; Consents.
5.3.1Actions Required to Consummate Transactions.
(a)Subject to the terms and conditions of this Agreement (including Section 5.3.2 and Section 5.3.3), from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Article VII, each of Parent and the Company shall use reasonable best efforts to promptly (i) take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Mergers), in each case, as expeditiously as practicable (including preparing and filing with applicable Governmental Authorities as promptly as reasonably practicable after the date hereof all filings, notices, notifications, petitions, statements, registrations, submissions, applications and other documents necessary to cause the conditions to Closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Mergers)), and (ii) obtain all Requisite Regulatory Approvals.
(b)Parent shall have the right, but not the obligation, to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers under any Law that may be asserted by any Governmental Authority or any other Person, including seeking to have any stay, injunction, or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. Neither Party shall settle or compromise (or offer to settle or compromise) any claim, suit or cause of action brought by a Governmental Authority relating to the transactions contemplated by this Agreement and the other Transaction Agreements, or negotiate or propose the timing of the Closing Date with any Governmental Authority, in each case, without the other Party’s prior written consent.

(c)Parent shall, after reasonable consultation with the Company, have the right to devise, control and direct the strategy and timing for, and make all decisions relating to (and shall take the lead in all meetings and communications with any Governmental Authority relating to), any required submissions, responses to information requests and filings to any Governmental Authority or other Person and obtaining any consent or approval of any Governmental Authority or other Person contemplated by this Section 5.3, including resolving any Action related to any such consent or approval and all matters relating to any such Action.
5.3.2Regulatory Notifications.
(a)The Company and the Buyer Parties will, as promptly as practicable, file, or cause to be filed (including by their respective “Person” as the term is defined in 16 CFR § 801.1(a)(1)), with the Antitrust Agencies and the UK ISU, any filings, Notification and Report Form for Certain Mergers and Acquisitions required pursuant to the HSR Act and the NSIA for the Transactions. Each of the Company and the Buyer Parties will, subject to applicable limitations for attorney-client privilege, advice from outside counsel regarding restrictions on sharing of competitively sensitive information under the Antitrust Laws and the restrictions in the applicable regulations under the HSR Act regarding the degree to which the Parties may cooperate in certain responses, and any information which has been identified as confidential by a Governmental Authority, furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under (i) the HSR Act and (ii) the NSIA, and will provide any supplemental information requested by any Governmental Authority as promptly as reasonably practicable, including compliance with a Request for Additional Information and Documentary Material (a “Second Request”). The Company and the Buyer Parties will use all reasonable best efforts to comply as promptly as reasonably practicable with any requests, including a Second Request, made for any additional information in connection with such filings. The Buyer Parties will be responsible for all filing fees payable in connection with such filings.
(b)Subject to the immediately following sentences, the Company and the Buyer Parties will use their reasonable best efforts to promptly obtain HSR Clearance and NSIA Clearance for the consummation of the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and will comply promptly with any such inquiry or request. The Buyer Parties will take all steps reasonably necessary to avoid or eliminate each and every impediment under any Law that is asserted by any Governmental Authority so as to enable the Parties to expeditiously close the Transactions, provided, however, that this will not include (i) opposing any motion or action for a temporary, preliminary or permanent injunction or order against or preventing or delaying the consummation of the Transactions, (ii) entering into a consent decree, consent agreement or other agreement or arrangement containing the Buyer Parties and its Affiliates or the Surviving Company’s agreement to hold separate, license, sell and/or divest assets or businesses of the Buyer Parties or their Affiliates, and (iii) agreeing to any limitations on conduct or actions of the Buyer Parties including the Surviving Company or their Affiliates after the Closing. The Company shall not agree to or undertake any of the foregoing under Section 5.3.2(b)(ii) or (iii) without the prior consent of the Buyer Parties.
(c)Subject to the restrictions in the applicable regulations under the HSR Act regarding the degree to which the filing parties may cooperate on certain responses, the Parties commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and proposed resolution of any issues arising under the HSR Act or the NSIA at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Authorities, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations. Neither the Company nor the Buyer Parties will participate in any meeting or discussion with any Governmental Authority with respect to any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Parent or the Company, will be limited to outside antitrust counsel only). The Company will have the right to review (subject to appropriate redactions for competitively sensitive information, confidentiality and attorney-client privilege concerns) the content of any presentations, white papers or other written materials to be submitted to any Governmental Authority in advance of any such submission, and the Buyer Parties shall consider in good faith the Company’s views. Notwithstanding the above, Buyer Parties shall direct and control all aspects of the strategy and process relating to the efforts to obtain the HSR Clearance and the NSIA Clearance, including any material communications with the ISU or other Governmental Authority subject to giving the Company and its counsel a reasonable opportunity to review in advance, and considering in good faith their views in connection with, any proposed substantive written or, if practicable, oral communication to the ISU or other Governmental Authority.
(d)Except as specifically required by this Agreement, the Company and the Buyer Parties will not (i) agree to extend any waiting period under the HSR Act without the prior written consent, including via email, of the other party (such consent not to be unreasonably withheld, conditioned or delayed), (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), (iii) take any action, or refrain from taking any action, the effect of which could reasonably be expected to materially delay or impede the ability of the Parties to consummate the Transactions or (iv) enter into a definitive agreement to acquire any business competitive with the business of the Group Companies where such agreement or the consummation of the transactions contemplated thereby would materially increase the risk of any Governmental Authority entering an Order prohibiting or restraining the consummation of the Transaction.
(e)The Parties shall file the FCC Applications (which shall also seek FCC approval of the Reorganization) seeking the FCC Consent within ten (10) Business Days after the date of this Agreement. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate in the diligent submission of any additional information requested by the FCC with respect to the FCC Applications and will take all steps reasonably necessary to expeditiously obtain the FCC Consent without any Burdensome Conditions and expeditiously close the Transactions. Subject to applicable Law, the Parties will consult and reasonably cooperate with each other in connection with any analyses, applications, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party. In addition, the Parties shall provide the other Party with a reasonable opportunity to review and comment on any materials, submissions or filings (including the FCC Applications and any additional information or responses to inquiries from FCC staff) proposed to be submitted to the FCC in connection with the Transactions.
5.3.3Consents.
(a)The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) promptly give any notice required in connection with the transactions contemplated by this Agreement to such third parties as are set forth on Schedule 5.3.3(a)(i) (in connection with such Contracts or other arrangements between the Group Companies and such third parties as are described thereon) and (ii) obtain as promptly as practicable any consents, waivers or other approvals as are required in connection with the transactions contemplated by this Agreement from such third parties as are set forth on Schedule

5.3.3(a)(ii) (in connection with the Contracts or other arrangements between the Group Companies and such third parties as are described thereon). Parent shall reasonably cooperate with and assist the Company in giving such notices and obtaining such consents, waivers or other approvals. Notwithstanding anything herein to the contrary, no Party shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent, waiver or other approval, or consent to any change in the terms of any Contract or other arrangement.
(b)Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its commercially efforts to obtain and enter into, as applicable, the consents, documents and instruments, each in a form reasonably satisfactory to Parent, set forth on Schedule 5.3.3(b); provided, that no Party shall have any obligation to give any guarantee or other consideration of any nature in connection with any such consents, documents or instruments, or consent to any change in the terms of any Contract or other arrangement.
Section 5.4Public Announcements. Except to the extent required by applicable Law, neither Parent nor Merger Sub One nor Merger Sub Two, on the one hand, nor any of the Group Companies, on the other hand, shall, directly or indirectly, issue any press release or public announcement of any kind concerning the Transactions without the prior written consent of Parent (in the event of a Group Company) or the Company (in the event of Parent or Merger Sub One or Merger Sub Two) which consent shall not be unreasonably withheld, conditioned or delayed. In the event any such public announcement, release or disclosure is required by applicable Law, Parent and the Company shall consult one another prior to the making thereof and use their reasonable best efforts to agree upon a mutually satisfactory text. Each of Parent and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or any listing agreement with any applicable national or regional securities exchange or provided, however, that Parent may, in its sole discretion, determine that this Agreement is required to be filed with the United States Securities and Exchange Commission. In the event that such disclosure, availability or filing is required or so determined by Parent, each of Parent and the Company (as applicable) shall be entitled to omit or redact the disclosure schedules, annexes, or exhibits to this Agreement to the extent permitted by applicable Law or the rules of the United States Securities and Exchange Commission. The execution of this Agreement shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions by Parent and its Affiliates expressly contemplated by or otherwise permitted under this Agreement. The Confidentiality Agreement is hereby amended to include in the definition of “Interested Party Entities” contained therein all of Parent’s Affiliates and each of its and their respective Representatives and all existing or prospective equity investors, co-investors and debt financing sources, including their respective Representatives.
Section 5.5Access to Information.
5.5.1Parent Access. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Group Companies shall, subject in all respects to the terms of, and the restrictions contained in, the Confidentiality Agreement and at the sole expense of the Buyer Parties: (a) afford to the Representatives of Parent, reasonable access during normal business hours to the personnel, properties, books and records of the Company upon reasonable advance notice and under reasonable circumstances; (b) furnish Parent and its Representatives with copies of all such contracts, books and records and other existing documents and data as Parent and/or its Representatives may reasonably request; and (c) furnish all other information reasonably requested by Parent or its Representatives; provided, however, that nothing in this Section 5.5.1 or otherwise shall require the Company to provide access to, or to disclose any information to, Parent or its Representatives if such access or disclosure (i) would cause material competitive harm to the Group Companies if the Transactions are not consummated or would violate Antitrust Laws restricting the sharing of competitively sensitive information or (ii) would be in violation of applicable Laws or the provisions of any agreement to which any Group Company is a party. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company (email being sufficient), which may not be unreasonably withheld, conditioned or delayed, Parent shall (x) not contact any employee of any Group Company (excluding executive officers), director, independent contractor, distributor, supplier to, or customers of the Company, and (y) have no right to perform materially invasive or subsurface investigations of the properties or facilities of any Group Company; provided, however, that the foregoing restriction in clause (x) shall not apply to (i) any independent contractor, distributor, supplier or customer with whom Parent or any of its Affiliates has a pre-existing business relationship to the extent such contact does not relate to the Transactions or (ii) any contact with any such Person that does not relate to the Transactions or the business of the Company.
5.5.2Securityholders Representative and Securityholders Access. For a period of five years after the Closing, Parent and the Surviving Company shall afford the Securityholders Representative, the Securityholders and their respective Representatives reasonable access, during normal business hours, to the books and records of the Surviving Company that were in existence as of the Closing Date (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall cause their Representatives to furnish all information of the Surviving Company that was in existence as of the Closing Date reasonably requested by the Securityholders Representative, the Securityholders or their respective Representatives in connection with financial reporting and Tax matters (including financial and Tax audits or contests), third party litigation or any other reasonable business purpose, provided, however, that nothing in this Section 5.5.2 shall require Parent or the Surviving Company or its Subsidiaries to furnish to the Securityholders Representative, the Securityholders or their respective Representatives any materials in the event of a claim under Section 8.2.2 or otherwise prepared by their financial or legal advisors which are subject to an attorney/client privilege or an attorney work product privilege or which may not be disclosed pursuant to applicable Law. For a period of seven years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, maintain all such books and in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy or dispose of any such books and records.
Section 5.6Officers and Directors Insurance.
5.6.1Prior to the Closing, the Group Companies shall obtain, effective as of the Closing Date, the non-cancellable extension of the employment practices, fiduciary liability and directors’ and officers’ liability coverage of the Group Companies’ existing employment practices and directors’ and officers’ insurance policies (with fiduciary liability coverage to be obtained by the Group Companies prior to Closing and included in such extension if available) (collectively, the “D&O Insurance”) covering Persons who are currently (and as of the First Merger Effective Time) or were officers and directors of, or in a comparable role with, the Company (the “Indemnified D&Os”), for a claims reporting or discovery period of not less than six years from and after the Closing with respect to any claim related to any period prior to the Closing from any insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially comparable with, in all material respects, or more favorable to the insureds than the coverage provided under the Company’s existing policies, including with respect to the employment practices liability coverage and fiduciary liability coverage, a minimum limit for each of GBP 1,000,000 (the “D&O Tail Policy”). Parent will not, and will cause the Surviving Company to not, cancel or change the D&O Tail Policy in any respect. All premiums, costs and expenses to obtain and maintain the D&O Insurance shall be borne by Parent.

5.6.2From and after the First Merger Effective Time until the sixth anniversary thereof, Parent will cause the Surviving Company to indemnify and hold harmless and advance expenses to the Indemnified D&Os in respect of any acts or omissions occurring at or prior to the First Merger Effective Time, subject to applicable Law, to the fullest extent permitted by Laws of the State of Delaware or any other applicable Law and the Company Charter or similar Organizational Documents of the other Group Companies as in effect on the date hereof; provided that the obligation to advance expenses shall be subject to the person to whom expenses are advanced providing an undertaking to repay such advances to the extent required by applicable Law, the applicable Organizational Documents as in effect on the date hereof or if it is determined by a court of competent jurisdiction that such person is not entitled to indemnification thereunder or hereunder.
5.6.3Notwithstanding anything herein to the contrary, no Indemnified D&O shall be entitled to make any claim for indemnification, advancement of expenses, exculpation or contribution from any Buyer Party or, after the Closing, the Surviving Company or any of its Subsidiaries under the applicable Organizational Documents or any indemnification agreement, arrangement or other understanding, arising out of or related to any dispute between any Buyer Party, the Surviving Company or any of their respective Affiliates, on the one hand, and an Indemnified D&O (acting in any capacity), on the other hand, with respect to any matter arising out of or related to this Agreement or any other Transaction Agreement.
5.6.4In the event that Parent or any of its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, Parent shall use commercially reasonable efforts to cause such successors and assigns of Parent to assume all of the obligations of Parent set forth in this Section 5.6.
Section 5.7Employee Matters.
5.7.1For a period of one year following the Closing, except (i) as required by applicable Law or any applicable employment offer or agreement, (ii) in the case of performance-related issues, (iii) as otherwise agreed with the applicable employee or (iv) as otherwise determined by Company management in its sound judgment and in the best interest of the Company, Parent shall, or shall cause the Surviving Company to, provide to each Continuing Employee: (a) a base salary or hourly wage rate (including overtime and premium pay) that is the same as was in effect for such Continuing Employee immediately prior to the Closing; (b) target bonus, commission opportunities, and incentive pay opportunities (excluding any equity compensation) that are the same as were in effect for such Continuing Employee immediately prior to the Closing (including with respect to performance and other metrics), of any applicable plan, policy or arrangement of the Group Companies; and (c) employee benefit plans and programs that are, in respect of this clause (c), no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing, which benefits shall be provided under the Company Benefit Plans or under Parent’s (or an affiliate of Parent’s) employee benefit plans that are available to Parent’s similarly situated employees, within Parent’s sole discretion.
5.7.2Following the Closing, Parent shall, or shall cause the Surviving Company to use commercially reasonable efforts to: (a) give the Continuing Employees full credit for purposes of eligibility, vesting and benefit entitlement (other than benefit accrual under a defined benefit pension plan) under any employee benefit plans or arrangements maintained by Parent or its Affiliates (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company (or any predecessor entity) to the same extent recognized by the Company immediately prior to the Closing; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; (b) waive all limitations as to preexisting conditions, exclusions and waiting periods relating to continuous service with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing Date; and (c) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.
5.7.3Nothing contained in this Section 5.7: (a) shall alter or limit the ability of Parent, the Company, the Surviving Company, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (b) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
Section 5.8Exclusive Dealing. From and after the date hereof through the Closing or the earlier termination of this Agreement pursuant to Article VII, no Group Company nor any of its, agents, officers, directors, or Representatives shall, directly or indirectly, take any action to encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with or provide any information to, any Person (other than Parent, its Affiliates and their respective Representatives) concerning any Acquisition Proposal. The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (other than the Buyer Parties). The Company shall promptly (and in any event within one Business Day after receipt thereof by the Company or any of its Affiliates or Representatives) advise Parent in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Company acknowledges and agrees that the rights and remedies for noncompliance with this Section 5.8 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable harm to Parent and that money damages would not provide an adequate remedy to Parent.
Section 5.9R&W Insurance Policy. The R&W Insurance Policy has been conditionally bound as of the date hereof, and is attached hereto as Exhibit E, and provides that the R&W Insurer shall not have the right to, and will not, pursue any subrogation rights or contribution rights or any other claims against the Securityholders Representative or any of the Securityholders in connection with any claim made hereunder in connection with the Transactions other than in the case of claims of, or causes of actions arising from, Fraud. Prior to the Closing, the Buyer Parties shall take commercially reasonable steps within their control to ensure that the coverage under the R&W Insurance Policy remains in full force and effect as of the Closing Date. Neither the Buyer Parties nor any of their respective Affiliates (including the Surviving Company) shall amend, modify or cancel any subrogation provisions of the R&W Insurance Policy if such amendment would materially adversely affect the rights of the Securityholders Representative or the Securityholders thereunder without the prior written consent of the Company (if before the Closing) or the of the Securityholders Representative (if after the Closing). Termination of or amendment to the R&W Insurance Policy will not impact any of the limitations on indemnification set forth in this Agreement. The R&W Insurance Policy Costs will be borne by the Buyer Parties.
Section 5.10Tax Matters.
5.10.1FIRPTA. At the Closing, the Company shall deliver a certificate (the “FIRPTA Certificate”) to Parent, together with the required notice to the IRS, dated as of the

Closing Date, executed on behalf of the Company conforming to the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), in form and substance reasonably acceptable to Parent.
5.10.2Pre-Closing Tax Returns. Parent shall timely prepare or cause to be timely prepared all Tax Returns for the Group Companies for any taxable period ending on or prior to the Closing Date and for any Straddle Period, in each case, that are first due after the Closing (each a “Pre-Closing Tax Return”), and all such Pre-Closing Tax Returns shall be prepared consistent with Section 5.10.9(iii) and the past practices and positions of the Group Companies, unless such past practices are (i) not supportable at a “more likely than not” or higher level of comfort for U.S. tax purposes or (ii) correct or complete to the best of the relevant person’s knowledge and belief for U.K. tax purposes, as applicable. Until the finalization of the Final Closing Merger Consideration pursuant to Section 2.2.2(d), no later than thirty (30) days prior to filing of any Pre-Closing Tax Return that is an Income Tax Return (and as soon as commercially practicable prior to filing any non-Income Tax Return), Parent shall submit a draft of any Pre-Closing Tax Return to the Securityholders Representative for its review and comment. Parent shall consider in good faith all reasonable comments received from the Securityholders Representative with respect to such Pre-Closing Tax Returns within twenty (20) days after Parent’s provision of a given Pre-Closing Tax Return to the Securityholders Representative. Notwithstanding the foregoing, the provisions of this Section 5.10.2 shall become inoperative and of no force after the Final Closing Merger Consideration has been determined pursuant to Section 2.2.2(d).
5.10.3Post-Closing Actions. Until the finalization of the Final Closing Merger Consideration pursuant to Section 2.2.2(d), except as required by applicable Law or as contemplated by this Agreement, Parent and its Affiliates (including on or after the Closing Date, the Group Companies) shall not (i) file (except as set forth in Section 5.10.2) or amend a Tax Return of any Group Company for a Pre-Closing Tax Period, (ii) extend or waive the applicable statute of limitations with respect to a Tax of any Group Company for a Pre-Closing Tax Period, (iii) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of any Group Company for a Pre-Closing Tax Period, (iv) change any current practice or procedure or accounting method of any Group Company for a Pre-Closing Tax Period or (v) make any Tax election with respect to any Group Company that relates to, or is retroactive to, a Pre-Closing Tax Period, in each case, without the prior written consent of the Securityholders Representative (which shall not be unreasonably withheld, conditioned, or delayed). Parent and its Affiliates (including on or after the Closing Date, the Group Companies) shall not make an election under Section 336 or 338 or a similar provision of non-U.S., state or local law with respect to the transactions contemplated by this Agreement.
5.10.4Agreed Tax Position. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes, including pursuant to Treasury Regulation Section 1.1502--76, and Parent shall cause the Company to join Parent’s federal income tax consolidated group effective on the day after the First Merger Effective Time.
5.10.5Certification. Parent and the Participating Securityholders agree, upon request from the other party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions (including the Mergers)).
5.10.6Tax Cooperation. Each of the Parties and their respective Affiliates shall reasonably cooperate with each other, as and to the extent reasonably requested by the other Parties, in connection with the filing of any Tax Returns or any Action with respect to Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention and, upon the other Party’s reasonable request, the provision of such records and information that are relevant to any such Tax Return or Action and the making of employees available on a mutually convenient basis to provide such additional information and explanation of any materials provided hereunder.

5.10.7Transfer Taxes. Notwithstanding anything to the contrary herein, any Transfer Taxes incurred in connection with the Transactions shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Participating Securityholders. The Person(s) required to do so by applicable Law shall timely prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, with Parent, the Surviving Company and the applicable Participating Securityholders cooperating reasonably with respect to any such filing, with all the applicable costs and expenses being split by the parties in the same proportion as provided in the preceding sentence.
5.10.8Termination of Tax Sharing Agreements. All Tax Sharing Agreements in which any Group Company is a party shall be terminated as of the Closing Date, and, after the Closing Date, none of the Group Companies shall be bound thereby or have any liability thereunder.
5.10.9Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:
(i)in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the relevant Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
(ii)in the case of Taxes not described in Section (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if the taxable period of such partnership or other “flowthrough” entity ended as of the end of the Closing Date).
(iii)The parties hereto agree that, to the extent supportable, as applicable, (i) at a “more likely than not” or higher level of comfort for U.S. tax purposes or (ii) at a standard that is correct and complete to the best of the relevant person’s knowledge and belief for UK tax purposes, all losses, deductions, credits and other Tax benefits arising from or attributable to the payment or incurrence of Transaction Tax Deductions shall be reported in the taxable period ending on or prior to the Closing Date.
5.10.10Tax Contest. Parent shall control the conduct of any Action, determination, challenge, or examination by a Taxing Authority relating to the Intended Tax Treatment (a “Parent Tax Contest”); provided, that Parent shall (a) provide the Securityholders Representative the right to participate (at the Participating Securityholders’ expense) in such Parent Tax Contest, (b) keep the Securityholders Representative reasonably informed with respect to the status of such Parent Tax Contest, (c) provide to the Securityholders Representative copies of any written correspondence or other material submissions received from a Taxing Authority with respect to such Parent Tax Contest within a reasonable period of time following receipt thereof, (d) provide the Securityholders Representative a reasonable opportunity to review and comment in advance on any written correspondence or other material submissions to be provided to any Taxing Authority in connection with such Parent Tax Contest (which comments will be considered in good faith), and (e) not enter into any settlement of, or otherwise compromise, any such Parent Tax Contest, without the prior written consent of the Securityholders Representative, which consent will not be unreasonably withheld, conditioned, or delayed.
5.10.11Tax Treatment.

(a)For United States federal income Tax purposes, the Parties intend that (i) the First Merger and Second Merger, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code by virtue of Section 368(a)(2)(D), and (ii) this Agreement meets the requirements of measuring continuity of interest pursuant to Treasury Regulations Section 1.368-1(e)(2)(i) (the “Intended Tax Treatment”). To the extent the Intended Tax Treatment is supportable at a “more likely than not” or higher level of confidence as determined by Parent, then the Parties (and their Affiliates) shall not take any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. The Parties acknowledge and agree that for purposes of determining the value of Parent Shares to be received by the Securityholders pursuant to the Mergers for purposes of measuring continuity of interest under Treasury Regulations Section 1.368-1(e)(2)(i) and Revenue Procedure 2018-12 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” will be the Average of the Daily Closing Prices as described in Section 4.01(3) of Rev. Proc. 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be each of the five (5) consecutive trading days ending on and including the last trading day immediately prior to the date hereof, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be NYSE and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.
(b)Each of Parent, Merger Sub One, Merger Sub Two, the Company and their respective Affiliates shall use commercially reasonable efforts to cause the Mergers, taken together, to qualify for the Intended Tax Treatment and shall not take (or knowingly fail to take) any action that would reasonably be expected to prevent or impede such qualification. Notwithstanding anything to the contrary herein, the obligations of Parent under this Section 5.10.11(b) shall not extend to, and Parent shall have no liability (including under Section 8.2.2 hereof) in respect of, any action or inaction insofar as it may affect the Intended Tax Treatment by virtue of any failure of the transactions contemplated by this Agreement to satisfy the “continuity of interest” requirement set forth under Section 1.368-1(e) of the Treasury Regulations or any corresponding or similar provisions of applicable Tax.
(c)The Parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub One, Merger Sub Two and the Company are parties under Section 368(b) of the Code with respect to each of the Mergers.
5.10.12Research and Development Credits.
(a)If, within the Tax Credit Payment Period, ASNL obtains a Tax Saving, then an amount equal to (i) the amount of such Tax Saving so obtained, less (ii) any out-of-pocket costs, Taxes and other expenses incurred by Parent or any of its Affiliates (including the Group Companies) that are attributable to the claiming of the relevant R&D expenditure credit or the obtaining of the Tax Saving and any unpaid Taxes of the Group Companies that are attributable to a Pre-Closing Tax Period that were not specifically taken into account in the calculation of the Closing Merger Consideration, shall be paid by or on behalf of Parent to the Paying Agent or Surviving Company (for further distribution to the Participating Securityholders in accordance with their respective Pro Rata Shares) within 10 Business Days of the Tax Saving having been obtained, and for the purposes of Section 9.2.1(j) the date of determination in respect of such payment shall be the date on which payment to the Paying Agent is made by or on behalf of Parent.
(b)If HMRC subsequently successfully challenges any Tax Saving (in whole or in part), the Participating Securityholders in accordance with their respective Pro Rata Shares shall repay to Parent (or its designee) within 10 Business Days of written demand from

Parent an amount equal to the lesser of (i) the amount of the Tax Saving that has been so denied (including, for these purposes, any repayment by ASNL (in whole or in part) of any amount received pursuant to “Step 7” as described in section 1042I of the UK Corporation Tax Act 2009 or any refund of Tax or any amount received under section 1054 of the UK Corporation Tax Act 2009), plus any interest and penalties in respect thereof, and (ii) the amount paid to the Participating Securityholders in respect of such Tax Saving, and for the purposes of Section 9.2.1(j), the date of determination in respect of such repayment by a Participating Securityholder shall be the date on which the Securityholder repays Parent (or its designee).
(c)Any payments pursuant to this Section 5.10.12 are intended to be treated as an adjustment to the Closing Merger Consideration for U.S. federal (and applicable state and local) Income Tax purposes, unless otherwise required by applicable Law.
5.10.13Tax Cooperation. Parent and the Company shall cooperate to determine whether any additional or amended tax filings should be submitted by the Company.
Section 5.11Further Assurances. From time to time, as and when requested by any Party, the Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, conveyances and assurances and shall take, or cause to be taken, all such further or other actions as may be reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the Transactions. For the avoidance of doubt, nothing in this Section 5.11will require any Party to waive any condition to such Party’s obligation to consummate the Transactions set forth in Article VI.
Section 5.12Credit Agreement Cooperation. Prior to the Closing, the Company shall, and shall cause each of the Group Companies to, use commercially reasonable efforts to provide reasonable cooperation, upon the reasonable request of the Buyer Parties, in connection with any existing debt financing arrangements of the Buyer Parties or their Affiliates (including any credit agreements, indentures or other debt instruments to which any Buyer Party or any of its Affiliates is a party as of the date of this Agreement); provided, however, that (i) such reasonable cooperation shall not unreasonably disrupt the operations of any of the Group Companies, (ii) no Group Company shall be required to incur any out-of-pocket costs or expenses in connection therewith, and (iii) such reasonable cooperation shall not require the disclosure of competitively sensitive or legally privileged information to a third party.
Section 5.13Termination of Affiliate Transactions. Effective immediately prior to the Closing, and except for the Contracts and arrangements set forth on Section 5.13 of the Disclosure Schedules, the Company shall cause (a) the Investor Rights’ Agreement, the Voting Agreement, and the Right of First Refusal and Co-Sale Agreement and (b) all Contracts between any Group Company, on the one hand, and any Related Party, on the other hand set forth or required to be set forth on Section 3.21 of the Disclosure Schedules, to be terminated in their entirety without any further liability or obligation on the part of any Group Company or any of its Affiliates. Except as otherwise expressly agreed to by Parent in writing, from the date hereof until the Closing (or earlier termination of this Agreement), the Securityholders and the other Related Party shall not, directly or indirectly, enter or agree to enter into any Contract that if entered prior to the date hereof would have required to be listed on Section 3.21 of the Disclosure Schedules.
Section 5.14Parent Share Transfer Matters.
5.14.1Lock-Up. The Company acknowledges and agrees that, without the prior written approval of Parent, no Securityholder will transfer, sell, offer to sell, contract to sell, grant an option or right to purchase, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, (i) for a period of six (6) months following the Closing, fifty percent (50%) of the Parent Shares issued as Equity Consideration, and (ii) for a period of nine (9) months following the Closing, the remaining fifty percent (50%) of the Parent Shares issued as Equity Consideration (each of (i) and (ii), a

“Lockup Period”). Notwithstanding the foregoing, each Participating Securityholder shall at all times be permitted to transfer Parent Shares issued as Equity Consideration, in each case conditioned upon the transferring Participating Securityholder’s delivery to Parent and the Paying Agent of such transfer documentation as may be reasonably requested by Parent or the Paying Agent, (i) to its Affiliates or any partner, member or equityholder of such Stockholder or any of their respective Affiliates; (ii) in the case of an individual, (x) by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (y) by virtue of laws of descent and distribution upon the death of such individual; or (z) pursuant to a qualified domestic relations order; (iii) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Stockholder or its Affiliates or (iv) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their Parent Shares for cash, securities or other property after the date hereof.
5.14.2Legends.
(a)Upon issuance, the Parent Shares issued hereunder shall be issued in book entry form and shall bear the following legend, in addition to any legend required by Section 5.14.2(b):
THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
(b)Upon issuance, until expiration of the Lockup Period, the Parent Shares issued hereunder shall be issued in book entry form and shall bear the following legend, in addition to any legend required by Section 5.14.2(a):
THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED APRIL 29, 2026, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.
(c)Parent shall take such actions as are necessary to (i) remove (or cause the Transfer Agent to remove), the restrictive legend contemplated by Section 5.14.2(b) from the book-entry notation representing any Parent Shares (and terminate any related stop-transfer orders) effective as of the expiration of the applicable Lockup Period, and (ii) without limiting the generality of the foregoing, cause its counsel to deliver any necessary legal opinions to the Transfer Agent if required by the Transfer Agent to effect the removal of such restrictive legend in accordance with this Section 5.14.2(c), in each case (i) and (ii), such that the Parent Shares issued hereunder will be entitled to be freely transferred without contractual restriction immediately upon the expiration of the Lockup Period. Parent shall be responsible for the fees of the Transfer Agent, its legal counsel and any other fees associated with the matters set forth in clauses (i) and (ii) of the preceding sentence.
5.14.3Rule 144. Following the Closing, until such time as each Securityholder that receives Parent Shares hereunder is able to sell all of such Parent Shares without any limitations under Rule 144 under the Securities Act (“Rule 144”), Parent agrees that it shall file the reports required to be filed by it in accordance with Rule 144(c)(1) (or, if Parent is not required to file such reports, it will, upon the request of any Securityholder, make publicly available the information specified by Rule 144(c)(2) as may be required for resale by such Securityholder of the Parent Shares in reliance on Rule 144, if applicable).
Section 5.15Dissolution of Isotropic Systems. Prior to the Closing, the Company shall use commercially reasonable efforts to cause Isotropic Systems to be dissolved and wound up in accordance with applicable Law, including filing necessary dissolution documents, which documents shall be reasonably satisfactory to Parent, with the applicable Governmental Authorities in the State of Maryland and the State of Ohio, as applicable, and taking all other actions commercially reasonable and necessary to effectuate such dissolution. The Company shall keep Parent reasonably informed of the status of such dissolution efforts and shall promptly notify Parent of any material developments in connection therewith.
Article VICONDITIONS TO CLOSING
Section 6.1Conditions to Obligations of Parent and Merger Sub One and Merger Sub Two. The obligations of Parent and Merger Sub One and Merger Sub Two to effect the Transactions (including the Mergers) are subject to the satisfaction (or waiver, if permissible under applicable Law by Parent) at or prior to the Closing of the following conditions:
6.1.1Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III of this Agreement, other than the Company Fundamental Representations, shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) as of the date hereof and as of the Closing Date as though made at and as of such time (other than such representations and warranties that address matters as of a specific date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Specified Representations shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality, but not disregarding any qualifications or exceptions contained therein relating to a Company Material Adverse Effect) as of the date hereof and the Closing Date as though made at and as of such time (other than such representations and warranties that address matters as of a specific date, which shall be so true and correct as of such date). Each of the Company Fundamental Representations shall be true and correct in all respects as of the date hereof and the Closing Date as though made at and as of such time (other than such representations and warranties that address matters as of a specific date, which shall be so true and correct as of such date), except solely with respect to Section 3.3 (Capitalization), where such failure of such representations and warranties to be so true and correct is, individually and in the aggregate, de minimis in nature.
6.1.2Performance of Obligations of Company. The Company shall have performed or complied in all material respects with all the obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.
6.1.3Delivery of Closing Deliverables. Parent shall have received:
(a)evidence that the Company has terminated the Company Stock Plan as of the Closing (after giving effect to the treatment of Company Options contemplated by Section 2.3.7); provided, that notwithstanding anything to the contrary in this Section 6.1.3, no post-Closing adjustment shall be allocated or paid in respect of any Company Option except to the extent permissible under Treasury Regulation Section 1.409A-3(i)(5)(iv)(A); provided, further, that no such amounts shall be allocated or paid in respect of any In-the-Money Options following the fifth anniversary of the Closing Date;
(b)evidence that the Company has terminated the Company Restricted Share Plan as of the Closing (after giving effect to the treatment of the Company Restricted Stock contemplated by Section 2.3.6);

(c)the Merger Certificate, duly executed by the Company;
(d)a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying (i) the continued effectiveness of the Company Charter, (ii) the valid adoption of resolutions of the board of directors and special committee of the Company approving this Agreement and the consummation of the Transactions (including the Mergers), and (iii) that the requisite number of Stockholders have adopted and approved this Agreement, the Mergers and the matters set forth in the Written Consent;
(e)a counterpart of the Paying Agent Agreement, duly executed by the Securityholders Representative;
(f)a counterpart of the Escrow Agreement, duly executed by the Securityholders Representative;
(g)payoff letters duly executed by each holder of Indebtedness to be repaid at Closing pursuant to Section 2.2.1(c), each in form and substance reasonably acceptable to Parent (each such payoff letter, a “Debt Payoff Letter”), providing that upon payment of a specified amount, such Indebtedness shall be paid in full and, if applicable, such holder shall (x) release its security interest and either promptly file following the Closing or authorize Parent to file Uniform Commercial Code termination statements, and (y) deliver such other documents or endorsements reasonably necessary to release of record the security interest of such holders (including, without limitation, releases of any security interests granted with respect to any Intellectual Property Rights appropriate for filing with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority), including the Rochefort Pay-Off Indebtedness Documentation;
(h)the D&O Insurance, delivered in accordance with Section 5.6;
(i)reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, in form and substance reasonably satisfactory to Parent, and copies of (A) properly completed and duly executed IRS Form W-9s, and (B) final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Group Companies (as of the First Merger Effective Time, the First Merger Surviving Corporation, and as of the Second Merger Effective Time, the Surviving Company) (the “Transaction Expenses Payoff Instructions”); provided, that the Transaction Expenses Payoff Instructions shall include a termination of that certain engagement letter dated April 1, 2026, between the Company and Barclays Bank PLC in customary form reasonably acceptable to Parent upon payment of the Transaction Expenses due to Barclays Bank PLC;
(j)evidence in form and substance reasonably satisfactory to Parent that the Company has complied with the obligations of the Company set forth in Section 5.13 and the applicable Contracts have been terminated without any consideration or further liability to any Party or Parent or its Affiliates, effective as of immediately prior to the Closing;
(k)copies of duly executed Warrant Termination Agreements with each Warrantholder set forth on Schedule 6.1.3(k);
(l)evidence in form and substance reasonably satisfactory to Parent that the Company Warrant Exercise (the “Exercise Documents”) has been completed;
(m)the original minute and stock record books of the Company;

(n)duly executed resignations from each of the officers and directors of the Group Companies as requested by Parent;
(o)a certificate of good standing with respect to the Company and each of its Subsidiaries issued by the applicable jurisdiction of organization or formation, each dated not more than five days prior to the Closing Date;
(p)a USB drive (which shall be permanent and accessible with readily and commercially available software) containing, in electronic format, the true and correct contents of the Company’s electronic data room as of the First Merger Effective Time;
(q)a certificate in the form of attached Exhibit F dated as of the Closing Date, executed on behalf of the Company certifying that the conditions precedent set forth in Section 6.1.1, Section 6.1.2 and Section 6.1.4 have been met; and
(r)the FIRPTA Certificate.
6.1.4No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.
6.1.5Restrictive Covenant Agreements. The Restrictive Covenant Agreements shall have become effective and shall be in full force and effect.
6.1.6Legal Restraints. No Law or Order shall have become effective on or after the date hereof that could reasonably be expected to result, directly or indirectly, in (i) a prohibition or limitation in any material respect on the ownership or operation by Parent of the business or operations of the Company; or (ii) a prohibition on Parent effectively controlling in any respect all or a material portion of the business or operations of the Company.
Section 6.2Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions (including the Mergers) is subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:
6.2.1Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub One and Merger Sub Two set forth in Article IV of this Agreement, other than the Parent Fundamental Representations, shall be shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub One or Merger Sub Two’s ability to perform all of its obligations under this Agreement and the Transaction Agreements to which they are a party and to consummate the Transactions (including the Mergers). Each of the Parent Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date.
6.2.2Performance of Obligations of Parent and Merger Sub One and Merger Sub Two. Parent and Merger Sub One and Merger Sub Two shall have performed or complied in all material respects with all the obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.
6.2.3Delivery of Closing Deliverables. The Company shall have received:
(a)a certificate, dated as of the Closing Date, signed by the Secretary of each of Parent and Merger Sub One and Merger Sub Two, certifying (i) the continued effectiveness of the Organizational Documents of Parent and Merger Sub One and Merger Sub Two, and (ii) the valid adoption of resolutions of the board of directors (or equivalent governing bodies) of Parent and Merger Sub One and Merger Sub Two approving this Agreement and the consummation of the Transactions (including the Mergers);

(b)certificates of good standing with respect to Parent and Merger Sub One and Merger Sub Two issued by each of Parent’s and Merger Sub One’s and Merger Sub Two’s jurisdiction of organization or formation, each dated not more than five days prior to the Closing Date;
(c)a counterpart of the Paying Agent Agreement, duly executed by Parent and the Paying Agent;
(d)a counterpart of the Escrow Agreement, duly executed by Parent and the Escrow Agent; and
(e)a certificate in the form of attached Exhibit G dated as of the Closing Date, executed on behalf of Parent and Merger Sub One and Merger Sub Two certifying that the conditions precedent set forth in Section 6.2.1 and Section 6.2.2 have been met
Section 6.3Conditions to Each Party’s Obligation. The respective obligations of the Parties to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived, in whole or in part, by both Parent and the Company:
6.3.1Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained.
6.3.2No Injunctions or Restraints. No Order or other Law preventing or restraining the consummation of the Transactions shall be in effect. There shall not be pending any Action that could reasonably be expected to result in any Law or Order of a Governmental Authority preventing or restricting the consummation of the Transactions.
Section 6.4Frustration of Closing Conditions. None of the Company, Parent or Merger Sub One, or Merger Sub Two may rely on the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied if such failed condition is the result of breach by any such Party of its obligations under this Agreement.
Section 6.5Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.
Article VIITERMINATION
Section 7.1Termination. This Agreement may be terminated and the Transactions (including the Mergers) abandoned at any time prior to the Closing:
7.1.1by the mutual written consent of the Company and Parent;
7.1.2by either the Company or Parent, upon written notice to the other Party, if the Mergers shall not have been consummated on or before the date that is one hundred twenty (120) days after the date hereof, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Mergers to occur on or before the Outside Date; provided, further, that if all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the Outside Date (or the expiration date of any thirty (30)-day extension thereof pursuant to this proviso) other than Section 6.3 solely in respect of the failure to obtain the FCC Consent, then the Outside Date shall be automatically extended for up to three successive thirty (30)-day periods;
7.1.3by either the Company or Parent, upon written notice to the other Party, if (a) a Governmental Authority that must grant Requisite Regulatory Approval has denied such Requisite Regulatory Approval and such denial has become final and non-appealable or (b) any final or non-appealable Order by a competent court has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Mergers;
7.1.4by written notice from Parent to the Company, if there has been a breach of any representation or warranty or covenant made by the Company in this Agreement, such that the conditions in Section 6.1 or Section 6.3 would not be satisfied and which, if curable, has not been cured by the Company prior to the earlier to occur: (i) 10 Business Days after receipt of written notice from Parent requesting that such breach be cured and (ii) the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1.4 shall not be available to Parent if the failure of Parent or Merger Sub One or Merger Sub Two to fulfill any of its obligations under this Agreement or any Transaction Agreement has been the primary cause of, or resulted in, such breach;
7.1.5by written notice from the Company to Parent, if there has been a breach of any representation or warranty or covenant made by Parent or Merger Sub One or Merger Sub Two in this Agreement, such that the conditions in Section 6.2 or Section 6.3 would not be satisfied and which, if curable, has not been cured by Parent prior to the earlier to occur: (i) 10 Business Days after receipt of written notice from the Company requesting such breach to be cured and (ii) the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1.5 shall not be available to Company if the failure of the Company to fulfill any of its obligations under this Agreement or any Transaction Agreement has been the primary cause of, or resulted in, such breach.
Section 7.2Effect of Termination. In the event that this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement (other than pursuant to Section 5.4 (Public Announcements), this Section 7.2 (Effect of Termination), Article IX (General Provisions) (other than Section 9.9 Specific Performance), which shall terminate) of this Agreement and the definition of any defined terms used therein, which shall continue in full force and effect) shall terminate without further Liability to or obligation of the other Parties; provided, that the term of the Confidentiality Agreement shall not be affected by the termination of this Agreement; provided, further, that nothing in this Section 7.2 shall relieve any Party from liability for its (a) Fraud or (b) intentional breach of this Agreement prior to the effective date of termination.
Article VIIISECURITYHOLDERS REPRESENTATIVE; INDEMNIFICATION
Section 8.1Securityholders Representative.
8.1.1Appointment. By virtue of the approval and adoption of this Agreement by the requisite consent of the Stockholders and by virtue of the Mergers and receiving the benefits thereof, including any consideration payable hereunder, each of the Participating Securityholders shall, and each of the Participating Securityholders hereby does irrevocably nominate, constitute and appoint the Securityholders Representative as of the Closing with full power of substitution, to act in the name, place and stead of the Participating Securityholders for all purposes in connection with this Agreement and any related agreement, including executing any documents and taking any actions that the Securityholders Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for payment or reimbursement under Section 2.2.2 or under the Escrow Agreement, and Shareholder Representative Services LLC hereby accepts its appointment as the Securityholders Representative.
8.1.2Authority. Without limiting the generality of Section 8.1.1, the Participating Securityholders grant to the Securityholders Representative as of the Closing full authority to execute, deliver, acknowledge, certify and file on behalf of each such Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Securityholders Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the

Securityholders Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.1. Notwithstanding anything in any Transaction Agreement to the contrary, the Parties shall be entitled to deal exclusively with the Securityholders Representative on all matters relating to the Escrow Agent and Parent and each Participating Securityholder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Participating Securityholder by the Securityholders Representative and on any other action taken or purported to be taken on behalf of any Participating Securityholder by the Securityholders Representative as fully binding upon such Participating Securityholder. After the Closing, a decision, act, consent or instruction of the Securityholders Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.5 or Section 9.6 shall constitute a decision of the Participating Securityholders and shall be final, binding and conclusive upon the Participating Securityholders. The Escrow Agent, the Paying Agent, Parent, Merger Sub One, Merger Sub Two, and the Surviving Company may rely upon any such decision, act, consent or instruction of the Securityholders Representative as being the decision, act, consent or instruction of the Participating Securityholders. The Escrow Agent, the Paying Agent, Parent, Merger Sub One, Merger Sub Two, and the Surviving Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders Representative.
8.1.3Power of Attorney. The Participating Securityholders recognize and intend that the power of attorney granted to the Securityholders Representative: (a) is coupled with an interest and is irrevocable; (b) may be delegated by the Securityholders Representative; and (c) shall survive the death, dissolution or incapacity, as applicable, of each of the Participating Securityholders.
8.1.4Replacement. The Securityholders Representative may resign at any time. If the Securityholders Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Participating Securityholders shall (by consent of those Persons having at least a majority of the Pro Rata Share), within ten days after such dissolution, resignation or inability, appoint a successor to the Securityholders Representative reasonably satisfactory to Parent. Any such successor shall succeed the Securityholders Representative as the Securityholders Representative hereunder. If for any reason there is no Securityholders Representative at any time, all references herein to the Securityholders Representative shall be deemed to refer to the Participating Securityholders who may take action by the written consent of Persons having at least a majority of the Pro Rata Share.
8.1.5Exculpation and Indemnification of the Securityholders Representative. The Securityholders Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Securityholders Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Participating Securityholders shall indemnify, defend and hold harmless the Securityholders Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholders Representative, the Securityholders Representative will reimburse the Participating Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholders Representative from (i) the funds in the Securityholders Representative Expense Reserve and (ii) any other funds that become payable to the Participating Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Participating Securityholders; provided, that while the Securityholders Representative may be paid from the aforementioned sources of funds, this does not relieve the Participating Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. The Securityholders Representative may, upon receipt of a claim notice or similar that is reasonably likely to give rise to a Representative Loss (as determined in good faith by the Securityholders Representative), withhold from any distribution of the Securityholders Representative Expense Reserve an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will the Securityholders Representative be required to advance its own funds on behalf of the Participating Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Participating Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders Representative or the termination of this Agreement.
8.1.6Securityholders Representative Expense Reserve. The Securityholders Representative Expense Reserve will be used for any expenses incurred by the Securityholders Representative. The Participating Securityholders will not receive any interest or earnings on the Securityholders Representative Expense Reserve and irrevocably transfer and assign to the Securityholders Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholders Representative’s responsibilities, the Securityholders Representative will deliver any remaining balance of the Securityholders Representative Expense Reserve to the Paying Agent or the Surviving Company for further distribution to the Participating Securityholders in accordance with their respective Escrow Pro Rata Shares. For tax purposes, the Securityholders Representative Expense Reserve will be treated as having been received and voluntarily set aside by the Participating Securityholders at the time of Closing.
Section 8.2Indemnification.
8.2.1Indemnification by the Participating Securityholders. From and following the First Merger Effective Time, the Participating Securityholders (by virtue of the Written Consent or delivery of the Required Equity Documentation (and, with respect to (i) any holder of Company Options, the execution and delivery of the corresponding Option Termination Agreement, and (iii) any holder of Company Warrants, the execution and delivery of the corresponding Warrant Termination Agreements and the Exercise Documents, as applicable)) shall, severally and not jointly in accordance with their respective Pro Rata Share, defend, indemnify and hold harmless the Buyer Parties and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, Taxes (including any Taxes that would have been payable but for a Relief), costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the Buyer Indemnified Parties arising out of or resulting from (a) Fraud on the part of the Company, or (b) any of the matters set forth on Schedule 8.2.1. Under no circumstances shall any of the Participating Securityholders, or the Securityholders Representative, claim that this Section 8.2.1 is unenforceable with respect to any Losses that arise out of or result from Item # 16 on Schedule 8.2.1.
8.2.2Indemnification by Parent. From and following the First Merger Effective Time, the Parent shall defend, indemnify and hold harmless the Participating Securityholders and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses, asserted against, incurred, sustained or suffered by any of the Seller Indemnified Parties arising out of or resulting from (a) Fraud on the part of Parent or Merger Sub One or Merger Sub Two, (b) the breach of any Parent Fundamental Representation by Parent or Merger Sub One or Merger Sub Two, or (c) the breach of any covenant or agreement made or to be performed by Parent or Merger Sub One or Merger Sub Two on or after the Closing contained in this Agreement, provided that the Parent shall not be obligated to indemnify, defend or hold harmless any Seller Indemnified Party from or against any Losses arising out of, resulting from or relating to the failure of, or any challenge to, the Intended Tax Treatment, including any disqualification thereof.
8.2.3Procedures.
(a)Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to (i) in the case the Person seeking indemnification is a Buyer Indemnified Party, the Securityholders Representative, on behalf of the Participating Securityholders (with respect to such Participating Securityholders, the “Seller Indemnifying Party”), or (ii) in the case the Person seeking indemnification is a Seller Indemnified Party, the Parent (the “Buyer Indemnifying Party”), ((i) or (ii), as applicable, and their respective permitted successors or assigns, each, an “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third-Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. For the avoidance of doubt, the Buyer Indemnified Parties shall only be obligated to deliver a Claim Notice to the Securityholders Representative (on behalf of the Indemnifying Parties) under this Article VIII.
(b)The Buyer Indemnified Party shall be entitled to (i) assume and have sole control over the defense and investigation of the matters set forth on Schedule 8.2.3(b) (the “Buyer Controlled Matters”) with counsel of its own choosing and at the expense of the Seller Indemnifying Party (which expenses shall not be applied against any indemnity limitation in Section 8.2.4), if it gives notice of its intention to do so to the Seller Indemnifying Party within thirty (30) days after the delivery of such Claim Notice with respect to any of the Buyer Controlled Matters by the Buyer Indemnified Party and (ii) negotiate a settlement or compromise of, or consent to the entry of an Order with respect to, such claim, subject to Section 8.2.3(e). If the Buyer Indemnified Party elects to assume control of the defense and investigation of any such Buyer Controlled Matters, then the Seller Indemnifying Party shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to the Buyer Indemnified Party at the Seller Indemnifying Party’s sole cost and expense. If the Buyer Indemnified Party does not elect to assume control of the defense and investigation of any such Buyer Controlled Matter, then the Seller Indemnifying Party shall be entitled to assume control of the defense and investigation of any such Buyer Controlled Matter as if it were a Seller Controlled Matter.
(c)The Seller Indemnifying Party shall be entitled to (i) assume and have sole control over the defense and investigation of the matters set forth on Schedule 8.2.3(c) (the “Seller Controlled Matters”) with counsel of its own choosing, if it gives notice of its intention to do so to the Buyer Indemnified Party within thirty (30) days after the delivery of such Claim Notice with respect to any such Seller Controlled Matters by the Buyer Indemnified Party and (ii) negotiate a settlement or compromise of, or consent to the entry of an Order with respect to, such claim, subject to Section 8.2.3(e). If the Seller Indemnifying Party elects to assume control of the defense and investigation of any such Seller Controlled Matters, then the Buyer Indemnified Party shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to the Seller Indemnifying Party at the Buyer Indemnified Party’s sole cost and expense. If the Seller Indemnifying Party does not elect to assume control of the defense and investigation of any such Seller Controlled Matter, then the Buyer Indemnified Party shall be entitled to assume control of the defense and investigation of any such Seller Controlled Matter as if it were a Buyer Controlled Matter.

(d)With respect to any Third-Party Claim that does not constitute a Buyer Controlled Matter or a Seller Controlled Matter (a “Default Control Matter”), the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense and investigation of such Default Control Matter at its sole cost and expense with counsel of its own choosing if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days after the delivery of such Claim Notice with respect to any such Default Control Matter by the Indemnified Party and (ii) negotiate a settlement or compromise of, or consent to the entry of an Order with respect to, such claim, subject to Section 8.2.3(e); provided, however, that if any of the following conditions are met, then the Indemnifying Party shall not be entitled to assume and have sole control over the defense and investigation thereof, and such Default Control Matter shall be a Buyer Controlled Matter:(A) the Third-Party Claim seeks injunctive or other equitable relief, (B) the Third-Party Claim involves a criminal or quasi-criminal Action, (C) the Indemnifying Party fails, in the reasonable judgment of the Indemnified Party after at least 10 days’ notice to the Indemnifying Party, to actively and diligently prosecute or pursue the defense of such Third-Party Claim, (D) the Third-Party Claim is brought by a Governmental Authority, (E) the Third-Party Claim involves a significant then-current customer or supplier of the Indemnified Party or (F) the Indemnified Party has been advised in writing by legal counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third-Party Claim, or there may be legal defenses to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.
(e)Any Third-Party Claim for which Parent has assumed control over the defense and investigation may be settled by Parent in its sole discretion; provided, however, that the settlement of (i) any Third-Party Claim that initially constituted a Seller Controlled Matter or a Default Control Matter without Control Restrictions, shall require the prior written consent of the Securityholders’ Representative (not to be unreasonably withheld, conditioned or delayed) or (ii) any other Third Party Claim shall require the prior written consent of the Securityholders’ Representative (not to be unreasonably withheld, conditioned or delayed) unless such settlement: (A) involves a full, unconditional waiver and release of all claims against the Participating Securityholders and their applicable Affiliates, (B) involves only the payment of monetary damages and does not include any non-monetary obligations, (C) does not require any admission of wrongdoing, (D) does not impose a Lien on any of the assets of any of the Participating Securityholders, (E) includes reasonable confidentiality restrictions, (F) would not reasonably be expected to result in reputational harm and (G) does not result (or would reasonably be expected to result) in any restriction or condition that would adversely affect any of the Participating Securityholders or the conduct of any of the Participating Securityholders’ businesses; provided that, for purposes of a proposed settlement with respect to Items # 1 and 16 on Schedule 8.2.1, it shall be deemed unreasonable for the Securityholders’ Representative to withhold, condition or delay consent where the failure to enter into such settlement would be reasonably likely to subject Parent to (x) material restrictions on the business or operations of Parent, (y) material harm to the reputation of Parent, or (z) material Losses not subject to indemnification by the Participating Securityholders pursuant to this Article VIII; provided further, that Parent shall provide the Securityholders’ Representative not less than ten (10) Business Days’ prior written notice of any settlement (inclusive of a summary of the proposed material terms thereof) with respect to Items # 1 and 16 on Schedule 8.2.1. Any Third-Party Claim for which the Securityholders’ Representative has assumed control over the defense and investigation may be settled by the Securityholders’ Representative without Parent’s consent only if all of the following conditions are met (in which case the Securityholders’ Representative shall provide Parent advance written notice of any such proposed settlement, and shall not finalize any such proposed settlement until Parent has had an opportunity to review and comment on the terms thereof): such settlement (A) involves a full, unconditional waiver and release of all claims against the applicable Buyer Indemnified Parties, the Group Companies and their applicable Affiliates, (B) involves only the payment of monetary damages for which the Seller

Indemnifying Party is fully responsible for satisfying (or having satisfied on its behalf) and does not include any non-monetary obligations, (C) does not require any admission of wrongdoing, (D) does not impose a Lien on any of the assets of any of the Buyer Indemnified Parties, (E) includes reasonable confidentiality restrictions, (F) would not reasonably be expected to result in reputational harm and (G) does not result (or would reasonably be expected to result) in any restriction or condition that would adversely affect any of the Buyer Indemnified Parties, or the conduct of any of the Buyer Indemnified Parties’ business. For the avoidance of doubt, any Third-Party Claim in respect of taxes of the Group Companies shall not be subject to this Section 8.2.3(e) except to the extent its involves any of the Buyer Controlled Matters.
(f)An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to (i) in the case the Person seeking indemnification is a Buyer Indemnified Party, the Securityholders Representative, on behalf of the Participating Securityholders, or (ii) in the case the Person seeking indemnification is a Seller Indemnified Party, the Parent, with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Securityholders Representative with such information with respect thereto as such Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the balance of such claim. If the Indemnifying Party responds within such thirty (30) days and rejects such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement or applicable Law.
(g)The indemnification required hereunder for any Losses determined to be due and owing pursuant to this Agreement shall be made by prompt payment by the Indemnifying Party in cash within twenty (20) Business Days after execution of such written agreement or issuance of such final judgment or decree; provided, however, that, notwithstanding anything herein to the contrary, with respect to any indemnification required to be provided by a Participating Securityholder, if such Participating Securityholder has not paid such amount in full in cash within such twenty (20) Business Day period, the indemnification may, in Parent’s sole discretion, be alternatively satisfied in whole or in part by (y) the Parent’s cancellation, for no consideration, of a number of Parent Shares issued to such Participating Securityholder (including any such Parent Shares that have been transferred by such Participating Securityholder to a third-party as Closing Merger Consideration pursuant to the terms of this Agreement, equal to the amount of the Losses divided by the volume weighted average price of a Parent Share on the New York Stock Exchange in the 30 trading days prior to the date of execution of such written agreement or issuance of such final judgment or decree) or (z) offset against any distribution, dividend or other payment owed to such Participating Securityholder (in its capacity as an equityholder of Parent or otherwise) or such Participating Securityholder’s Affiliates.

(h)The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.
8.2.4Limitations on Indemnification.
(a)In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be computed net of payments actually recovered by the Indemnified Party under any insurance policy (net of documented out-of-pocket costs and expenses incurred in connection with such recovery) with respect to such Losses. In the event that (A) an Indemnifying Party makes an indemnification payment hereunder, and (B) in addition to such indemnification payment, the Indemnified Party actually receives insurance proceeds that are directly related to the same claim for which the Indemnifying Party made an indemnification payment, then a portion of the Indemnifying Party’s indemnification payment equal to the insurance amounts actually received (net of documented out-of-pocket costs and expenses incurred in connection with such recovery) shall promptly be refunded to such Indemnifying Party. The Indemnified Parties shall use commercially reasonable efforts to obtain full recovery under all insurance policies covering any indemnifiable Losses.
(b)Notwithstanding any provision of this Agreement to the contrary or any right or remedy provided by any Law or otherwise, from and after the Closing, the Group Companies shall not be liable or otherwise responsible to the Securityholders (and the Securityholders are deemed to fully and forever release and discharge the Group Companies) as a co-warrantor or co-obligor, for contribution and otherwise in any manner or based on any legal theory or cause of action on account of, or with respect to, the breach by the Company of this Agreement in connection with the Transactions.
(c)The aggregate liability of (i) the Participating Securityholders with respect to Losses for Actions under Section 8.2.1 shall not exceed the aggregate amount of Closing Merger Consideration actually paid to the Participating Securityholders, and (ii) any Participating Securityholder with respect to Losses for Actions under Section 8.2.1 shall not exceed the aggregate amount of Closing Merger Consideration actually paid to such Participating Securityholder.
(d)The aggregate liability of the Parent with respect to Losses for Actions under Section 8.2.2 shall not exceed the aggregate amount of Closing Merger Consideration actually paid to the Participating Securityholders.
(e)Notwithstanding anything herein to the contrary, to the extent coverage is available under the R&W Insurance Policy for any Losses arising out of or resulting from the matters indemnifiable by the Participating Securityholders pursuant to Section 8.2.1(b), the Buyer Indemnified Parties shall seek to recover such Losses from the R&W Policy and shall not be entitled to recover such Losses from the Participating Securityholders pursuant to Section 8.2.1(b) to the extent they are recovered under the R&W Policy.
(f)After giving effect to Section 8.2.4(e) in the event the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 8.2.1(b) that arise out of or result from Item # 16 on Schedule 8.2.1, the Buyer Indemnified Parties shall first recover such Losses from the Reorganization Escrow Fund, and only if such Losses exceed the then-available Reorganization Escrow Fund shall the Buyer Indemnified Parties be able to recover such Losses from the Participating Securityholders. To the extent any amounts are to be paid to any Buyer Indemnified Parties from the Reorganization Escrow Account pursuant to this Section 8.2.4(f) to satisfy any claims for indemnifiable Losses hereunder (i) that have been mutually agreed by the Buyer Indemnified Parties and the Securityholders Representative or (ii) for which there is a final, binding and non-appealable decision, order, judgment or award, Parent and the

Securityholders Representative shall promptly provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release such amounts from the Reorganization Escrow Account to such Buyer Indemnified Parties.
(g)After giving effect to Section 8.2.4(e), in the event the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 8.2.1(b) for any Losses that arise out of or result from Item # 10 on Schedule 8.2.1, the Buyer Indemnified Parties shall first recover such Losses from the Special Escrow Fund, and only if such Losses exceed the then-available Special Escrow Fund shall the Buyer Indemnified Parties be able to recover such Losses from the Participating Securityholders. To the extent any amounts are to be paid to any Buyer Indemnified Parties from the Special Escrow Account pursuant to this Section 8.2.4(g)  to satisfy any claims for indemnifiable Losses hereunder (i) that have been mutually agreed by the Buyer Indemnified Parties and the Securityholders Representative or (ii) for which there is a final, binding and non-appealable decision, order, judgment or award, Parent and the Securityholders Representative shall promptly provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release such amounts from the Special Escrow Account to such Buyer Indemnified Parties.
8.2.5No Limitation on Claims for Equitable Relief. Notwithstanding anything contained in this Article VIII to the contrary and for the avoidance of doubt, nothing in this Article VIII shall be deemed to waive, bar, diminish or otherwise limit, in any manner, any right, power, remedy, claim, request, demand or cause of action (whether at law or equity) that any Party, with respect to itself and any of its Affiliates, may have against another Person with respect to any injunction or other equitable remedies (including specific performance).
8.2.6Escrow Release. The entire Reorganization Escrow Fund remaining in the Reorganization Escrow Account on the twelve (12)-month anniversary of the Closing Date (the “Release Date”), and the entire Special Escrow Fund then remaining in the Special Escrow Account on the Release Date, in each case, less any reserve for pending claims validly noticed in accordance with the terms of this Agreement as of such Release Date (a “Pending Claim Reserve”) shall be paid to the Participating Securityholders in accordance with their respective Escrow Pro Rata Shares. On a claim-by-claim basis, the amount of the Pending Claim Reserve reserved for a claim shall remain in the Reorganization Escrow Account or Special Escrow Account, as applicable, until the resolution of such claim. To the extent any such pending claim (or portion thereof) is finally resolved in favor of any Buyer Indemnified Parties, Parent and the Securityholders Representative shall provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release the amount of the Pending Claim Reserve reserved for such claim (or portion thereof) to such Buyer Indemnified Parties. To the extent any such pending claim (or portion thereof) is finally resolved in favor of the Participating Securityholders, the amount of the Pending Claim Reserve reserved for such claim (or portion thereof) shall be paid to the Participating Securityholders in accordance with their respective Escrow Pro Rata Shares. Any payments to the Participating Securityholders pursuant to this Section 8.2.6 shall be satisfied by release of the applicable amount from the Reorganization Escrow Account or Special Escrow Account (which release shall be made pursuant to joint written instructions to be provided by the Securityholders Representative and Parent), as applicable, by the Escrow Agent to the Surviving Company or the Paying Agent for the benefit of and distribution to the applicable Participating Securityholders in respect of the applicable Company Stock, Company Restricted Stock, Company Options and Company Warrants in the manner described in Section 2.6.1 for payments in respect of such Company Stock, Company Restricted Stock, Company Options and Company Warrants within five Business Days after the Release Date or the date the pending claim (or portion thereof) is finally resolved in favor of the Participating Securityholders, as applicable. The Securityholders Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Reorganization Escrow Account or Special Escrow Account required hereby.

Article IXGENERAL PROVISIONS
Section 9.1No Survival; Limitations.
9.1.1None of the representations or warranties of the Company, the Parent or Merger Sub One or Merger Sub Two contained in this Agreement or in any certificates required to be delivered by the Company at Closing pursuant hereto will survive the Closing; provided, that the Parent Fundamental Representations will survive the Closing until the twelve (12) month anniversary of the Closing; provided, further, that under no circumstances shall the foregoing be deemed to limit or otherwise modify Parent’s rights under the R&W Insurance Policy or under Section 8.2. The covenants and agreements herein that by their terms are expressly required to be performed prior to or at the Closing shall terminate and expire, and shall cease to be of any force or effect, upon the Closing, and all liability and indemnification obligations with respect to a breach of such covenants and obligations shall thereupon be extinguished. The covenants and agreements herein that by their terms are expressly required to be performed after the Closing (all covenants and agreements described in this sentence, the “Surviving Covenants”) will survive the Closing until the date that is ninety (90) days after the last date on which each such covenant was required to be performed; provided, that the covenants and agreements of the Participating Securityholders to indemnify the Buyer Indemnified Parties pursuant to Section 8.2.1 shall survive the Closing until the date that is sixty (60) days after the applicable statute of limitations, other than with respect to Item # 14 on Schedule 8.2.1, which shall survive for eighteen (18) months after the Closing Date. It is the express intent of the Parties that the survival of each representation and warranty in this Agreement is shorter than the statute of limitations that would otherwise have been applicable to such representation or warranty, and, by contract, the applicable statute of limitations with respect to such representation or warranty is hereby reduced so that it ends at the Closing, as provided in this Section 9.1. Notwithstanding the foregoing, if a Claim Notice is given in good faith under Section 8.2 with respect to any representation, warranty, covenant or agreement subject to indemnification under Section 8.2.1 prior to the expiration of the applicable survival period, the claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to Section 8.2.
9.1.2From and after the Closing, except for (a) claims for specific performance or equitable relief pursuant to Section 9.9 or with respect to the Surviving Covenants, (b) claims pursuant to Section 2.2.2, and (c) claims pursuant to the Transaction Agreements other than this Agreement or any certificate delivered at Closing pursuant hereto, the sole and exclusive remedy and source of recovery in respect of any claim by any Indemnified Party for any and all Losses or other claims relating to or arising from this Agreement, or arising out of or in any way related to any claim or cause of action with respect to the subject matter of this Agreement or the Transactions, including any breach of the representations and warranties set forth in this Agreement and certificates delivered at Closing pursuant hereto, shall be the indemnification provisions of Section 8.2 or, in the case of the Buyer Indemnified Parties, the indemnification rights of the Buyer Indemnified Parties under the R&W Insurance Policy. Any claim for indemnification under Section 8.2 is required to be made on or prior to the expiration of the applicable survival period set forth in this Section 9.1.1, and if not made prior to such expiration, shall be irrevocably and unconditionally released and waived by the Party seeking indemnification with respect thereto; provided, that, for the avoidance of doubt, under no circumstance shall this sentence be deemed to limit the rights of the Buyer Indemnified Parties under the R&W Insurance Policy.
9.1.3Neither the Buyer Parties nor the Surviving Company nor the Securityholders or the Securityholders Representative may avoid the limitations on liability set forth in this Section 9.1 by (a) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, or (b) except in cases of Fraud, asserting any claim against any Person that is not a party (or a successor to a party) to this Agreement for breaches of the representations, warranties and covenants contained in this Agreement; it being understood that claims against Participating Securityholders, in their capacities as such, for Fraud on the part of the Company shall be subject to the limitations of Section 8.2.4. The Parties hereto agree that the limits imposed on the remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated Parties, constitute a material term of this Agreement, and were specifically taken into account in the determination of the amounts to be paid to the Securityholders hereunder.
Section 9.2Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:
9.2.1Provisions.
(a)When a reference is made in this Agreement to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule”, such reference shall be to an Article or Section of, or an Exhibit, an Annex or Schedule to, this Agreement unless otherwise indicated.
(b)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)Whenever the words “include”, “includes”, or “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”
(d)The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.
(e)The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.
(f)The defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.
(g)A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.
(h)Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.
(i)References to “deliver”, “furnish”, “provided” or “made available” means that such documents or information referenced have been delivered to Parent or its Representatives or contained in the Company’s electronic data room at least three calendar days prior to the date hereof.
(j)Any amounts expressed in United States dollars shall be deemed to refer to the equivalent amount in any other applicable currency, converted at the prevailing rate of exchange as of the relevant date of determination, as published by a recognized financial institution or applicable central bank.

9.2.2No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.
9.2.3Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules where such disclosure is reasonably apparent from the face of such disclosure without further investigation. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract. The specification of any dollar amount in the representations or warranties contained in this Agreement or included in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or legal requirement shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred. The information contained in the Disclosure Schedules is disclosed as of the date of this Agreement, and solely for the purposes of this Agreement and subject to the terms of the Confidentiality Agreement.
Section 9.3Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) on the date of delivery if sent by e-mail (provided, that no notice of bounce-back or non-receipt is received by the sender), (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt, or (d) three Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, email address following such Party’s name below or such other address or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 9.3:
If to Parent, Merger Sub One, Merger Sub Two or, after Closing, the Surviving Company, to:
York Space Systems Inc.
6060 S. Willow Drive
Greenwood Village, Colorado 80111
Attention: Legal Department
Email: [***]

with copies (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
321 North Clark Street
32nd Floor
Chicago, IL 60654
Attention: Alex Schwartz, Michael R. Wilson and Wes Fischer
Email: ASchwartz@sheppard.com; mrwilson@sheppard.com; jwfischer@sheppard.com

If to the Company (prior to the Closing), to:
All.Space Holdings, Inc.
2914 Green Cove Road, Suite AS
Huntsville, AL 35803
Attention: Legal Department
Email: [***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, D.C. 20004
Attention: Phil Brown; Kevin C. Clayton;
Email: phil.brown@hoganlovells.com; kevin.clayton@hoganlovells.com

If to the Securityholders Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: [***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, D.C. 20004
Attention: Phil Brown; Kevin C. Clayton;
Email: phil.brown@hoganlovells.com; kevin.clayton@hoganlovells.com

Section 9.4Assignment and Succession. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the Parties. No assignment of this Agreement may be made or have any effect by any Party at any time, whether or not by operation of law, without the other Parties’ prior written consent, except that Parent may assign this Agreement and any or all of its rights and interests hereunder (a) to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, (b) as collateral security to any lender providing financing to Parent, or (c) to any acquiror or purchaser of all or substantially all of the assets or Equity Interests of the Company or Parent, in each case, so long as Parent is not relieved of any Liability or obligation hereunder.
Section 9.5Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, Merger Sub One, Merger Sub Two, the Securityholders Representative (if such amendment affects the rights or obligations of the Securityholders Representative) and the Company and, when amended on or after the Closing, by Parent, the Surviving Company and the Securityholders Representative.
Section 9.6Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.
Section 9.7Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, including the other Transaction Agreements, and the Confidentiality Agreement, contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, representations, warranties, covenants, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) among the Parties with respect to such subject matter (other than the Confidentiality Agreement). Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the Parties shall have any further Liability or obligation thereunder.
Section 9.8No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, from and after the Closing, Article VIII is made for the benefit of the Persons set forth therein. From and after the Closing, all of the Persons identified in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were Parties.
Section 9.9Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent, on the one hand, and the Company (if before the Closing) or the Securityholders Representative (if after the Closing), on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of Parent, on the one hand, and the Company (if before the Closing) or the Securityholders Representative (if after the Closing), on the other hand, to cause the other Party to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise. Each of the Parties hereby waives (a) any defense that a remedy at law would be adequate or that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 9.10Severability. If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Mergers shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.
Section 9.11Costs and Expenses. Except as otherwise specified herein, whether or not the Mergers are consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions. For the avoidance of doubt, the Buyer Parties shall bear (a) 50% of the fees and expenses of the Escrow Agent and the Paying Agent, (b) all fees and expenses in connection with any filing or submission of any regulatory filing that is necessary under the HSR Act, (c) all premiums, costs and expenses to obtain and maintain the D&O Tail Policy, (d) 50% of any Transfer Taxes, and (e) the R&W Insurance Policy Cost.
Section 9.12Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by facsimile or by email of a PDF of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by facsimile or other electronic means shall be deemed to be an original signature for any purpose.
Section 9.13Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice of law principles that would require or permit the application of the Laws of another jurisdiction.
Section 9.14Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Mergers, each of the Parties (a) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent that such court does not accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.14, (c) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party, and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.3. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
Section 9.15Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNDER THE PROFESSIONAL ADVICE OF COUNSEL WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS OR THE MERGERS, BETWEEN ANY OF THE PARTIES.
Section 9.16Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other Transaction Agreement, or the negotiation, execution or performance of this Agreement or any other Transaction Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto or thereto or Participating Securityholders (including any Person who becomes a party hereto or thereto) and then only with respect to the specific obligations set forth herein or therein with respect to such party. Except as set forth in the immediately foregoing sentence, no Person who is not a named party to this Agreement or any other Transaction Agreement or Participating Securityholder, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named Party or Participating Securityholder, shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or any Transaction Agreement or the negotiation or execution of any of the foregoing. Nothing in this Section 9.16 shall in any way limit or qualify the Liabilities of Parent or Merger Sub One or Merger Sub Two or any Participating Securityholders under this Agreement. Notwithstanding the foregoing, nothing in this Section 9.16 is intended to nor shall it be interpreted to limit any Party’s remedies against a Participating Securityholder or Liabilities of such Participating Securityholder in respect of a claim for Fraud committed by such Participating Securityholder. Notwithstanding the foregoing, nothing in this Section 9.16 (i) is intended to nor shall it be interpreted to limit any Party’s remedies or Liabilities in respect of a claim for Fraud, it being understood that claims against Participating Securityholders, in their capacities as such, for Fraud on the part of the Company shall be subject to the limitations of Section 8.2.4, or (ii) shall prejudice the Securityholders Representative’s right to indemnification from the Participating Securityholders pursuant to Section 8.1.
Section 9.17Provision Respecting Legal Representation; Attorney-Client Privilege.
9.17.1The Parties acknowledge and agree that Hogan Lovells US LLP and Hogan Lovells International LLP (collectively, “Hogan Lovells”) represented the Company with respect to this Agreement, the other Transaction Agreements, and the Transactions. The Parties also agree that if the Securityholders Representative so desires, acting on behalf of the Participating Securityholders and without the need for any consent or waiver by the Company, the Buyer Parties or the Surviving Company, Hogan Lovells shall be permitted to represent the Securityholders Representative and each and any Participating Securityholder and each of their respective Affiliates (collectively, the “Securityholder Group”) after the Closing in connection with any matter related to the Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Hogan Lovells shall be permitted to represent the members of the Securityholder Group, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer Parties and the Surviving Company or any of their agents or Affiliates under or relating to this Agreement or the Transaction Agreements, any transaction contemplated by this Agreement or the other Transaction Agreements, and any related matter, and the Buyer Parties waive, and will cause the Surviving Company to waive, after the Closing any conflict of interest and any applicable rule of professional conduct necessary to allow Hogan Lovells to engage in any such representation. The Buyer Parties consent, and after Closing will cause the Surviving Company to consent, to any such representation by Hogan Lovells notwithstanding the fact that Hogan Lovells may have represented the Company on a substantially similar matter or may have confidential information related to such matter. Upon and after the Closing, the Surviving Company shall cease to have any attorney-client relationship with Hogan Lovells with respect to the Transactions.
9.17.2For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, each Buyer Party, for itself and on behalf of any of its Affiliates and Subsidiaries, including without limitation the Surviving Company, hereby transfers and assigns to the Securityholder Group any and all rights, privileges and ownership of any and all attorney-client privilege, attorney work product, legal advice and any other expectation of client confidentiality, in any form or format whatsoever, with respect to the evaluation, negotiation, documentation, execution, delivery, consummation and performance of this Agreement and the other Transaction Agreements, the Transactions and any dispute or proceeding arising under or in connection thereto that, immediately prior to the Closing, would be deemed to be privileged communications between the Securityholder Group and the Company (collectively, the “Seller Parties”), on the one hand, and the Seller Parties’ counsel, including, without limitation, Hogan Lovells, on the other hand (the “Closing Legal Communications”). The rights and privileges of the Closing Legal Communications shall be controlled, and waiver thereto may only be approved, by the Securityholders Representative. All files, attorney notes, drafts or other documents in the Seller Parties’ counsel’s possession that are Closing Legal Communications shall be the property of the Securityholder Group, and the Seller Parties’ counsel shall have no duty, and the Buyer Parties and the Surviving Company may not request Seller Parties’ counsel, to disclose any Closing Legal Communications to the Buyer Parties or any of its Affiliates, including the Surviving Company. If any Buyer Party or the Surviving Company is required by any legal proceeding or Governmental Authority to disclose any Closing Legal Communications notwithstanding anything herein to the contrary, such Buyer Party or the Surviving Company, as the case may be, shall promptly notify the Securityholders Representative (if legally permissible) prior to furnishing such information, and will seek reasonable arrangements to protect the Closing Legal Communications to the maximum extent possible and only disclose that information necessary to comply with such legal proceeding or Governmental Authority. The existence of any Closing Legal Communications in the Surviving Company’s possession after the Closing shall not be deemed a waiver of the privilege related to such Closing Legal Communications, and the Parties agree to take all commercially reasonable steps, and the Buyer Parties agree to cause the Surviving Company to take all commercially reasonable steps after Closing, to comply with applicable Law with respect to all applicable privileges and confidences with respect to the Closing Legal Communications.
Section 9.18Non-Reliance.
9.18.1The Company, the Securityholders Representative and, by virtue of the Written Consent or delivery of the Required Equity Documentation (or, with respect to any holder of Company Options, the execution and delivery of the corresponding Option Termination Agreement or with respect to any holder of Company Warrants the execution and delivery of the corresponding Warrant Termination Agreement, and the Exercise Documents), as applicable, the Securityholders (collectively, the “Acknowledging Parties”) acknowledge and understand that (i) the Buyer Parties and their respective Affiliates possess material nonpublic information regarding the Buyer Parties and the Parent Shares not known to the Acknowledging Parties, including (x) information received by principals and employees of the Buyer Parties in their capacities as directors, officers, significant members or Affiliates of the Buyer Parties, and (y) information received on a privileged basis from the attorneys and financial advisers representing the Buyer Parties and their respective governing bodies (collectively, the “Information”), and that the Buyer Parties are not disclosing the Information to the Acknowledging Parties.
9.18.2The Acknowledging Parties agree that no Buyer Party nor any Affiliates of any Buyer Party shall have any liability to the Acknowledging Parties, their respective Affiliates, grantors, heirs or beneficiaries, whatsoever relating to the Buyer Parties and the Parent Shares due to or in connection with the Buyer Parties’ use or non-disclosure of the Information, and the Acknowledging Parties irrevocably waive any claim relating to the Closing Merger Consideration (or the Transactions) or that the Acknowledging Parties might have based on the failure of the Buyer Parties to disclose the Information.
9.18.3Each of the Acknowledging Parties acknowledges and agrees that (a) except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by or on behalf of a Buyer Party pursuant to Section 6.2.3(e), no Buyer Party, nor any of their respective Affiliates, or its or their respective Representatives, that are not party to this Agreement (each, a “Nonparty Affiliate”) (or any other Person) makes, or has made, any representation or warranty, whether written or oral, expressed or implied, statutory or otherwise relating to a Buyer Party, or its or their businesses or operations or otherwise in connection with this Agreement or the Transactions (and any such representation or warranty is hereby expressly disclaimed by the Buyer Parties and the Acknowledging Parties). The Acknowledging Parties acknowledge and agree that they are not, and their respective Nonparty Affiliates are not, relying on or will rely on, any such representation or warranty, (b) no Person has been authorized by any Buyer Party to make any representation or warranty relating to a Buyer Party or its or their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Acknowledging Parties or any of their respective Affiliates or the Representatives of any of the foregoing as having been authorized by any Buyer Party (or any other Person) and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to any of the Acknowledging Parties or any of their respective Affiliates or the Representatives of any of the foregoing, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV, in any other Transaction Agreement or in any certificate delivered by or on behalf of any Buyer Party pursuant to Section 6.2.3(e).
Section 9.19Release. Effective as of the Closing and except in the case of Fraud committed by the Parent, Merger Sub One or Merger Sub Two, each Securityholder, Warrantholder, Optionholder (by virtue of the Written Consent or delivery of the applicable Required Equity Documentation), on behalf of itself and such Person’s successors and assigns (collectively, the “Securityholder Releasing Party”), hereby fully, irrevocably and unconditionally releases, acquits and forever discharges the Buyer Parties, their respective Affiliates (including, from and after the Closing, the Surviving Company and its Subsidiaries), and their respective current and former direct and indirect equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former or current equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Buyer Released Parties”) from any and all manner of actions, causes of action, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, that such Securityholder Releasing Party has, had, or may have, in any capacity, against any Buyer Released Party, whether directly or derivatively through another Person, arising contemporaneously with or prior to the Transactions, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date arising out of or related to the Company, its Affiliates and its or their respective officers, directors and Representatives or the Transactions (the “Securityholder Released Claims”); provided, that Securityholder Released Claims shall not include (a) the rights of any Securityholder Releasing Party set forth in or arising under any provisions of this Agreement or any other Transaction Agreement (including claims for Fraud committed by the Parent, Merger Sub One or Merger Sub Two), (b) any rights to indemnification or advancement of expenses to which the current and former directors and officers of the Company are entitled pursuant to this Agreement or the Company’s Organizational Documents (subject to Section 5.6), (c) with respect to any Participating Securityholder that is an individual, any claims related to earned (or accrued) and unpaid wages, bonuses, reimbursements and benefits that such Participating Securityholder may have as a result of his or her employment by any Group Company on or prior to the Closing Date, or his or her engagement by any Group Company as an independent contractor, consultant or other service provider on or prior to the Closing Date, and (d) any matters that cannot be released as a matter of Law. In furtherance of the foregoing, each Securityholder Releasing Party hereby waives and agrees not to assert any rights under any Law to the effect that a general release does not extend to claims that the creditor does not know or suspect at the time of executing the release, including Section 1542 of the California Civil Code.
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[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.
YORK SPACE SYSTEMS, INC.

By: /s/ Dirk Wallinger
 Name: Dirk Wallinger
Title: President and Chief Executive Officer

PROJECT MORPHEUS MERGER SUB I, INC.

By: /s/ Dirk Wallinger
 Name: Dirk Wallinger
Title: President and Chief Executive Officer

PROJECT MORPHEUS MERGER SUB II, LLC,

By: /s/ Dirk Wallinger
 Name: Dirk Wallinger
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.
ALL.SPACE HOLDINGS, INC.

By: /s/ Paul McCarter
 Name: Paul McCarter
Title: President

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.
SHAREHOLDER REPRESENTATIVE SERVICES LLC

By: /s/ Justin Davis
 Name: Justin Davis
Title: Director, Deal Intake